Exhibit 2.1
HIGHLY CONFIDENTIAL
FINAL VERSION
NOTE: Information in this document marked with an “[*]” has been omitted and filed separately with the Commission. Confidential Treatment has been requested with respect to the omitted portions.
SHARE AND ASSET PURCHASE AND SALE AGREEMENT
by and among
INSIDE CONTACTLESS S.A.,
ATMEL CORPORATION
and solely for purposes of Section 2.2,
ATMEL ROUSSET S.A.S.
Dated: June 25, 2010

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(Continued)

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(Continued)

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(Continued)

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(Continued)

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SCHEDULES*

Schedule 1	Property
Schedule 1.1(a)	Accounting Principles
Schedule 1.1(b)	Products (Business Products, Existing Products and Roadmap Products)
Schedule 1.1(c)	Current Assets and Current Liabilities
Schedule 1.1(d)	Form of Working Capital Statement
Schedule 2.2(a)	France Transferred Equipment
Schedule 2.2(b)	Funded Projects
Schedule 2.2(c)	France Transferred Technology
Schedule 2.2(d)	Atmel France Employees
Schedule 2.3(b)(i)(A)	France Transferred Contracts
Schedule 2.3(b)(i)(B)	Consortium Agreements
Schedule 2.3(b)(ii)(A)(1)	Transferred Patents
Schedule 2.3(b)(ii)(A)(2)	Transferred Copyrights
Schedule 2.3(b)(ii)(B)	Transferred Trademarks
Schedule 2.3(b)(ii)(C)	Transferred Technology
Schedule 2.3(b)(ii)(D)	Atmel Transferred Contracts
Schedule 2.3(b)(iii)(B)(2)	Atmel Sarl Transferred Contracts
Schedule 2.3(b)(iv)	ACP Equipment
Schedule 2.5(a)(ii)	Restricted IPR
Schedule 3.1(a)	Licensed Patents
Schedule 3.8	Licensed Trademarks
Schedule 3.12	Limited Licensed-Back Patents
Schedule 12.5(h)	Atmel Taiwan Employees and Atmel Paris Employees
Schedule 12.22	Atmel Philippines Authorizations
Schedule 12.23	Buyer Philippines Authorizations

*	Such attachments to the Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Atmel Corporation hereby undertakes to provide to the Securities and Exchange Commission copies of such documents upon request; provided, however, that Atmel Corporation reserves the right to request confidential treatment for portions of any such documents.

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EXHIBITS*

Exhibit A:	Form of Escrow Agreement
Exhibit B:	Form of Core License Agreement
Exhibit C:	Form of Wafer Purchase Agreement
Exhibit D:	Signed LFoundry Term Sheet
Exhibit E:	Form of Foundry Agreement
Exhibit F:	Form of Probe and Test Services Agreement
Exhibit G:	Form of Transition Services Agreement
Exhibit H:	Form of IT Apps License Agreement
Exhibit I:	Form of Standard Cell Library License Agreement
Exhibit J:	Form of Lease Agreement
Exhibit K:	Form of Contribution Agreement
Exhibit L:	Form of Vault-IC Articles of Association
Exhibit M:	Atmel Disclosure Schedule
Exhibit N:	Buyer Disclosure Schedule
Exhibit O:	Investment Agreement

*	Such attachments to the Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Atmel Corporation hereby undertakes to provide to the Securities and Exchange Commission copies of such documents upon request; provided, however, that Atmel Corporation reserves the right to request confidential treatment for portions of any such documents.

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SHARE AND ASSET PURCHASE AND SALE AGREEMENT
     SHARE AND ASSET PURCHASE AND SALE AGREEMENT, dated as of the date of last signature on the signature page hereto, by and among:
               (i) Inside Contactless S.A., a French société anonyme à directoire et conseil de surveillance governed by the laws of France registered with the registry of commerce and companies of Aix-en-Provence under number 399 275 395 (“Buyer”);
               (ii) Atmel Corporation, a Delaware corporation, with its principal place of business at 2325 Orchard Parkway, San Jose, CA 95131, USA (“Atmel”); and
               (iii) Atmel Rousset S.A.S., a French société par actions simplifiée governed by the laws of France registered with the Registre du commerce et des sociétés of Aix-en-Provence under trade number 333 353 738 (“Atmel France”), solely for purposes of Section 2.2.
RECITALS
     WHEREAS, Atmel France and Atmel UK currently operate the Business (as defined below);
     WHEREAS, prior to the Closing, Atmel France will incorporate a company, which will be a French société par actions simplifiée registered with the registry of commerce and companies of Paris, France, with its registered office located at Paris, France (“Vault-IC”);
     WHEREAS, upon its incorporation, Vault-IC will have a share capital of one thousand Euros (€1,000) divided into one thousand (1,000) Vault-IC Shares with a nominal value of one euro (€1) each (the “Vault-IC Shares”);
     WHEREAS, upon its incorporation, an election will be made to treat Vault-IC as an entity disregarded as separate from its owner for US federal income tax purposes under Section 7701 of the United States Internal Revenue Code of 1986, as amended, and United States Treasury Regulation § 301.7701-3 (a “check-the-box election”), effective as of the date of its formation;
     WHEREAS, as of the Incorporation Date and the Closing Date, the Vault-IC Shares will represent the entire share capital of Vault-IC;
     WHEREAS, prior to the Closing, pursuant to the Contribution Agreement and as provided by French Law, (i) Atmel France shall cause all of its Assets (other than Excluded Assets) related to the Business and all of its Assumed Liabilities (other than Excluded Liabilities) related to the Business to be transferred and assigned to Vault-IC, (ii) Vault-IC shall absolutely and irrevocably assume and be solely liable and responsible for, and thereafter pay, perform and discharge when due all of such

Assumed Liabilities, and (iii) pursuant to Article L. 1224-1 of the French Labor Code, all of the Atmel France Employees (as defined below) shall transfer to Vault-IC by operation of law (such series of transactions referred to herein as the “Dropdown”);
     WHEREAS, Buyer desires to purchase from Atmel and certain of its direct and indirect Subsidiaries, Atmel Europe SARL (“Atmel Paris”), ACP Test Co., Inc. (“ACP”), Atmel Switzerland Sarl (“Atmel Switzerland”), Atmel Sarl (“Atmel Sarl”) and Atmel Taiwan Ltd. (“Atmel Taiwan”) (such Subsidiaries collectively referred to herein as the “Selling Subsidiaries”), and Atmel and the Selling Subsidiaries desire to sell to Buyer, upon the terms and subject to the conditions hereinafter set forth, (i) the Business, (ii) all of the issued and outstanding Vault-IC Shares and (iii) the entire issued share capital of Atmel Smart Card ICS Limited, a private company with liability limited by shares incorporated in England and Wales with the Company Number 3693883 and its registered office at Level 1, Exchange House, Primrose Street, London EC2A 2HS (“Atmel UK”);
     WHEREAS, prior to the Incorporation Date, the works council of Atmel France has been informed and consulted and has issued an opinion (avis) with respect to the Contemplated Transactions (as defined below), including, without limitation, the incorporation of Vault-IC, the Dropdown (including the transfer by operation of law of the Atmel France Employees to Vault-IC) and the sale by Atmel France, and the purchase by Buyer, of the Vault-IC Shares (the “Opinion”);
     WHEREAS, prior to the Closing, the Board of Directors of Atmel shall have authorized and approved this Agreement, the Ancillary Agreements and the Contemplated Transactions, which approval shall be requested after the date on which the Opinion is issued;
     WHEREAS, the Business as acquired hereunder by Buyer will be owned and operated by Buyer after the Closing; and
     WHEREAS, concurrently with or prior to the closing of the transactions contemplated hereby, Atmel, the Selling Subsidiaries and/or their respective Affiliates, as applicable, and Buyer and/or its Affiliates, as applicable, shall enter into all of the Ancillary Agreements.
     NOW THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties hereto agree as follows:
ARTICLE I
DEFINITIONS AND RULES OF CONSTRUCTION
     1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:
     “Accounting Expert” has the meaning set forth in Section 2.9(d).
     “Accounting Principles” means the financial and accounting principles, practices and policies set forth on Schedule 1.1(a).

     “ACP Equipment” means all Fixed Assets owned by ACP, used exclusively in the Business as of the Closing and which if material is listed on Schedule 2.3(b)(iv).
     “ACP” has the meaning set forth in the Recitals.
     “Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 30% or more of the securities having ordinary voting power for the election of directors of such Person or (b) direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise.
     “Agreed Final Net Balance” has the meaning set forth in Section 2.9(d).
     “Agreement” means this Share and Asset Purchase and Sale Agreement.
     “Ancillary Agreements” means the documents being executed and delivered in connection with this Agreement and the transactions contemplated hereby, including, without limitation, the Escrow Agreement, the Core License Agreement, the Wafer Purchase Agreement, the Signed LFoundry Term Sheet, the Foundry Agreement, the Probe and Test Services Agreement, the Transition Services Agreement, the IT Apps License Agreement, the Standard Cell Library License Agreement, the Lease Agreement, the Contribution Agreement and any other agreements or documents as may be mutually agreed by the Parties hereto in connection with the Contemplated Transactions.
     “Annex A Contracts” has the meaning set forth in Section 7.6(m).
     “Assets” has the meaning set forth in Section 2.3(b). For the avoidance of doubt, the term “Assets” does not include the UK Ordinary Shares and the Vault-IC Shares being sold pursuant to this Agreement.
     “Assumed Liabilities” has the meaning set forth in Section 2.6.
     “Atmel Disclosure Schedule” means the disclosure schedule of even date herewith delivered by Atmel to Buyer in connection with the execution and delivery of this Agreement.
     “Atmel Foundry” means a foundry owned by Atmel that is identified as an Atmel Foundry on Exhibit D attached to the Core License Agreement, provided that in the event that an Atmel Foundry is later sold to a third party, it will then be deemed to be and will be treated as an Authorized Foundry for the purposes of this Agreement.
     “Atmel France Employees” means the Business Employees of Atmel France, who, following the effective date of the Dropdown (including the transfer by operation of law of the Atmel France Employees to Vault-IC), will become employees of Vault-IC.

     “Atmel France” has the meaning set forth in the Preamble.
     “Atmel Indemnitees” has the meaning set forth in Section 16.3(a).
     “Atmel Paris Employees” means the Business Employees who are employees of Atmel Paris as of the Closing.
     “Atmel Paris” has the meaning set forth in the Recitals.
     “Atmel Sarl Transferred Contracts” means the Contracts listed on Schedule 2.3(b)(iii)(B)(2).
     “Atmel Sarl” has the meaning set forth in the Recitals.
     “Atmel Switzerland” has the meaning set forth in the Recitals.
     “Atmel Taiwan Employees” means the Business Employees who are employees of Atmel Taiwan as of the Closing.
     “Atmel Taiwan” has the meaning set forth in the Recitals.
     “Atmel Transferred Contracts” means the Contracts listed on Schedule 2.3(b)(ii)(D).
     “Atmel UK Employees” means all of the employees of Atmel UK.
     “Atmel UK” has the meaning set forth in the Recitals.
     “Atmel” has the meaning set forth in the Preamble.
     “Atmel’s Taxes” means (a) all amounts of or in respect of Taxes of Atmel, Transferred Entities and the Selling Subsidiaries with respect to taxable periods ending on or before the Closing Date and (b) the Pre-Closing Date Share of all amounts of or in respect of Taxes of Atmel, Transferred Entities and the Selling Subsidiaries with respect to Straddle Periods; provided, that Atmel’s Taxes shall not include any Taxes to the extent (i) resulting from events or transactions occurring or deemed to occur or in respect of any gross receipts, income, profits or gains earned or accrued after the Closing Date, (ii) a provision or reserve in respect of which is made in the Final Working Capital (iii) which arise or are increased as a result only of any change in the law of Tax announced and coming into force after Closing or the withdrawal after Closing of any extra-statutory concession previously made by a Taxing Authority (iv) which would not have arisen but for a change after Closing in the accounting policies or bases adopted by any Transferred Entity or (v) which would not have arisen but for a voluntary act or transaction carried out by Buyer, any Affiliate of the Buyer or any Transferred Entity after Closing being an act which (x) is not in the ordinary course of business; or (y) could reasonably have been avoided.
     “Audited Balance Sheet” has the meaning set forth in Section 14.1(c).

     “Authorized Foundry” means the Atmel Foundries and Other Foundries identified in Exhibit D attached to the Core License Agreement, and any Subsequently Authorized Foundries. Atmel will authorize the Other Foundries to manufacture Licensed Products for Licensee using the applicable manufacturing process to the extent such manufacturing process is co-owned, or licensed to the Other Foundry, by Atmel.
     “Benefit Plan” means each pension plan, welfare plan and any other employment, bonus, profit sharing, deferred compensation, incentive compensation, stock ownership, stock option, stock purchase, performance, retirement, savings, stock bonus, excess benefit, supplemental unemployment, paid time off, perquisite, fringe benefit, vacation, sick leave, severance, disability, death benefit, hospitalization, medical, dental, life insurance, welfare benefit or any other written plan, program or arrangement, in each case, maintained or contributed to, or required to be maintained or contributed to, for the benefit of any present or former Employees, as required by applicable Laws, or pursuant to collective bargaining agreements or other contractual obligations.
     “Books and Records” has the meaning set forth in Section 12.6(a)(i).
     “Business” means Atmel’s current business of designing, developing, making, having made, selling, marketing, distributing and maintaining the Business Products, including the Existing Products, and designing and developing, Roadmap Products.
     “Business Assets” means all of the Assets and any assets of any kind or type owned by the Transferred Entities as of the Closing that are not Excluded Assets.
     “Business Customers” means customers of the Business who have entered into Contracts for or who have ordered, procured or purchased (through purchase orders or otherwise) products and services offered and sold in the Business.
     “Business Day” means any day other than a Saturday, Sunday or other than a day on which banks are closed in New York, New York, USA, London, UK or Paris, France. If any period expires on a day which is not a Business Day or any event or condition is required by the terms of this Agreement to occur or be fulfilled on a day which is not a Business Day, such period shall expire or such event or condition shall occur or be fulfilled, as the case may be, on the next succeeding Business Day.
     “Business Employees” means the employees of Atmel France, Atmel Paris, Atmel Taiwan and Affiliates of Atmel (other than Atmel UK) who exclusively or primarily work for or whose functions are exclusively or primarily related to the Business and who will be transferred to Buyer or Vault-IC on or before the Closing as contemplated in Section 12.5.
     “Business IPR” means the Transferred IPR and any other Intellectual Property Rights owned by or licensed to the Transferred Entities as of the Closing.
     “Business Material Adverse Effect” means any effect that is or is reasonably likely to be materially adverse to the business, assets, liabilities, operations or financial condition of the Business taken as a whole; provided, that none of the following events, changes, developments, effects, conditions, circumstances, matters, occurrences or state of facts shall be taken into account in determining whether there has been or may be a Business Material Adverse Effect: (i) any changes or developments occurring as a result of general financial or securities markets conditions, general economic or business conditions, or general political or regulatory conditions in the US or in other countries or economies or in the international context, (ii) any act of war, armed hostilities or terrorism, (iii) any change or development in the industry which the Business operates, (iv) any change in Law or UK GAAP or the interpretation or enforcement of either, (v) the negotiation, execution, delivery, performance or public announcement of this Agreement (including, without limitation, any litigation related thereto and/or any adverse change in customer, employee, works council, union, supplier, financing source, licensor, licensee, stockholder, joint venture partner or any other similar relationships), (vi) any change resulting from the failure of Buyer to consent to any acts or actions requiring Buyer’s consent under this Agreement and for which Atmel has sought such consent, (vii) any failure of Atmel or any of its Affiliates to meet, with respect to any period or periods, any internal or industry analyst projections, forecasts, estimates of earnings or revenues, or business plans, (viii) any change, in and of itself, in the market price or trading volume of Atmel’s common stock or (ix) events or conditions that are beyond reasonable control, including, without limitation, any Act of God, strike, work stoppage or slow down, sit-in, factory occupation or other labor unrest, civil disturbance, weather conditions, or other interruption, except, in the case of clauses (i), (iii) or (iv), to the extent such events, changes, developments, effects, conditions, circumstances, matters, occurrences or state of facts have a materially disproportionate effect on the Business, taken as a whole, relative to other Persons engaged in the industry which the Business operates, then, the incremental impact of such events, changes, developments, effects, conditions, circumstance, matters, occurrences or state of facts on the Business relative to other participants in the industry which the Business operates shall be taken into account for purposes of determining whether a Business Material Adverse Effect has occurred or is reasonably expected to occur.
     “Business Products” means the products sold by the Business as of the date hereof as listed on Schedule 1.1(b) hereto.
     “Business Technology” means the Transferred Technology and any other Technology owned by a Transferred Entity as of the Closing.
     “Buyer Capital Stock” has the meaning set forth in Section 11.5.
     “Buyer Capitalization Table” has the meaning set forth in Section 11.5.
     “Buyer Disclosure Schedule” means the disclosure schedule of even date herewith delivered by Buyer to Atmel in connection with the execution and delivery of this Agreement.
     “Buyer Indemnitees” has the meaning set forth in Section 16.3(b).
     “Buyer Investors” has the meaning set forth in Section 11.5.

     “Buyer Licensees” means Buyer and its Subsidiaries (including the Transferred Entities and their respective successors).
     “Buyer Material Adverse Effect” means (i) a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby and fulfill its obligations hereunder or (ii) any fact, event or circumstance that would be reasonably likely to delay in any material respect the consummation of the transactions contemplated hereby.
     “Buyer Shares” has the meaning set forth in Section 11.5.
     “Buyer” has the meaning set forth in the Preamble.
     “Closing Date Consideration Amount” means Thirty-Seven Million US dollars (US$37,000,000) minus the Escrow Amount, as adjusted pursuant to Section 2.9(a).
     “Closing Date” has the meaning set forth in Section 2.1.
     “Closing” has the meaning set forth in Section 2.1.
     “Code” means the Internal Revenue Code of 1986, as amended from time to time, or corresponding provisions of subsequent superseding federal revenue Laws.
     “Competing Business” means (A) the sale or licensing of: (i) Smart Cards or Secure Microcontrollers specifically designed for incorporation into Smart Cards, except for pay TV application specific integrated circuits (“ASICs”) for NDS; or (ii) the Secure AVR Core, devices incorporating the Secure AVR Core or Secure Microcontrollers that are fully binary code compatible with the Secure AVR Core, or (iii) Stand-alone devices that serve solely as readers of Smart Cards using the ISO 7816 standard; or (B) the express grant of a license to a third party to use the Standard AVR Core in a Smart Card.
     “Confidential Information” has the meaning set forth in Section 12.26(d).
     “Confidentiality Agreement” means the Confidentiality Agreement between Atmel and Buyer dated February 14, 2010.
     “Consortium Agreements” means the agreements, terms and conditions and other arrangements related to and entered into as part of the Funded Projects and listed on Schedule 2.3(b)(i)(B).
     “Contemplated Transactions” means the transactions and series of transactions contemplated by this Agreement and the Ancillary Agreements.
     “Contract” means any written agreement, contract, license, purchase order, obligation or commitment to which a party thereto is bound.

     “Contribution Agreement” means the Contribution Agreement, between Atmel France and Vault-IC, substantially in the form attached hereto as Exhibit K.
     “Copyable Technology” means tangible embodiments and tangible forms of technology, other than Equipment, capable of being copied without incurring material costs, such as documents, works of authorship, files, Software, lab notebooks and designs.
     “Copyrights” has the meaning set forth in the definition of Intellectual Property Rights.
     “Core License Agreement” means the Core License Agreement by and between Atmel and Buyer, substantially in the form attached hereto as Exhibit B.
     “Current Assets” means the aggregate sum of the line items as set forth on Schedule 1.1(c) attached hereto, which shall represent the actual current assets of the Business, including, but not limited to cash held by Atmel UK, deferred expenses, prepaid expenses and Inventory and Other Current Assets; provided that inventory shall be stated on a gross cost basis, excluding any financial reserves.
     “Current Liabilities” means the aggregate sum of the line items as set forth on Schedule 1.1(c) attached hereto, which shall represent the actual current liabilities of the Business, including, but not limited to trade account payables, accrued liabilities, deferred revenue, accrued short term employee related obligations and accrued taxes other than income tax.
     “Deductible” has the meaning set forth in Section 16.3(c)(i).
     “Designated IP Claim Liability Cap” has the meaning set forth in Section 16.2(b)(ii).
     “Designated IP Claim” has the meaning set forth in Section 7.6(d) of the Atmel Disclosure Schedule.
     “Designated IP Losses” has the meaning set forth in Section 16.2(b)(i).
     “Direct Cost of Sales” means all direct manufacturing costs associated with the Business, including wafers, assembly, probe, test and finishing, freight and shipping, and royalties (excluding, for the avoidance of doubt, those royalties paid to Atmel), inventory writedowns, piece parts, module costs, and standard cost of sales for timing cut-off adjustments.
     “Dispute Notice” has the meaning set forth in Section 18.12(a).
     “Dropdown” has the meaning set forth in the Recitals.
     “Earnings” means, for any Earnout Period, (A) all net revenue that, in accordance with US GAAP, is or should be recognized or recorded by Buyer and its Subsidiaries and that is attributable to the Business minus (B) all Direct Cost of Sales applicable to the net revenue of the Business; except that any amount of Losses incurred by any of the Buyer Indemnitees and paid or payable by

Atmel to any Buyer Indemnitee pursuant to any claim for indemnification under Article XVI of this Agreement that constitute Direct Cost of Sales shall be added back to Direct Cost of Sales for the purposes of calculating the Earnings hereunder. For the avoidance of doubt, NFC-SIM products to be developed and marketed by Buyer and dual-interface products sold to the banking market will be excluded from both net revenue and the Direct Cost of Sales.
     “Earnout Dispute Notice” has the meaning set forth in Section 2.10(c).
     “Earnout Dispute Period” has the meaning set forth in Section 2.10(c).
     “Earnout Dispute” has the meaning set forth in Section 2.10(c).
     “Earnout Expiration Date” means December 31, 2011.
     “Earnout Payment” means the 2010 Earnout Payment, the 2011 Earnout Payment and the 2011 Additional Earnout Payment.
     “Earnout Period” means each of the 2010 Earnout Period and the 2011 Earnout Period.
     “Earnout Statement” has the meaning set forth in Section 2.10(b).
     “Earnout Targets” means the 2010 Earnout Target and the 2011 Earnout Target.
     “Effective Date” means the date of the Core License Agreement.
     “Employee Advances” means loans or advances to any officer, director, employee or agent with respect to the Business.
     “Employee Liabilities” means liabilities related to salaries, benefits, and other compensation related amounts due to Employees or due to be paid to third parties on behalf of such Employees. These liabilities include, but are not limited to, earned but unpaid salaries or bonuses, accrued vacation, social taxes, employer-paid profit sharing, pension payments, contributions withheld from employee pay to be remitted, and other similar items relating to the Employees.
     “Employees” means the Business Employees and the Transferred Entity Employees.
     “End Date” has the meaning set forth in Section 17.1(c).
     “Environmental Law” means any Law or other legal requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any Law relating to emissions, discharges, releases or threatened releases of Hazardous Materials or otherwise relating to the processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

     “Equipment” means all machinery, equipment, tools, furniture and furnishings, leasehold improvements, vehicles, office equipment and supplies, computers and related equipment, telephones, telecopiers, and other similar fixed assets of any kind purchased or leased from third parties.
     “Equity Investment” has the meaning set forth in Section 11.12.
     “Escrow Account” means the segregated account at JP Morgan Chase Bank, N.A. in which the Escrow Amount will be deposited at Closing.
     “Escrow Agent” means the escrow agent, whose name is set forth in the Escrow Agreement.
     “Escrow Agreement” means the Escrow Agreement among Atmel, Buyer and the Escrow Agent, substantially in the form attached hereto as Exhibit A.
     “Escrow Amount” means Five Million US dollars (US$5,000,000).
     “Excluded Assets” has the meaning set forth in Section 2.5(a).
     “Excluded Liabilities” has the meaning set forth in Section 2.7.
     “Excluded Technology” means (i) any Technology licensed or made available by Atmel or the Selling Subsidiaries to Buyer or any Transferred Entity under any Ancillary Agreement, (ii) any Technology in any design, software (including net lists, RTL, and GDSII) component, part or device which otherwise is or will be generally available from Atmel, or the Selling Subsidiaries or a third party and that has in the past been generally made available to the Business by such third party or an Atmel Subsidiary (other than the Transferred Entities) in the ordinary course, or (iii) any Process Technology; and (iv) copies of any Copyable Technology retained by Atmel or the Selling Subsidiaries that is Transferred Technology. It is understood that any Technology provided or licensed to Atmel pursuant to the Core License Agreement or the Standard Cell Library License Agreement, and any Technology in the possession of Atmel UK that is not related to the Business or the Licensed Products, shall be deemed Excluded Technology.
     “Exclusivity Period” has the meaning set forth in Section 12.21.
     “Existing Product” means a product listed as such on Schedule 1.1(b) hereto.
     “Existing Secure Product” has the meaning set forth in the Core License Agreement.
     “Final Determination” has the meaning set forth in Section 2.10(c).
     “Final Working Capital Statement” means a net working capital statement setting forth the Current Assets and Current Liabilities as of the opening of business on the Closing Date (without giving effect to the Closing), prepared in accordance with the Accounting Principles, with the exception that inventory shall be stated on a gross cost basis, excluding any financial reserves.

     “Final Working Capital” has the meaning set forth in Section 2.9(b).
     “Financial Statements” has the meaning set forth in Section 7.7(a).
     “Finished Goods” means those assets of the Business consisting of silicon wafers completed, tested and in inventory for sale to Business Customers.
     “Fixed Assets” means all equipment, tools and other fixed assets used in the Business and as listed on the fixed assets registry of Atmel UK, Atmel France or ACP as of the date hereof and all additional equipment, tools and other fixed assets purchased, acquired or otherwise added to the fixed assets registry of Atmel UK, Vault-IC and ACP before the Closing Date.
     “Foundry Agreement” means the Foundry Agreement between Buyer and Atmel, substantially in the form attached hereto as Exhibit E.
     “France Employees” means (i) the Business Employees who are employees of Atmel Paris or (ii) employees of Atmel France who, following the effective date of the Dropdown, will be employees of Vault-IC.
     “France Transferred Contracts” means the Contracts listed on Schedule 2.3(b)(i)(A).
     “France Transferred Equipment” means all of the Fixed Assets owned by Atmel France used exclusively in the Business as of the Closing (whether material or not), each of which are listed or generally described in Schedule 2.2(a) as required by French Law applicable to asset transfers (apport simple).
     “France Transferred Technology” means the Transferred Technology owned by Atmel France listed on Schedule 2.2(c).
     “France” means the French Republic (République Française).
     “French Governmental Consents” has the meaning set forth in Section 5.4(a).
     “French Property” has the meaning set forth in Section 5.6(a).
     “Funded Projects” means the projects exclusively related to technology development for the Business and listed on Schedule 2.2(b), funded or subsidized by Government Authorities in France pursuant to which Atmel France receives rights and benefits for technology research and development, including reimbursement of costs or grants of money.
     “Future Form Factor Product” means a personally portable device that is powered solely from an external host power source (except in the case of an NFC Secure Element) or by an RF signal and that is designed, marketed and sold solely for personal use by the end customer to implement a secure transaction, which device incorporates a Secure Microcontroller that is certified at common criteria EAL 4+ or higher, has received EMVco certification, or is certified under another comparable security standard at time of sale by Licensee.
     “Governmental Authority” means any nation or government, any foreign or domestic federal, state, regional, provincial, county, local, municipal or other political instrumentality, agency, body, authority or subdivision thereof and any foreign or domestic entity or body exercising executive, legislative, judicial, regulatory, administrative or taxing functions of or pertaining to government, including any court or tribunal.
     “GPEC Agreements” has the meaning set forth in Section 12.5(c).
     “Hazardous Materials” means any substance that is currently regulated by any Environmental Law and that is otherwise an imminent threat of damage, a damage, a danger to health, reproduction or the environment.
     “Income Taxes” means all federal, state, local and foreign (a) Taxes that are based on or measured by income (or that include as one of their alternative bases a Tax based on or measured by income), and (b) franchise Taxes.
     “Incorporation Date” has the meaning set forth in Section 12.17.
     “Indebtedness” means all indebtedness of the Business or Atmel UK for borrowed money; provided, that Indebtedness shall not include (a) accounts payable to trade creditors and deferred revenues arising in the Ordinary Course, (b) the endorsement of negotiable instruments for collection in the Ordinary Course, and (c) capitalized lease obligations or liabilities.
     “Indemnitee” has the meaning set forth in Section 16.3(d)(i).
     “Indemnitor” has the meaning set forth in Section 16.3(d)(i).
     “Intellectual Property Rights” or “IPR” means rights anywhere in the world, whether registered or unregistered, arising under or associated with (a) Patents, (b) trade and business names, trademarks, service marks, logos and related registrations and applications therefor (including as the context requires, all goodwill associated with any of the foregoing) (“Trademarks”), (c) copyrights and equivalent rights, moral rights and rights in works of authorship (“Copyrights”), and (d) registered designs, design rights, mask work, semiconductor and other topography rights and utility models, databases, domain names, and (e) trade secrets and equivalent rights in confidential know-how and technology or other confidential, technical and/or proprietary information (“Trade Secrets”), and (f) all applications for and registrations of any of the foregoing anywhere in the world. Intellectual Property Rights shall not include express or implied rights and licenses under contract.
     “Inventory” means those assets of the Business comprising the inventory of Finished Goods and WIP relating to the Existing Products owned by Atmel Switzerland.

     “Investment Agreement” means the Investment Agreement, among Buyer, Atmel, Gimv, Adviesbeheer Gimv Technology 2004 NV, FCPR Sofinnova Capital V and the other parties thereto as attached hereto as Exhibit O.
     “IP Agreement” means any Contract currently in effect between Atmel, a Selling Subsidiary or a Transferred Entity and a third party under which either (i) such third party licenses Intellectual Property Rights to Atmel or such Selling Subsidiary or Transferred Entity that are material to the Business; or (ii) Atmel, a Selling Subsidiary or Transferred Entity has licensed to such third party material Transferred IPR (other than non-exclusive licenses granted in the ordinary course of business related to the manufacture or sale of products).
     “IT Apps License” means the IT Apps License, among Atmel, Buyer and Buyer’s Affiliates, substantially in the form attached hereto as Exhibit H.
     “JAMS Rules” has the meaning set forth in Section 18.12(a).
     “JAMS” has the meaning set forth in Section 18.12(a).
     “Knowledge of Atmel” means the actual knowledge of any of the following personnel of Atmel, and such knowledge any such person would have after reasonable inquiry and investigation: Jean Vaylet, Christian Fleutelot and Andy Bear; and, solely for the purposes of Section 7.6 (Intellectual Property), the actual knowledge of any of the following personnel of Atmel, and such knowledge any such person would have after reasonable inquiry and investigation of the matters set forth in Section 7.6 (Intellectual Property) it being understood that with respect to Sections 7.6(d) and 7.6(g), 7.6(k), and 7.6(l) reasonable inquiry and investigation does not imply any obligation or duty to conduct any freedom to operate, infringement or other inquiry or investigation or to engage counsel to perform any of the same: Leo Merken, Sheri Frank, Steve Shumann, Christian Fleutelot, Laurent Paris and Ewart Gray, it being understood that nothing in this Agreement obligates any person to reveal information or material subject to the attorney-client privilege, work product doctrine or any other applicable privilege.
     “Knowledge of Buyer” means the actual knowledge of any of the following personnel of Buyer, and such knowledge any such person would have after reasonable inquiry and investigation: Remy de Tonnac, Richard Vacher Detourniére and Pascal Didier.
     “Laws” means all laws, Orders, statutes, codes, regulations, ordinances, decrees, rules, or other requirements with similar effect of any Governmental Authority.
     “Lease Agreement” has the meaning set forth in Section 12.20(c).
     “Liability Cap” has the meaning set forth in Section 16.3(c)(i).
     “License-Back Other IPR” means (i) the Transferred Other IPR, and (ii) any and all Intellectual Property Rights (other than Patents and Trademarks) owned or licensable (without the consent of or material payment of any consideration to any third party) by the Transferred Entities immediately following the Closing, or if such Intellectual Property Rights (other than Patents and Trademarks) are transferred after the Closing, at the point in time immediately following such transfer.
     “License-Back Patents” means any Transferred Patents and any Patent that claims priority from any Transferred Patents, and any Patent filed by Buyer, the Transferred Entities or any Affiliate of any of the foregoing within eighteen (18) months of the Closing Date that is based on or arising from any Transferred Technology or any invention owned by either of the Transferred Entities as of the Closing Date.
     “Licensed Field” means the field of designing, developing, making, having made, marketing distributing and selling or maintaining Licensed Products.
     “Licensed IPR” means the Licensed Patents, Licensed Other IPR and Licensed Trademarks.
     “Licensed Modifications” means Security modifications to the Secure AVR Core design, at the RTL level, gate level or layout level that either (i) add or upgrade (by replacement or otherwise) existing Security features in the Secure AVR Core, or are to mitigate newly discovered Security attacks, or (ii) are to allow the Secure AVR Core to properly function with changes made to the Licensed Secure Product, external to the Secure AVR Core, in order to add or upgrade (by replacement or otherwise) existing Security features in the Licensed Secure Product or to mitigate newly discovered Security attacks, provided that in no event shall “Licensed Modifications” include (A) any modification (including without limitation adding or removing instructions) to the Secure AVR Core instruction set, or (B) any modification to the architecture or function of the Secure AVR Core. By way of example, removal of security features of the Secure AVR Core is not a Licensed Modification.
     “Licensed Other IPR” means all Intellectual Property Rights owned or licensable (without the consent of or material payment of any consideration to any third party) by Atmel or the Selling Subsidiaries as of the Closing, that are embodied by any of the Transferred Technology and used in the operation of the Business as of the Closing, other than (i) Patents, (ii) Trademarks, (iii) Business IPR, (iv) Restricted IPR and (v) Separately Provided IPR.
     “Licensed Patents” means the Patents (including Patent applications) identified on Schedule 3.1(a), and such other Patents, including Patents that claim priority from any of the Patents listed on such Schedule filed within eighteen (18) months of the Closing Date that are required to be added to such Schedule as such Schedule is amended in accordance with Section 3.8 or 3.11.
     “Licensed Product” means Smart Secure Products and functionally similar products, and new versions, enhancements and improvements thereof.
     “Licensed Secure Microcontroller” means a Secure IC made by an Authorized Foundry for Licensee that (i) is a Secure Microcontroller in which the primary purpose of the Secure AVR Core is to enable Security, (ii) at the time of Sale by Licensee is certified at common criteria EAL 4+ or higher, and (iii) either (A) is an Existing Secure Product, or (B) both (1) a Roadmap Secure Product

(or a version of a Roadmap Secure Product that includes only the following changes: corrections to make the product conform to specifications as of the Effective Date or modifications to the memory configuration of the product) and (2) is submitted for certification within the Secure Microcontroller Commercialization Term; provided, that such Secure IC is released for commercial Sale no later than six (6) months after the end of the Secure Microcontroller Commercialization Term.
     “Licensed Secure Product” means a Licensed Secure Microcontroller and/or a Licensed Smart Secure Chip.
     “Licensed Smart Secure Chip” means a Secure IC made by an Authorized Foundry for Licensee that (i) is designed, manufactured, and Sold solely for the purpose of incorporation by the purchaser into a Smart Secure Product, and (ii) either (A) is an Existing Secure Product, or (B) is a new product submitted for certification within the Smart Secure Chip Commercialization Term; provided, that such Secure IC is released for commercial Sale no later than six (6) months after the end of the Smart Secure Chip Commercialization Term.
     “Licensed Trademarks” means the Trademarks identified on Schedule 3.8.
     “Licensee Party” has the meaning set forth in Section 3.7(a).
     “Licensee” means Buyer and/or its current and future wholly-owned Subsidiaries.
     “Licensor Party” has the meaning set forth in Section 3.7(a).
     “Lien” means any lien, security interest, pledge or other similar encumbrance.
     “Limited License-Back Patents” means those Patents on Schedule 3.12, as such Schedule is created in accordance with Section 3.12.
     “Litigation” means any action, suit, litigation, arbitration proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving any court or other Governmental Authority or any arbitrator or arbitration panel.
     “Loss” or “Losses” means all claims, losses, liabilities, damages, costs and expenses, including, without limitation, reasonable attorneys’ fees; provided, that (i) Losses shall not include consequential damages, special damages, punitive damages or lost profit and other indirect damages; provided, however, that in the event any Losses are incurred by the Atmel Indemnitees arising out of or relating to breach or violation by Buyer of its covenants and agreements contained in Section 12.5(a) or (c) of this Agreement, Atmel’s Losses shall include any damages suffered by directors, officers or employees of Atmel as a result of Buyer’s breach or violation thereof as enforced in the US against such individual directors, officers or employees and (ii) for purposes of computing Losses incurred by an Indemnitee, there shall be deducted an amount equal to the amount of any insurance proceeds, indemnification payments, contribution payments or reimbursements, and any Tax benefits, actually received or receivable by such Indemnitee or any of such Indemnitee’s Affiliates in connection with such Losses or the circumstances giving rise thereto.
     “Net Balance” means the difference between the Current Assets and the Current Liabilities.
     “NFC Secure Element” means a Secure IC that (i) is sold in die form, (ii) is certified at common criteria EAL 4+ or higher, has received EMVco certification, or is certified under another comparable security standard at the time of sale by Licensee; and (iii) has, as its sole external interface, a secure integrated digital interface to a Near Field Communication standard (“NFC”) integrated circuit (or a functionally equivalent near field communication integrated circuit).
     “Non-Compete Term” has the meaning set forth in Section 12.7(a).
     “Non-Copyable Technology” means tangible embodiments and tangible forms of technology other than Equipment not capable of being copied without incurring material costs, such as hardware, prototypes, models and reticles.
     “Open Purchase Orders” means Contracts with Business Customers or under purchase orders, offers to purchase or other purchase requests or commitments (such as RFQs) with Business Customers related exclusively to the Business and issued to Atmel Sarl for products manufactured and sold in the Business that remain unfulfilled or for which invoices have not been issued and products not yet shipped as of the Closing Date.
     “Opinion” has the meaning set forth in the Recitals.
     “Orders” means all judgments, orders, writs, injunctions, decisions, rulings, decrees and awards of any Governmental Authority.
     “Ordinary Course” means the ordinary course of business consistent with the past custom and practice of the Business as conducted by Atmel France and Atmel UK.
     “Other Current Assets” means receivables from employee loans and advances, non-trade accounts receivables, prepaid VAT, prepaid royalties, other prepayments and receivables from Government Authorities with respect to R&D grants and subsidies related to the Business.
     “Other Foundry” means each foundry not owned by Atmel that is identified as an Other Foundry on Exhibit D attached to the Core License Agreement.
     “Party” means any of the parties to this Agreement, and “Parties” means all of the parties to this Agreement.
     “Patents” means any issued patent or any pending patent application (including, without limitation, provisional patent applications, continuations, continuations in part, divisionals and reissues), or any similar intellectual property rights in any jurisdiction.

     “Permitted Lien” shall mean any (i) Lien in respect of Taxes, if due, the validity of which is being contested in good faith by appropriate proceedings during which collection or enforcement is stayed, or Liens in respect of Taxes not yet due and payable, (ii) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business, (iii) with respect to leasehold interests, mortgages and other Liens incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased real property, (iv) limitations on the rights of Atmel, any Selling Subsidiary or Transferred Entity under any Material Contract that are expressly set forth in such contract, (v) any non-exclusive licenses or non-exclusive grants to use any Intellectual Property Rights in ordinary course, (vi) any Lien in respect of capital and operating leases or similar arrangements, and (vi) any Lien which would not have, or would not be reasonably expected to have, a Business Material Adverse Effect.
     “Person” means any individual, person, entity, general partnership, limited partnership, limited liability partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative, association, works council, committee of works council, labor union, other employee representative body, foreign trust or foreign business organization.
     “PEZA” means the Philippine Economic Zone Authority.
     “Philippines” means the Republic of the Philippines (Republika ng Pilipinas).
     “Potential Transaction” has the meaning set forth in Section 12.21.
     “Pre-Closing Date Share” means (a) with respect to any Income Tax liability for a Straddle Period, the amount that would be due for the portion of the tax period beginning on the first day of the Straddle Period and ending on the Closing Date, based on an interim closing of the books as of the close of business on the Closing Date, and (b) with respect to any other Tax liability for a Straddle Period, the total amount due for the entire Straddle Period, multiplied by (x) the number of days in the Straddle Period on or before the Closing Date divided by (y) the total number of days in the Straddle Period.
     “Preliminary Earnout Payment” has the meaning set forth in Section 2.10(b).
     “Preliminary Working Capital Statement” means a net working capital statement including only those line items as set forth in Schedule 1.1(d) attached hereto, setting forth the calculation of the amount, if any, by which the Current Assets as of the opening of business on a date no later than five (5) Business Days prior to the Closing Date exceed the Current Liabilities as of the opening of business on a date no later than five (5) Business Days prior to the Closing Date prepared in accordance with the Accounting Principles, with the exception that inventory shall be stated on a gross cost basis, excluding any financial reserves, and to the extent such Current Assets and Current Liabilities exist with respect to the Business and should be accounted for as of the Closing Date in accordance with the Accounting Principles, with the exception that inventory shall be stated on a gross cost basis, excluding any financial reserves.
     “Preliminary Working Capital” has the meaning set forth in Section 2.9(a).

     “Probe and Test Services Agreement” means the Probe and Test Services Agreement between ACP and Buyer, substantially in the form attached hereto as Exhibit F.
     “Process Technology” means any semiconductor wafer manufacturing process Technology.
     “Project Nevis” means the transfer of backend operations from Atmel UK to ACP, completed as of August 19, 2009.
     “Project Nevis Redundancy Program” means the collective redundancy program implemented by Atmel UK as a part of Project Nevis from April 10, 2009 to August 28, 2009, pursuant to which 63 former employees of Atmel UK were terminated.
     “Property” means the underlying land and Building 0 and the parking spaces situated on such land and near such building, which land and building are described in Schedule 1 to this Agreement.
     “Purchase Price” has the meaning set forth in Section 2.8.
     “Real Property Leases” has the meaning set forth in Section 4.8(a).
     “Recipients” has the meaning set forth in Section 12.26(c).
     “Restraints” has the meaning set forth in Section 13.1(a).
     “Restricted Entity” means one of the following Persons or their Affiliates or successors: Freescale, Microchip, NXP, Renesas, Samsung, ST Micro and Texas Instruments.
     “Restricted IPR” means any Intellectual Property Rights or Technology of Atmel, the Selling Subsidiaries or the Transferred Entities which but for the restrictions imposed by a Governmental Authority or a third party (including other co-owners of the Intellectual Property Rights or Technology and consortium partners) will be transferred to Buyer in accordance with the terms of this Agreement, and includes in the case of Patents those listed, and in the case of the other Intellectual Property Rights or Technology that which is described, on Schedule 2.5(a)(ii).
     “Restriction Period” has the meaning set forth in Section 12.7(d).
     “Roadmap Product” means a product listed as such on Schedule 1.1(b) hereto.
     “Roadmap Secure Product” has the meaning set forth in the Core License Agreement.
     “Sale” of an item means the sale, or other transfer of that item (“Sold,” “Sell,” and other forms of “Sale” shall have the same meaning).
     “Secure AVR Core” has the meaning set forth in the Core License Agreement.
     “Secure IC” means an integrated circuit marketed and Sold only for Security applications that includes both (i) an implementation of the Secure AVR Core (including Licensed Modifications thereto) and (ii) substantial features or functionality beyond those provided by the Secure AVR Core alone, where either (A) the design of such features and functionality is either owned by, or licensed to, Licensee without restriction as to whom Licensee may Sell the Licensed Product (other than restrictions intended to maintain the Security of the design or the secure nature of the product into which the third party’s design is incorporated) that incorporates such design or (B) the design of such features and functionality is, in whole or in part, either owned or controlled by a third party, but the integrated circuit is Sold only to such third party and only for incorporation by such third party into its boards or systems that add material value to the integrated circuit.
     “Secure Microcontroller Commercialization Term” means from the Effective Date until three (3) years thereafter.
     “Secure Microcontroller” means an integrated circuit comprised of a general purpose microcontroller with additional processing and logic circuitry (irrespective of whether such integrated circuit is contained in a wafer, die or integrated with other parts in a module or system) designed primarily to enable Security.
     “Security” means protection against unauthorized reading, modification or replay of encrypted, authenticated or other content.
     “Selling Subsidiaries” has the meaning set forth in the Recitals.
     “Separately Provided IPR” means Intellectual Property Rights licensed or made available by Atmel to Buyer or any of the Transferred Entities under any Ancillary Agreement.
     “Signed LFoundry Term Sheet” has the meaning set forth in Section 12.20(a).
     “Smart Card Reader” means an integrated circuit made by a Standard Core Foundry for Licensee that (i) is Sold by Licensee under Licensee’s own brand name, (ii) includes an implementation of the Standard AVR Core, (iii) is a product listed on Exhibit C-2 attached to the Core License Agreement, and (iv) is specifically identified, marketed and Sold by Licensee as intended, licensed, Sold, supported and warranted only for use as a smart card reader.
     “Smart Card” means a portable card (including, without limitation, a personal banking card, a credit card, a transport or fare card, an identification card or passport, a pay television card or a mobile telephony SIM card), that is powered solely from an external host power source or by an RF signal, and that incorporates a Secure Microcontroller containing either (i) an integrated ISO 7816, 14443 or 15693 interface, or (ii) an integrated digital interface to an NFC integrated circuit.
     “Smart Display Token” means a personally portable card that is powered from an integrated battery power source and that is designed, marketed and sold solely for personal use by the end customer to implement a secure transaction, which card incorporates a Secure Microcontroller that (i) is certified at common criteria EAL 4+ or higher, has received EMVco certification, or is certified under another comparable security standard at the time of sale by Licensee, (ii) interfaces to an integrated limited text only display unit the only purpose of which is to show a calculated cryptogram that is initiated by itself or by an external event, and (iii) has, as its sole external interface, a secure integrated digital interface to either or both (i) an integrated ISO 7816, 14443 or 15693 interface, or (ii) an NFC integrated circuit (or a functionally equivalent near field communication integrated circuit).
     “Smart Secure Chip Commercialization Term” means from the Effective Date until six (6) years thereafter.
     “Smart Secure Product” means a portable card (including, without limitation, a personal micro SD or other banking card, a credit card, a transport or fare card, an identification card or passport, a pay television card or a mobile telephony SIM card), USB dongle, keyring, or contactless key fob that are powered solely from an external host power source or by an RF signal, a Smart Display Token, or a Future Form Factor Product, and that incorporates a Secure Microcontroller containing either or both (i) an integrated ISO 7816, 14443 or 15693 interface, or (ii) an integrated digital interface to an NFC integrated circuit.
     “Software” means computer software or firmware in either or both object and source code forms and associated documentation.
     “Special IP Claim Liability Cap” has the meaning set forth in Section 16.2(a)(ii).
     “Special IP Claim” has the meaning set forth in Section 16.2(a)(iii).
     “Special IP Losses” has the meaning set forth in Section 16.2(a)(i).
     “Standard AVR Core” has the meaning set forth in the Core License Agreement.
     “Standard Cell Library License Agreement” means the Standard Cell Library License Agreement by and between Atmel and Buyer, substantially in the form attached hereto as Exhibit I.
     “Standard Core Foundry” means each Standard Core Foundry identified in Exhibit D attached to the Core License Agreement, including any Subsequently Authorized Foundries specifically approved and designated in writing in advance by Atmel to be a Standard Core Foundry.
     “Straddle Period” means any taxable period beginning on or before the Closing Date and ending after the Closing Date.
     “Subsequently Authorized Foundry” means a foundry not owned by Atmel that has been approved by Atmel in writing to be an Authorized Foundry. As of the Effective Date Atmel has approved each of the following foundries to be a Subsequently Authorized Foundry (but only with respect to Licensed Secure Products): Taiwan Semiconductor Manufacturing Company, Ltd., GlobalFoundries, Inc., Semiconductor Manufacturing International Corporation, and Grace Semiconductor Manufacturing Corporation. It is understood and agreed that implementation and manufacturing of Licensed Products at Subsequently Authorized Foundries shall be the responsibility of Licensee, and that no license is granted to Licensee or any Subsequently Authorized Foundry to use any Atmel manufacturing process.
     “Subsidiary” means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, (a) of which such Person or any other Subsidiary of such Person is a general partner (excluding partnerships, the general partnership interests of which held by such Person or any Subsidiary of such Person do not have a majority of the voting interests in such partnership), or (b) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.
     “Switzerland” means the Swiss Confederation (Confoederatio Helvetica).
     “Target Working Capital” means Twenty Five Million Two Hundred Thirty-Three Thousand US dollars (US$25,233,000).
     “Tax Contest” shall mean any audit, hearing, proposed adjustment, arbitration, deficiency, assessment, suit, dispute, claim, proceeding or other Litigation commenced, filed or otherwise initiated or convened to investigate or resolve the existence and extent of a liability for Taxes.
     “Tax Liabilities” means trade tax and other Tax liabilities attributed to the Business and accrued but not yet paid by Atmel, the Selling Subsidiaries or the Transferred Entities.
     “Tax Return” means any report, return, statement or other written information (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied by Atmel or a Selling Subsidiary to a Taxing Authority in connection with any Taxes as related only to transactions specified within this agreement and any amendment thereto. For avoidance of doubt, this includes VAT taxes, sales taxes, stamp taxes, transfer taxes, withholding taxes, and similar tax returns that are required to be reported as a direct result of the Contemplated Transactions. This does not include normal income tax and payroll tax returns of Atmel or Selling Subsidiaries which remain the liability of Atmel and not Buyer’s Tax Returns.
     “Tax” or “Taxes” means all federal, state, local and foreign income (including but not limited to corporate income and alternative minimum tax), capital gains, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, social security, sales, employment, unemployment, disability, use, property, withholding, excise production, value added, occupancy, transfer taxes, and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties or additions to tax attributable to such taxes and any liability arising under any tax sharing agreement or any liability for Taxes of another Person by Contract, as a transferee or successor, under Treasury Regulation §1.1502-6 or analogous state, local or foreign Law, whether disputed or not including but not restricted to Law of countries where Assets are located or the Business is operated. For the avoidance of doubt, payroll Taxes shall include all mandatory payments and contributions under French Law, including wage withholding tax (retenue à la source sur traitements et salaires), national social security contributions (cotisations de sécurité sociale), employee social security contributions (cotisations de sécurité sociale part employé) and any other social contribution (CSG, CRDS). In addition, and without limiting the foregoing, (i) the following Taxes under French Law are also included: value added tax (TVA), customs and excise duties (droits de douanes et accises), capital tax and other legal transaction taxes (impôts sur plus-values et transactions et autres droits d’actes), withholding tax (retenue à la source ) on royalties, dividends and other revenue, dividend withholding tax (retenue à la source sur dividendes), business tax (taxe professionnelle), equalization tax (précompte), property tax (taxe foncière), registration tax (droits d’enregistrement), stamp duties (droits de timbre), customs duties (droits de douanes), taxes based on salaries (taxe sur les salaires), tax-assimilated levies (taxes parafiscales), excise (accise), real estate taxes (taxes immobilières locales), other municipal taxes and duties (autres droits et taxes locales), environmental taxes (taxes environementales) and duties and any other type of taxes, levies, imposts, charges or duties in any relevant jurisdiction together with any interest (intérêt de retard), penalties (pénalités), surcharges (contributions additionnelles) or fines (amendes) as those terms are defined under French Law, (ii) the following Taxes under the Laws of England and Wales are also included: corporation tax, income tax, value added tax and capital gains tax, stamp duty, stamp duty reserve tax, stamp duty land tax and national land insurance contributions, and (iii) the following Taxes under Swiss Law are also included: corporate income and capital tax (impôt fédéral direct, impôts directs des cantons et des communes), withholding taxes (impôt anticipé) and value added tax (taxe sur la valeur ajoutée).
     “Taxing Authority” shall mean any government or any subdivision, agency, commission or authority thereof, or any quasi-governmental or private body, having jurisdiction over the assessment, determination, collection or other imposition of Taxes.
     “Technology” means Copyable Technology and Non-Copyable Technology, it being understood that Technology does not include Intellectual Property Rights.
     “Third Party Licensor” has the meaning set forth in Section 16.2(a)(iii).
     “Trade Secrets” has the meaning set forth in the definition of Intellectual Property Rights.
     “Trademarks” has the meaning set forth in the definition of Intellectual Property Rights.
     “Transaction Confidential Information” means has the meaning set forth in Section 12.26(a).
     “Transfer Taxes” means all transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the purchase and sale of the Assets and/or the UK Ordinary Shares or the Vault-IC Shares (including any transfer or similar Tax imposed by any Governmental Authority). For the avoidance of doubt, Transfer Taxes do not include any taxes based upon or measured by income or gains, which shall be paid entirely by Atmel and the Selling Subsidiaries.

     “Transferred Contracts” means the Atmel Transferred Contracts, the France Transferred Contracts and the Atmel Sarl Transferred Contracts.
     “Transferred Copyrights” has the meaning set forth in the definition of Transferred Other IPR.
     “Transferred Entities” means Atmel UK and Vault-IC.
     “Transferred Entity Employees” means the employees of Atmel UK and Vault-IC.
     “Transferred Equipment” means the France Transferred Equipment and the UK Transferred Equipment.
     “Transferred IPR” means (a) the Transferred Patents, and (b) the Transferred Other IPR.
     “Transferred Other IPR” means, other than Intellectual Property Rights that are Excluded Assets: (A) the Intellectual Property Rights (other than Patents, Copyrights and Trademark Rights) owned by Atmel or the Selling Subsidiaries exclusively embodied by the Transferred Technology and Intellectual Property Rights (other than Patents, Copyrights and Trademark Rights) owned by the Transferred Entities, and (B) the Copyrights owned by Atmel or the Selling Subsidiaries to the extent embodied by Software that is exclusively used in Business and listed on Schedule 2.3(b)(ii)(A)(2) and Copyrights owned by the Transferred Entities (“Transferred Copyrights”).
     “Transferred Patents” means the Patents (including applications) identified on Schedule 2.3(b)(ii)(A)(1).
     “Transferred Technology” means all Technology (other than Technology that is an Excluded Asset) owned by Atmel that (i) if Non-Copyable Technology, is used exclusively in the Business as of the Closing and which if material is listed in Schedule 2.3(b)(ii)(C), and (ii) if Copyable Technology, a copy thereof is used in the Business as of the Closing. Transferred Technology does not include any Technology that is an Excluded Asset.
     “Transferred Trademarks” means the (i) registered Trademarks (including applications); and (ii) such trademark rights as Atmel may have in the terms identified as “Unregistered Marks”, as set forth on Schedule 2.3(b)(ii)(B).
     “Transition Services Agreement” means the Transition Services Agreement between Atmel and Buyer, substantially in the form attached hereto as Exhibit G.
     “Transaction Confidential Information” has the meaning set forth in Section 12.26.
     “Treasury Regulations” means the regulations promulgated under the Code, as amended from time to time (including any successor regulations).

     “UK Ordinary Shares” has the meaning set forth in Section 4.3(a).
     “UK GAAP” means generally accepted accounting principles in the UK, being all laws and regulations, including accounting standards and published practice and guidance, establishing how company accounts must be prepared in the UK.
     “UK Governmental Consents” has the meaning set forth in Section 4.5(a).
     “UK Leased Real Property” has the meaning set forth in Section 4.8(a).
     “UK Liabilities” means the trade accounts payables of Atmel UK (both accrued and invoiced from vendors), Employee Liabilities related to the Atmel UK Employees, tax liabilities, and the potential repayment claim under the Regional Selective Assistance (RSA) grants from the Enterprise, Energy and Tourism Directorate of the Scottish government.
     “UK Material Contracts” has the meaning set forth in Section 4.9(a).
     “UK Real Property Leases” has the meaning set forth in Section 4.8(a).
     “UK Transferred Equipment” means all Fixed Assets owned by Atmel UK, used exclusively in the Business as of the Closing and which if material are listed in Section 4.13(a) of the Atmel Disclosure Schedule.
     “UK” or “United Kingdom” means the United Kingdom of Great Britain and Northern Ireland.
     “Unaudited Balance Sheet” has the meaning set forth in Section 7.7(a).
     “US GAAP” means generally accepted accounting principles in the United States applied on a consistent basis.
     “US” or “United States” means the United States of America.
     “Vault-IC Articles of Association” has the meaning set forth in Section 12.17.
     “Vault-IC Employees” has the meaning set forth in Section 6.6(a).
     “Vault-IC Shares” has the meaning set forth in the Recitals.
     “Vault-IC” has the meaning set forth in the Recitals.
     “Wafer Purchase Agreement” means the Wafer Purchase Agreement between Atmel and Buyer, substantially in the form attached hereto as Exhibit C.

     “WIP” means those assets of the Business consisting of (i) silicon wafers that have been delivered from a wafer fab or foundry and (ii) semiconductor die that are in the process of being assembled into modules or packages.
     “2010 Earnout Payment” has the meaning set forth in Section 2.10(a).
     “2010 Earnout Period” means the period from July 1, 2010 and ending on December 31, 2010.
     “2010 Earnout Target” has the meaning set forth in Section 2.10(a).
     “2011 Additional Earnout Payment” has the meaning set forth in Section 2.10(a).
     “2011 Earnout Payment” has the meaning set forth in Section 2.10(a).
     “2011 Earnout Period” means the period from January 1, 2011 and ending on December 31, 2011.

“2011 Earnout Target” has the meaning set forth in Section 2.10(a).
1.2 Rules of Construction. Unless the context otherwise requires:
          (a) A capitalized term has the meaning assigned to it;
          (b) An accounting term not otherwise defined has the meaning assigned to it in accordance with the Accounting Principles;
          (c) References in the singular or to “him,” “her,” “it,” “itself,” or other like references, and references in the plural or the feminine or masculine reference, as the case may be, shall also, when the context so requires, be deemed to include the plural or singular, or the masculine or feminine reference, as the case may be;
          (d) References to Articles and Sections and Exhibits shall refer to articles and sections and exhibits of this Agreement, unless otherwise specified;
          (e) The headings in this Agreement are for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision thereof;
          (f) This Agreement shall be construed without regard to any presumption or other rule requiring construction against the Party that drafted and caused this Agreement to be drafted;
          (g) No prior draft of this Agreement nor any course of performance or course of dealing will be used in the interpretation or construction hereof;

          (h) All monetary figures shall be in United States dollars unless otherwise specified;
          (i) References to “including” in this Agreement shall mean “including, without limitation,” whether or not so specified;
          (j) References to “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;
          (k) References to any Law or to any provision of any Law will include any modification, amendment or re-enactment thereof, any legislative provision substituted therefore and all rules, regulations and statutory instruments issued or related to such Law;
          (l) References to a Person are also to its permitted successors and assigns;
          (m) The contents of the Atmel Disclosure Schedule, Buyer Disclosure Schedule and the other schedules form an integral part of this Agreement and shall have as full effect as if they were incorporated in the body of this Agreement and any reference to “this Agreement” shall be deemed to include such schedules;
          (n) No parol evidence will be introduced in the construction or interpretation of this Agreement unless the ambiguity or uncertainty in issue is plainly discernable from a reading of this Agreement without consideration of any extrinsic evidence; and
          (o) The phrase “made available to Buyer” in this Agreement shall mean (i) either posted or existing in the electronic data room established by Atmel to the extent Buyer or its advisors or counsel had access to such materials prior to the date hereof or actually delivered or presented to Buyer or its advisors or counsel prior to the date hereof or (ii) delivered to Buyer or its advisors or counsel in connection with the modification, amendment and/or supplement to the Atmel Disclosure Schedule as contemplated by this Agreement.
ARTICLE II
PURCHASE AND SALE
     2.1 Closing. The closing of the Contemplated Transactions (the “Closing”) will take place at the offices of Fried, Frank, Harris, Shriver & Jacobson LLP, located at 65-67, Avenue des Champs Elysées, 75008, Paris, France or any other location that Atmel and Buyer agree, at 1:00 P.M. Paris time on the tenth Business Day immediately following the day on which the last of the conditions set forth in ARTICLE XIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) are satisfied or waived in accordance with this Agreement, or on such other date as Buyer and Atmel may otherwise agree. The day on which the Closing actually occurs is referred to herein as the “Closing Date”.

     2.2 French Dropdown. On or before the Closing Date, Atmel shall have procured that the assets set forth in the Contribution Agreement, the form of which is attached hereto as Exhibit K, shall have been contributed in kind by means of an apport simple pursuant to the provisions of Article L. 236-22 and Article R. 236-1 of the French Commercial Code to Vault-IC, a French société par actions simplifiée registered with the registry of commerce and companies of Paris, France, with its registered office located at Paris, France, with a share capital of one thousand Euros (€1,000) divided into one thousand (1,000) Vault-IC Shares with a nominal value of one euro (€1), which shall be incorporated between the day of execution hereof and the Closing Date. In particular, without limitation, the following items shall be transferred to Vault-IC whether by contribution by means of an asset transfer under French Law (apport simple) as described in this Section 2.2 or by virtue of this ARTICLE II:
          (a) the France Transferred Equipment as listed in Schedule 2.2(a);
          (b) Atmel France’s right, title and interest in and to the Intellectual Property Rights resulting from Funded Projects that relate to the Business as listed in Schedule 2.2(b);
          (c) the France Transferred Technology; and
          (d) all Atmel France Employees who exclusively or primarily work for or whose functions are exclusively or primarily related to the Business as conducted by Atmel France, including all support employees whose skills and responsibilities are exclusively or primarily related to the Business as conducted by Atmel France, and who are listed on Schedule 2.2(d) hereto, together with any contracts, agreements, commitments and all other legally binding arrangements relating to such Atmel France Employees, including without limitation with respect to the employment, severance, bonus, compensation, pension, or collective rights of such Atmel France Employees.
     2.3 Sale and Purchase of Shares and the Assets Other than Those Owned by the Transferred Entities.
          (a) Sale and Purchase of Shares. Subject to the terms and conditions set forth in this Agreement, at the Closing, Atmel shall:
               (i) sell and transfer to Buyer, and Buyer shall purchase and acquire, all of Atmel’s right, title and interest in and to the UK Ordinary Shares; and
               (ii) cause Atmel France to sell and transfer to Buyer, and Buyer shall purchase and acquire, all of Atmel France’s right, title and interest in and to the Vault-IC Shares.
          (b) Sale and Purchase of Assets Other than Those Owned by the Transferred Entities. For the purposes of this Agreement, “Assets” shall mean the assets and properties set forth in Sections 2.3(b)(i) through (iv) below used in the Business (which shall not in any event include the Vault-IC Shares, the UK Ordinary Shares or any of the Excluded Assets), together with such changes, deletions or additions occurring between the date hereof and the Closing Date in the ordinary course of business (provided, however, that for the purposes of this Section 2.3(b), and notwithstanding anything to the contrary, none of the assets and properties owned or held by Atmel UK shall be included within any of the assets set forth in Sections 2.3(b)(i) through (iv) below).
               (i) France. Subject to the terms and conditions set forth in this Agreement, at the Closing, Atmel shall cause Atmel France to sell and transfer to Buyer, and Buyer shall purchase and acquire, all of Atmel France’s right, title and interest in and to:
                    (A) the France Transferred Contracts; and
                    (B) Atmel France’s right, title and interest in and to the Consortium Agreements listed in Schedule 2.3(b)(i)(B).
               (ii) United States. Subject to the terms and conditions set forth in this Agreement, at the Closing, Atmel shall sell and transfer to Buyer, and Buyer shall purchase and acquire, all of Atmel’s right, title and interest in and to:
                    (A) the Transferred IPR;
                    (B) the Transferred Trademarks, and all goodwill of the Business appurtenant thereto;
                    (C) the Transferred Technology; and
                    (D) the Atmel Transferred Contracts.
               (iii) Switzerland.
                    (A) Subject to the terms and conditions set forth in this Agreement, at the Closing, Atmel shall cause Atmel Switzerland to sell and transfer to Buyer, and Buyer shall purchase and acquire, all of Atmel Switzerland’s right, title and interest in and to the Inventory related to the Existing Products.
                    (B) Subject to the terms and conditions set forth in this Agreement, at the Closing, Atmel shall cause Atmel Sarl to sell and transfer to Buyer, and Buyer shall purchase and acquire, all of Atmel Sarl’s right, title and interest in and to:
                         1. the rights, benefits and interests under Open Purchase Orders; and
                         2. the Atmel Sarl Transferred Contracts.

               (iv) Philippines. Subject to the terms and conditions set forth in this Agreement, at the Closing, Atmel shall cause ACP to sell and transfer to Buyer, and Buyer shall purchase and acquire, all of ACP’s right, title and interest in and to the ACP Equipment.
     2.4 Non-Assignability.
          (a) Non-Assignable Assets. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement, requirement or obligation to transfer or assign any property or asset to Buyer or Vault-IC if the attempted transfer thereof, without the consent or approval of any Person other than the Parties and their Affiliates (including approvals by Government Authorities), would constitute a breach of any Contract or obligation of Atmel or any of the Selling Subsidiaries, would constitute a violation of any Laws or Contracts, or would in any way adversely affect the rights of Atmel or any of the Selling Subsidiaries. Atmel and the Selling Subsidiaries shall use their respective commercially reasonable best efforts to obtain such consents or approvals. If such consent or approval is not obtained, or if an attempted transfer of any property or asset would be ineffective, would constitute a breach or violation of any Law or Contract or would adversely affect the rights (other than those rights to be transferred under the Transferred Contracts) of Atmel or any of the Selling Subsidiaries, Atmel will, or will cause the Selling Subsidiaries to, to the extent not prohibited by or not in breach of any Contract or violation of any Laws, (a) cooperate with Buyer in any commercially reasonable arrangement which does not materially adversely impact Atmel and the Selling Subsidiaries and which is designed to provide for Buyer the benefits in relation to any such property or asset, including, to the extent reasonably necessary and to the extent that such arrangement does not violate any Law or Contract, the right to use such property or asset and, enforcement for the benefit of Buyer (at Buyer’s cost) of any and all rights of Atmel and/or the Selling Subsidiaries against a third party thereto, (b) hold all monies paid to Atmel and/or the Selling Subsidiaries thereunder on and after the Closing Date in trust for the account of Buyer, and (c) remit such money to Buyer as promptly as possible after receipt. Any transfer or assignment to Buyer or Vault-IC by Atmel and/or the Selling Subsidiaries of any property or assets which shall require the consent or approval of any third party (including approvals by Governmental Authorities) shall be made subject to such consent or approval being obtained; provided, that such transfer or assignment shall not require Buyer to make any additional payments to Atmel for such transfer, it being understood that Buyer shall be responsible for the costs and expenses of registration, perfection or other costs and expenses related to owning or exercising the rights and benefits acquired herein.
          (b) Non-Assignable Contracts. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement, requirement or obligation to transfer or assign any Transferred Contract or Consortium Agreement to Buyer or Vault-IC if the attempted transfer or assignment thereof, without the consent or approval of a third party thereto (including approvals by Government Authorities), would constitute a breach of any Contract or obligation of Atmel or any of the Selling Subsidiaries, would constitute a violation of any Laws or Contracts, or would in any way adversely affect the rights (other than those rights to be transferred under the Transferred Contracts) of Atmel or any of the Selling Subsidiaries thereunder. Atmel and the Selling Subsidiaries shall use their respective commercially reasonable best efforts to obtain such consents or approvals. If such consent or approval is not obtained, or if an attempted transfer or assignment of any Transferred Contract or Consortium Agreement would be ineffective, would constitute a breach or violation of any Law or Contract or would adversely affect the rights of Atmel or any of the Selling Subsidiaries thereunder, Atmel will, or will cause the Selling Subsidiaries to, to the extent not prohibited by or not in breach of any Contract or violation of any Laws, (a) cooperate with Buyer in any commercially reasonable arrangement which does not materially adversely impact Atmel and the Selling Subsidiaries and which is designed to provide for Buyer the benefits under or in relation to any such Transferred Contract or Consortium Agreement, including, to the extent reasonably necessary and to the extent that such arrangement does not violate any Law or Contract, the right to enjoy the benefits under those Transferred Contracts or Consortium Agreements and enforcement for the benefit of Buyer (at Buyer’s cost) of any and all rights of Atmel and/or the Selling Subsidiaries against a third party thereto, (b) hold all monies paid to Atmel and/or the Selling Subsidiaries thereunder on and after the Closing Date in trust for the account of Buyer, and (c) remit such money to Buyer as promptly as possible after receipt. Any transfer or assignment to Buyer or Vault-IC by Atmel and/or the Selling Subsidiaries of any Transferred Contract or Consortium Agreement which shall require the consent or approval of any third party (including approvals by Governmental Authorities) shall be made subject to such consent or approval being obtained; provided, that such transfer or assignment shall not require Buyer to make any additional payments to Atmel for such transfer, it being understood that Buyer shall be responsible for the costs and expenses of registration, perfection or other costs and expenses related to owning or exercising the rights and benefits acquired herein.
          (c) Restricted IPR.
               (i) Atmel and the Selling Subsidiaries shall use their respective commercially reasonable best efforts to obtain such consents or approvals as are necessary to transfer the Restricted IPR to Buyer, provided that Atmel’s sole obligation to incur costs in doing so is as set forth in this Section 2.4(c). Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement, requirement or obligation to transfer any of the Restricted IPR. Subject to Section 2.4(c)(ii) of this Agreement, if the Restricted IPR remains subject to the particular restriction which had initially caused such Intellectual Property Rights or Technology to be Restricted IPR or if the relevant Governmental Authority or third party (including other co-owners of Intellectual Property Rights or Technology and consortium partners) does not approve the transfer and assignment to Buyer or Vault-IC of the Restricted IPR pursuant to the agreements, terms and conditions and other requirements of such Governmental Authority or third party, Atmel will, or will cause the Selling Subsidiaries to (a) to the extent not prohibited by or not in breach of any Contract or violation of any Laws, cooperate with Buyer in any commercially reasonable arrangement which does not materially adversely impact Atmel and the Selling Subsidiaries and which is designed to provide for Buyer the benefits in relation to the Restricted IPR and (b) for Restricted IPR that would otherwise be Transferred IPR grant as of the Closing Date a worldwide, irrevocable, non-terminable (except as terminated under Section 2.4(c)(ii) below), royalty-free, fully paid up, non-exclusive, right and license to use all rights in said Restricted IPR, to conduct the Business and future businesses and operations of Buyer or Vault-IC. If the transfer of Restricted IPR would require payment to a third party, Atmel will be responsible for the payment of up to the first Five Hundred Thousand US dollars (US$500,000) plus 50% of each dollar in excess of such amount up to an additional Five Hundred Thousand US dollars (US$500,000) (with Buyer paying the other 50%) in aggregate required for such transfer or transfers of Restricted IPR. Accordingly, Atmel shall not be required to pay in excess of One Million US dollars (US$1,000,000) in the aggregate for the transfer of any Restricted IPR.
               (ii) To the extent that within twelve (12) months of the Closing any Intellectual Property Right or Technology that is Restricted IPR becomes no longer subject to the particular restriction which had initially caused such Intellectual Property Rights or Technology to be Restricted IPR or if the relevant Governmental Authority or third party (including other co-owners of Intellectual Property Rights or Technology and consortium partners) approves the transfer and assignment to Buyer and Vault-IC of the Restricted IPR pursuant to the agreements, terms and conditions and other requirements of such Governmental Authority or third party, then any such Restricted IPR shall become Transferred IPR and the Parties shall execute a written instrument and any other document to transfer and/or license such Intellectual Property Rights consistent with the terms of this Agreement and the requirements of any Governmental Authority or third party and terminate consequently the license to the Restricted IPR provided in Section 2.4(c)(i) above. Notwithstanding the foregoing, no rights are transferred, granted or implied with respect to Restricted IPR until the required approvals are obtained and such written instrument or document is executed.
     2.5 Excluded Assets.
          (a) Other than the Assets, Buyer shall not acquire, and Atmel and the Selling Subsidiaries shall not sell, transfer, assign or deliver to Buyer or Vault-IC, as the case may be, any right, title to or interest in any of the following assets, regardless of whether such assets are owned by Atmel, the Selling Subsidiaries or the Transferred Entities (the “Excluded Assets”):
               (i) all Trademarks other than the Transferred Trademarks (including “Atmel,” “AVR,” “SecureAVR” or any of the trade names or common law names of Atmel, the Selling Subsidiaries or their Affiliates on any product, services or technology developed, held or sold by Atmel, Selling Subsidiaries and their Affiliates);
               (ii) all Restricted IPR (other than Restricted IPR that becomes Transferred IPR as a result of approvals from Government Authorities and third parties under Section 2.4(c) above);
               (iii) all Licensed IPR, Separately Provided IPR and all Intellectual Property Rights that are not Business IPR;
               (iv) all Excluded Technology;
               (v) any rights to refunds of Atmel’s Taxes paid or owed by Atmel, the Transferred Entities, the Selling Subsidiaries or their Affiliates;

               (vi) any data and records to the extent relating to Tax liabilities, potential Tax liabilities, or refunds of Taxes relating to the Business or the Transferred Entities with respect to taxable periods or portions thereof, ending on or before the Closing Date;
               (vii) all minute books, stock records and charter documents, corporate seals and other books, records or documents relating to the corporate organization of Atmel and the Selling Subsidiaries, existence or capitalization of Atmel and the Selling Subsidiaries, as well as any other records or materials relating to Atmel and the Selling Subsidiaries generally and not relating exclusively to the Assets, the Business, or the Transferred Entities;
               (viii) all consideration received by, and all rights of, Atmel and the Selling Subsidiaries pursuant to this Agreement or the Ancillary Agreements;
               (ix) all cash (including checks received before the Closing Date, whether or not deposited or cleared before such date) and cash equivalents (including marketable securities, commercial paper, certificates of deposit and other bank deposits and other short term investments) and deposits (or rights thereto) held by Atmel, the Transferred Entities and the Selling Subsidiaries whether or not related to the Business;
               (x) any amounts due to Atmel, the Transferred Entities or the Selling Subsidiaries from their Affiliates before Closing;
               (xi) all rights of Atmel and the Selling Subsidiaries relating to deposits and prepaid expenses, claims for refunds or credits and rights to offset in respect thereof, of the Business;
               (xii) all accounts and notes receivable, unbilled revenues, reimbursable costs and expenses and other claims for money due to Atmel, the Selling Subsidiaries or the Transferred Entities other than those under Open Purchase Orders; and
               (xiii) all insurance benefits, including rights and proceeds from insurance policies applicable to the Business.
          (b) It is acknowledged and agreed that prior to the Closing, Atmel will divest the Transferred Entities of any tangible or intangible asset owned or leased by a Transferred Entity that would not otherwise be considered an Asset if not owned by such entity, and any such tangible or intangible asset held by a Transferred Entity before Closing shall not transfer pursuant to this Agreement. For the avoidance of doubt, none of the assets of Atmel UK at the time of the Closing, all of which will be transferred to Buyer by virtue of its purchase of the UK Ordinary Shares, will be considered Excluded Assets for purposes of this Agreement.
     2.6 Assumption of Liabilities. Effective as of the Closing, none of Atmel, Atmel France or the Selling Subsidiaries or any of Atmel’s or the Selling Subsidiaries’ respective directors, shareholders, officers, employees, agents, consultants, representatives, Affiliates, successors or assigns shall have any liability or obligation with respect to, and Buyer shall absolutely and irrevocably assume and be solely liable and responsible for, and thereafter pay, perform and discharge when due, all liabilities, duties and obligations of Atmel and the Selling Subsidiaries, to the extent related to or arising from, the Assets and/or the Business, and of the Transferred Entities (including all and any liability for or in relation to Taxes, whenever arising), other than the Excluded Liabilities, as set forth below (collectively, the “Assumed Liabilities”):
          (a) The Assumed Liabilities shall include, without limitation, the following obligations and liabilities arising prior to or at the Closing:
               (i) all obligations and liabilities arising under the Transferred Contracts;
               (ii) all obligations and liabilities under Contracts entered into after the Closing Date;
               (iii) all obligations and liabilities under Open Purchase Orders and related Contracts;
               (iv) all obligations and liabilities with respect to the Business Employees, including, without limitation, liabilities, expenses, costs and obligations arising under or required by the Benefit Plans, collective bargaining agreements, employment agreements, applicable Law or relating to payroll, vacation, sick leave, workers’ compensation and unemployment benefits of any kind applicable to the Business Employees, including Employee Advances, but not including obligations and liabilities related to or arising out of the settlement of all options, restricted stock units or other right to purchase shares of common stock of Atmel which were granted to any Atmel UK Employee or France Employee by Atmel, Atmel UK or Atmel France and which are exercised, in accordance with the terms of the plan, program or arrangement under which such options, restricted stock units or rights were granted, after the Closing Date; and
               (v) all other liabilities set forth on the Audited Balance Sheet.
          (b) The Assumed Liabilities shall include, without limitation the following obligations and liabilities arising after the Closing:
               (i) any liabilities relating to the Business in connection with any Litigation;
               (ii) any liabilities arising under Environmental Law and relating to or arising out of the ownership or operation of the Business or the ownership, use, scrapping, destruction, possession or condition of the Assets;
               (iii) any liabilities for personal injury or property damage, whether in Contract, tort, strict liability or under any other theory, arising from products sold or services rendered by the Business; and

               (iv) any liabilities from the making, using, selling and purchase or use by customers and end users of any product made, used, sold, purchased or distributed in the Business, including those related to product warranty or quality.
     2.7 Excluded Liabilities. Notwithstanding anything contained in this Agreement to the contrary, the following liabilities and obligations shall be excluded from the Assumed Liabilities (collectively, the “Excluded Liabilities”):
          (a) all liabilities relating to or arising out of the Excluded Assets;
          (b) all liabilities for Taxes with respect to the Business that are Atmel’s Taxes;
          (c) all liabilities with respect to bonus or incentive payments related to the Contemplated Transactions that Atmel has agreed to pay to any of the Employees to the extent not already paid to such Employees before the Closing Date;
          (d) any liabilities relating to the regional aid third Regional Selective Assistance grant referred as “RSA3” received by Atmel UK under the Enterprise, Energy and Tourism Directorate of the Scottish Government, which project started on June 8, 2004;
          (e) any tax liability which may derive from the incorporation of Vault-IC and the Dropdown described in Section 2.2 above;
          (f) any liability directly relating to a conclusive finding that Atmel is liable for infringing the EU competition rules in Case No. COMP/39574 – Smart Card Chips; and
          (g) any liability related to disputes or claims made by the former employees of Atmel UK who were previously terminated by Atmel UK through the Project Nevis Redundancy Program; provided, that, for the avoidance of doubt, Buyer acknowledges that, pursuant to the terms and conditions of this Agreement and as required by applicable Law, Buyer shall be liable for all liabilities and obligations related to the Employees and any future Employees and the terms and conditions of their employment and arising from any collective redundancy or individual termination of such Employees implemented after the Closing.
     2.8 Payments at the Closing. The consideration to be provided by Buyer for the Vault-IC Shares, the UK Ordinary Shares and the Assets shall be a cash payment of Thirty-Seven Million US dollars (US$37,000,000) and the assumption of the Assumed Liabilities, subject to adjustment in accordance with Sections 2.9 and 2.10 below (the “Purchase Price”). At the Closing, Buyer shall make a cash payment to Atmel of the amount of the Closing Date Consideration Amount. The Closing Date Consideration Amount shall be paid by wire transfer of immediately available funds to such account or accounts as Atmel shall designate not later than two (2) Business Days prior to the Closing. Upon receipt of such Closing Date Consideration Amount, Atmel shall allocate the Closing Date Consideration Amount among Atmel, Atmel France and the Selling Subsidiaries in the manner agreed between Atmel and Buyer pursuant to Section 2.11. It is expressly acknowledged and agreed by Atmel that Buyer will be released from its obligation regarding the payment of the Closing Date Consideration Amount upon confirmation of receipt of such Closing Date Consideration Amount by Atmel. Buyer shall not be held liable for Atmel’s allocation of the Closing Date

Consideration Amount, any payments made in accordance with Section 2.9 or any Earnout Payment, between and among Atmel, Atmel France and the Selling Subsidiaries as provided under this Section 2.8. It is expressly provided that the receipt of the funds by Atmel is “on behalf of” Atmel, Atmel France and the Selling Subsidiaries in proportion to the amount of the Purchase Price allocated to each of them pursuant to Section 2.11. As another transfer of separate funds at Closing, Buyer agrees to pay the Escrow Amount to the Escrow Agent at the Closing in cash payable by wire transfer or delivery of other immediately available funds for deposit into the Escrow Account.
     2.9 Purchase Price Adjustment.
          (a) Pre-Closing Adjustment. At least three (3) Business Days prior to the Closing Date, Atmel shall deliver to Buyer the Preliminary Working Capital Statement (including the components thereof in reasonable detail) and a certificate, signed by the Chief Accounting Officer of Atmel, certifying and setting forth Atmel’s calculation of the Net Balance as of the date of the Preliminary Working Capital Statement (the “Preliminary Working Capital”).
               (i) If the Preliminary Working Capital is greater than the Target Working Capital, then Buyer shall pay to Atmel at the Closing, as an adjustment to the Purchase Price, an amount equal to the difference between the Preliminary Working Capital and the Target Working Capital.
               (ii) If the Preliminary Working Capital is less than the Target Working Capital, then Atmel shall deduct from the Purchase Price payable at the Closing, as an adjustment to the Purchase Price, an amount equal to the difference between the Target Working Capital and the Preliminary Working Capital.
               (iii) If the Preliminary Working Capital is equal to Target Working Capital, then there shall be no adjustment to the Purchase Price at the Closing.
          (b) Post-Closing Adjustment. Within sixty (60) days after the Closing Date, Atmel shall prepare and deliver to Buyer the Final Working Capital Statement (including the components thereof in reasonable detail, but without giving effect to the Closing) and a certificate, signed by the Chief Accounting Officer of Atmel, certifying and setting forth Atmel’s calculation of the Net Balance as of the opening of business on the Closing Date (the “Final Working Capital”). During the preparation of the Final Working Capital Statement, and the period of any dispute contemplated herein, (i) Buyer shall provide Atmel and its employees, accountants, attorneys, agents, representatives and financial advisors with reasonable access, on-site or otherwise, during normal business hours, to the books, records and work papers (including to take copies of the same), facilities and employees of the Business as may be necessary in calculating the Final Working Capital or resolving any dispute referred in Section 2.9(d) below, and (ii) pursuant to written request by Buyer, which shall be submitted to Atmel at least five (5) Business Days before the date of any on-site visit, Atmel shall provide Buyer and its employees, accountants, attorneys, agents, representatives and financial advisors with reasonable on-site access during normal business hours, for the purpose of conducting an inventory audit of the Inventory and ACP Equipment to confirm the receipt of such assets transferred hereunder.
          (c) Buyer may dispute Atmel’s calculation of the Final Working Capital, but only on the basis that the amounts reflected thereon were not calculated in accordance with this Section 2.9 or were calculated based on a mathematical or clerical error. If Buyer in good faith disagree with Atmel’s calculation of the Final Working Capital, Buyer may, within sixty (60) days after receipt thereof, deliver a written notice of disagreement to Atmel which shall set forth in reasonable detail those amounts or items included in the Final Working Capital as to which Buyer disagrees. If no such notice of disagreement is timely delivered or if Buyer does not dispute Atmel’s calculation of the Final Working Capital, the calculation of the Final Working Capital delivered by Atmel to Buyer pursuant to Section 2.9(b) shall be deemed to be final, conclusive and binding upon the Parties in the form in which it was delivered to Buyer pursuant to Section 2.9(b), and Buyer shall promptly, and in any event within five (5) Business Days after the expiration of the sixty (60) day period referred to above or the receipt of the calculation of the Final Working Capital, pay the amount set forth in Section 2.9(e) to Atmel by wire transfer of immediately available funds to an account or accounts designated by Atmel if the Final Working Capital is greater than the Preliminary Working Capital, or Atmel shall promptly, and in any event within five (5) Business Days after the expiration of the sixty (60) day period referred to above or the receipt of the calculation of the Final Working Capital, pay the amount set forth in Section 2.9(f) to Buyer by wire transfer of immediately available funds to an account or accounts designated by Buyer if the Final Working Capital is less than the Preliminary Working Capital.
     (d) If a notice of disagreement shall be timely delivered pursuant to Section 2.9(c), Atmel and Buyer shall, during the thirty (30) days following such delivery, use their commercially reasonable efforts to reach a written agreement on the disputed items or amounts. If the Parties are unable to reach an agreement in writing during such thirty (30) day period, the London office of a nationally recognized accounting firm not then acting as an outside accountant for either of Atmel or Buyer and as mutually agreed by Atmel and Buyer (the “Accounting Expert”) shall be jointly retained to review promptly this Agreement, the Final Working Capital and the disputed items or amounts. The Accounting Expert shall consider only those items or amounts as to which the Parties have disagreed. The Accounting Expert, acting as an expert and not as an arbitrator, shall apply the terms of this Section 2.9, and may not assign a value to any item greater than the greatest value for such item claimed by any Party or less than the smallest value for such item claimed by any Party. The Accounting Expert’s determination shall be based solely on written submissions by Atmel and Buyer (i.e., not on independent review) and on the definitions and provisions included herein. The Parties agree to cooperate fully with the Accounting Expert in order to facilitate the receipt of a report of its adjustments, if any, to the Final Working Capital, and the calculations supporting such adjustments within thirty (30) days following submission of any dispute pursuant to this Section 2.9 to the Accounting Expert. The Final Working Capital, as adjusted by the Accounting Expert in the report, shall be final, conclusive and binding on Atmel and Buyer (except in the event of manifest error by the Accounting Expert). Each of the Parties shall bear its own expenses in connection with the review and resolution by the Accounting Expert, except that the fees and expenses of the Accounting Expert incurred in connection with the resolution of any dispute pursuant to this Section 2.9 shall be allocated between Atmel, on one hand, and Buyer, on the other hand, by the Accounting Expert in proportion to the extent such Parties did not prevail on items or amounts in dispute; provided, however, that in the event of a compromise between the positions of the Parties, said fees and expenses shall be allocated equally between the Parties. The “Agreed Final Net Balance” shall mean (i) the Final Working Capital as determined by Atmel pursuant to Section 2.9(b) in the event that no notice of disagreement is delivered, (ii) the Final Working Capital as agreed by Atmel and Buyer pursuant to this Section 2.9(d) in the event that a notice of disagreement is delivered and the Parties reach a written agreement with respect to the disputed items or amounts, or (iii) the Final Working Capital as determined by the Accounting Expert in the event that the disputed items or amounts are submitted to the Accounting Expert.
          (e) If the Agreed Final Net Balance is greater than the Preliminary Working Capital, then Buyer shall pay to Atmel within five (5) Business Days after the final determination of the Agreed Final Net Balance, as an adjustment to the Purchase Price, an amount equal to the difference between the Agreed Final Net Balance and the Preliminary Working Capital, by wire transfer of immediately available funds to accounts designated by Atmel.
          (f) If the Final Working Capital Statement is less than the Preliminary Working Capital, then Atmel shall instruct the Escrow Agent to pay to Buyer within five (5) Business Days after the final determination of the Agreed Final Net Balance, as an adjustment to the Purchase Price, a portion of the Escrow Amount equal to the difference between the Preliminary Working Capital and the Agreed Final Net Balance by wire transfer of immediately available funds to accounts designated by Buyer; provided, however, that such amount shall not exceed the Escrow Amount.
          (g) If the Agreed Final Net Balance is equal to the Preliminary Working Capital, then no adjustment shall be made to the Purchase Price and the amount paid by Buyer to Atmel at the Closing shall constitute the Purchase Price.
          (h) If, on or before the seventh anniversary of Closing, the auditors for the time being of the Transferred Entity certify (at the request and expense of Atmel) that any provision for Tax in the Final Working Capital Statement has proved to be an overprovision, then (x) the amount of any overprovision shall first be set off against any payment then due from Atmel or any Affiliate of Atmel under this Agreement in relation to Tax matters; (y) to the extent that there is an excess, a refund shall be made to Atmel of any previous payment or payments made by Atmel or any Affiliate of Atmel under this Agreement in relation to Tax matters (and not previously refunded) up to the amount of such excess; and (z) to the extent that excess referred to in subsection 2.9(h)(y) is not exhausted, the remainder of that excess will be carried forward and set off against any future payment or payments which become due from Atmel or any Affiliate of Atmel under this Agreement in relation to Tax matters.

     2.10 Earnout Payment.
          (a) In addition to the Purchase Price payable by Buyer to Atmel pursuant to Section 2.8, Atmel shall be entitled to receive additional cash payments from Buyer or its successors or assigns in accordance with this Section 2.10. In the event that the Earnings for the 2010 Earnout Period exceed the estimated Earnings for the 2010 Earnout Period as set forth below (the “2010 Earnout Target”), Buyer shall pay to Atmel an amount in cash equal to Six Million US dollars (US$6,000,000) (the “2010 Earnout Payment”). In the event the Earnings for the 2011 Earnout Period exceed Fifty One Million One Hundred Seventy-Nine Thousand US dollars (US$51,179,000), Buyer shall pay to Atmel an amount in cash equal to (A) the difference between (i) the Earnings for the 2011 Earnout Period less (ii) Fifty One Million One Hundred Seventy-Nine Thousand US dollars (US$51,179,000) multiplied by (B) 0.8787 (the “2011 Earnout Payment”). The 2011 Earnout Payment will be capped at Six Million US dollars (US$6,000,000). In addition to the 2011 Earnout Payment, in the event that the Earnings for the 2011 Earnout Period exceed the estimated Earnings for the 2010 Earnout Period as set forth below (the “2011 Earnout Target”), Buyer shall pay to Atmel an additional amount in cash equal to Nine Million US dollars (US$9,000,000) (the “2011 Additional Earnout Payment”).

Earnout Period:	Earnout Targets:
2010 Earnout Period	$26,633,000, consistent with the financial projections presented to Buyer by Atmel on February 19, 2010.

2011 Earnout Period	$58,008,000, consistent with the financial projections presented to Buyer by Atmel on February 19, 2010.
          (b) On or prior to each of March 31, 2011 and March 31, 2012, Buyer shall (i) deliver a statement to Atmel containing Buyer’s calculation of the Earnings and the Earnout Payment for the applicable Earnout Period (each, an “Earnout Statement”) and a certificate, signed by the Chief Financial Officer of Buyer, certifying and setting forth Buyer’s calculation of Earnings and Earnout Payment for the applicable Earnout Period and (ii) pay to Atmel by wire transfer of immediately available funds to accounts designated by Atmel, an amount equal to the Earnout Payment reflected in such Earnout Statement (a “Preliminary Earnout Payment”). Each Preliminary Earnout Payment shall be subject to adjustment as provided in Section 2.10(c). In the event that Buyer fails to pay a Preliminary Earnout Payment on or prior to March 31, 2011 or March 31, 2012, as applicable, interest shall be compounded annually on the amount of such Preliminary Earnout Payment from and including the date such amount was due, calculated using a 365 day year, through one (1) day prior to the actual date of such payment at the prime rate offered by JP Morgan Chase Bank on such date, plus two percentage points.
          (c) Buyer shall permit Atmel and their respective employees, accountants, attorneys, agents, representatives and financial advisors to review promptly upon request, on-site or otherwise, during normal business hours, all books, records and work papers prepared or used by Buyer in connection with the preparation of each Earnout Statement and to take copies of the same.

Atmel shall have sixty (60) days after receipt of each Earnout Statement and all requested records and work papers (the “Earnout Dispute Period”) to dispute any or all amounts or items of such Earnout Statement (the “Earnout Dispute”). Atmel shall provide to Buyer, prior to the end of the Earnout Dispute Period, written notice of the Earnout Dispute (an “Earnout Dispute Notice”), which shall set forth in reasonable detail the amounts or items included in the applicable Earnout Statement with which Atmel disagrees. If Atmel does not deliver an Earnout Dispute Notice to Buyer prior to the end of the Earnout Dispute Period, the Parties agree that the Earnout Statement for the applicable Earnout Period shall be deemed to be final, conclusive and binding upon the Parties in the form in which it was delivered to Atmel pursuant to Section 2.10(b). If Atmel delivers to Buyer an Earnout Dispute Notice prior to the end of the Earnout Dispute Period, Atmel and Buyer shall use commercially reasonable efforts to resolve the Earnout Dispute and agree in writing upon the final content of the applicable Earnout Statement within thirty (30) days following the delivery by Atmel of the Earnout Dispute Notice to Buyer. Items and amounts not objected to by Atmel shall be deemed resolved. If Atmel and Buyer are unable to resolve the items or amounts in dispute within such thirty (30) day period, then Atmel and Buyer shall submit the Earnout Dispute for resolution to the Accounting Expert. The Parties agree to cooperate fully with the Accounting Expert in order to facilitate the receipt of the final determination of the Accounting Expert within thirty (30) days following submission of an Earnout Dispute to the Accounting Expert. The Accounting Expert, acting as an expert and not as an arbitrator, shall apply the terms of this Section 2.10, and may not assign a value to any item greater than the greatest value for such item claimed by any Party or less than the smallest value for such item claimed by any Party. The Accounting Expert’s determination shall be based solely on written submissions by Atmel and Buyer (i.e., not on independent review) and on the definitions and provisions included herein. All determinations of the Accounting Expert with respect to an Earnout Statement shall be final, conclusive and binding on the Parties (except in the event of manifest error by the Accounting Expert). For purposes of this Agreement, “Final Determination” of an Earnout Statement shall mean the final determination pursuant to this Section 2.10(c). Each of the Parties shall bear its own expenses in connection with the review and resolution by the Accounting Expert, except that the fees and expenses of the Accounting Expert incurred in connection with the resolution of an Earnout Dispute shall be allocated between Atmel, on one hand, and Buyer, on the other hand, by the Accounting Expert in proportion to the extent such Parties did not prevail on items or amounts in dispute with respect to the Earnout Statement as submitted to the Accounting Expert provided, however, that in the event of a compromise between the positions of the Parties, said fees and expenses shall be allocated equally between the Parties.
          (d) With respect to each Earnout Statement:
               (i) if the Earnout Payment due pursuant to the Final Determination of such Earnout Statement is greater than the Preliminary Earnout Payment, no later than five (5) days following the Final Determination of such Earnout Statement, Buyer shall pay to Atmel by wire transfer of immediately available funds to accounts designated by Atmel, an amount equal to the excess of the Earnout Payment due over the Preliminary Earnout Payment received; and
               (ii) if the Earnout Payment due pursuant to the Final Determination of such Earnout Statement is less than the Preliminary Earnout Payment, no later than five (5) days following the Final Determination of such Earnout Statement, Atmel shall pay to Buyer by wire transfer of immediately available funds to an account designated by Buyer, an amount equal to the excess of the Preliminary Earnout Payment received over the Earnout Payment due.
          (e) The Parties agree that it is the Parties’ intention to allow Buyer to operate the Business after the Closing in accordance with its legitimate business interests while, at the same time, recognizing Atmel’s or its Affiliates’ right to receive additional consideration based on the Earnings in accordance with this Section 2.10.
          (f) During the period from and after the Closing through the Earnout Expiration Date:
               (i) neither Buyer nor any Affiliates of Buyer shall take any actions that are motivated for the purpose of adversely affecting any Earnout Payment; provided, however, that nothing in this Agreement shall require Buyer to take any action that Buyer determines would constitute a breach of corporate interest (interêt social) of the Buyer;
               (ii) Buyer shall apply US GAAP in calculating the Earnings and the Earnout Payments;
               (iii) in the event of the sale of 50% or more of the capital stock of either of the Transferred Entities or a material portion of the assets (tangible or intangible) or business of the Business (other than sales of inventory or equipment in the Ordinary Course), as a condition to such sale, Buyer shall cause the purchaser thereof to expressly assume in writing, in form and substance reasonably acceptable to Atmel, all of the obligations of Buyer under this Section 2.10, and a copy of such written assumption shall be delivered to Atmel; provided, that Buyer and its successors and assigns shall continue to be bound by the terms of this Section 2.10;
               (iv) Buyer shall not sell all or substantially all of its assets, consummate a merger with another entity (unless Buyer is the surviving entity in such merger) or consummate any similar corporate transaction;
               (v) Buyer shall not take any action, and refrain from taking any action, that would have the effect of shifting sales of the Business or either of the Transferred Entities for any calendar or fiscal year to any other calendar or fiscal year;
               (vi) Buyer shall, and shall cause its Affiliates to, maintain a sufficient level of working capital as necessary to support the Earnout Targets;
               (vii) Buyer shall promote the Business and shall not make any material change to the Business;
               (viii) Buyer shall not enter into any transaction or arrangement in relation to the Business or involving either of the Transferred Entities other than a bona fide commercial transaction or arrangement on an arm’s length basis; and

               (ix) Buyer shall deliver to Atmel, within twenty (20) Business Days following the last day of each quarter, a statement setting forth Buyer’s calculation of the Earnings for each such quarter, which statement shall include the amounts of net revenues, Direct Costs of Sales (itemizing each cost associated with the Business and included in such Direct Costs of Sales), and to the extent applicable, any amount of Losses paid or payable by Atmel that constitute Direct Cost of Sales.
     2.11 Allocation of the Purchase Price. Prior to the Closing, Atmel and Buyer shall use their respective commercially reasonable efforts, in good faith, to agree on the allocation of the Purchase Price among the Assets, the UK Ordinary Shares, the Vault-IC Shares and the Assumed Liabilities. Any adjustment of the Purchase Price as referred to in Section 2.12, shall be allocated among the Assets, the UK Ordinary Shares and the Assumed Liabilities in the same proportions as the Purchase Price was so allocated. Neither Buyer nor Atmel shall take any position (whether in audits, tax returns or otherwise) that is inconsistent with such allocation (unless required to do so by applicable Law).
     2.12 Adjustment of the Purchase Price. The Purchase Price shall be deemed to be adjusted by the amount of (i) any payment made to the Buyer Indemnitees pursuant to Section 16.3(b) and to Buyer pursuant to any other provision contained in this Agreement, (ii) any payments made in accordance with Section 2.9 and (iii) any Earnout Payment, except that a portion of each Earnout Payment shall constitute interest as determined using the appropriate applicable federal rate (as defined in Section 1274(d) of the Code and the Treasury Regulations thereunder) and shall be treated and reported by Atmel and Buyer as interest for such purposes. For US, UK, French and Swiss tax purposes, all payments made under any indemnity, warranty, representation or covenant hereunder shall be treated, so far as possible, as an adjustment to the Purchase Price.
ARTICLE III
INTELLECTUAL PROPERTY MATTERS
     3.1 License to Buyer. Subject to the terms and conditions of this Agreement, including Section 3.2, effective as of the Closing, Atmel and the Selling Subsidiaries hereby do grant and agree to grant to Buyer Licensees a worldwide, perpetual (except as provided in Section 3.3), royalty-free, fully paid-up, non-exclusive, right and license:
          (a) under the Licensed Patents, to make, have made, use, sell (including through multiple tiers of distribution), offer for sale, and import Licensed Products; and
          (b) under all of Atmel’s rights in the Licensed Other IPR (and associated Transferred Technology), to copy, use, perform, display, distribute, correct, modify, adapt, improve, and otherwise exploit the Business Technology for all purposes within the Licensed Field.
     3.2 Restrictions and Conditions on License to Buyer.
          (a) The licenses granted to Buyer Licensees pursuant to Section 3.1 may not be transferred in whole or part by the Buyer Licensees to a third party; provided, that such licenses may, upon written notice to Atmel, be transferred in whole or in part to, or assumed in whole or in part by, a third party that is not a Restricted Entity, that acquires or succeeds to a business, assets, products, technology or operations of Buyer Licensees or any of their respective Affiliates to which such license relates, including as a result of, or by means of, a corporate reorganization, merger, stock purchase or purchase of all or substantially all of the assets of any Buyer Licensee or any of its Affiliates. Any transfer in accordance with the foregoing shall be subject to the transferee’s agreement to being bound by the restrictions on transfers to Restricted Entities. Notwithstanding the foregoing, subject to Buyer complying with all requirements with respect to Atmel Confidential Information, Buyer shall not require Atmel’s consent to engage a third party contractor to design, develop, test or manufacture, or assist in the design, development, manufacture or testing of Licensed Products, solely for the benefit of Buyer.
          (b) The Licensed Patents and licenses granted pursuant to shall not be sublicensable by Buyer Licensees without the prior written consent of Atmel, and the Buyer Licensees shall not exercise their make or have made rights in a manner that would circumvent or vitiate the foregoing restriction.
          (c) The license granted to Buyer Licensees pursuant to Section 3.1(a) may be sublicensed or transferred to a third party that is not a Restricted Entity by Buyer in the ordinary course of business; provided, Buyer Licensees take reasonable measures to maintain the confidentiality of any Trade Secrets included in the Licensed Other IPR including as set forth in Section 3.9 (Trade Secret Protection and Use) and the sublicensee or transferee, as the case may be, agrees to be bound by any restrictions on such license as applicable to Buyer.
          (d) To the extent that any Intellectual Property Rights of Atmel or the Selling Subsidiaries are licensed pursuant to any Ancillary Agreement or any other agreement specifically for the licensing of such Intellectual Property Rights, including the Core License Agreement, the terms of such agreement shall prevail over the terms of this Agreement, and such Intellectual Property Rights shall be deemed to be excluded from the licenses granted herein.
     3.3 Transfers to Restricted Entity. In the event of a sale or change of control of Buyer or Vault-IC (as a result of, or by means of, a corporate reorganization, merger, stock purchase or purchase of all or substantially all of the assets of Buyer or Vault-IC as the case may be) to a Restricted Entity, regardless of whether Buyer or Vault-IC is a surviving entity, the term of the licenses granted in Section 3.1 shall be limited to the shorter of three (3) years from the date of such transaction or the balance of the existing term of the license.
     3.4 Licenses Back. Subject to the terms and conditions of this Agreement, including Section 3.5, effective as of the Closing, Buyer, on behalf of themselves and their Subsidiaries, including without limitation the Transferred Entities, hereby do grant and agree to grant to Atmel and the Selling Subsidiaries and their respective Affiliates, and Atmel and the Selling Subsidiaries and their respective Affiliates retain, a worldwide, perpetual, irrevocable, non-terminable, royalty-free, fully paid up, non-exclusive, right and license:

          (a) under all rights in the License-Back Patents, to make, have made, use, sell, offer for sale, and import any product, and to practice any claimed method within the License-Back Patents; and
          (b) under all rights in the License-Back Other IPR (and associated Technology retained by Atmel or the Selling Subsidiaries) to copy, use, perform, display, distribute, modify, and otherwise exploit any License-Back Other IPR and any Technology retained by Atmel or the Selling Subsidiaries (including copies of Copyable Technology that is Transferred Technology) and to conduct the current and future businesses and operations of Atmel, the Selling Subsidiaries and their respective Affiliates.
     3.5 Restrictions and Conditions on License Back. The exercise by Atmel, the Selling Subsidiaries and their respective Affiliates of the licenses granted to it pursuant to Section 3.4 shall be subject to the following:
          (a) The restrictions on the conduct of the businesses of Atmel, the Selling Subsidiaries and their respective Affiliates set forth in Section 12.7 (Non-Competition and Business Restrictions);
          (b) The licenses granted under Section 3.4(a) may not be transferred in whole or in part to a third party; provided, that such licenses may, upon written notice to Buyer, be transferred in whole or part to, or assumed in whole or in part by, a third party that acquires or succeeds to a business, assets, products, technology or operations of Atmel, any Selling Subsidiary or any of their respective Affiliates to which such licenses relate, including as a result of, or by means of, a merger, stock purchase involving Atmel, a Selling Subsidiary or any such Affiliate, purchase of all or substantially all of the assets of such business or any other reorganization; further provided that such third party agrees, on behalf of itself and its Affiliates and successors) to be bound by the same restrictions on the conduct of its businesses and the businesses of its Affiliates as set out in Section 12.7 (Non-Competition and Business Restrictions) and the relevant restrictions set forth in Sections 3.5(c) and (e);
          (c) Atmel shall not sublicense the License-Back Patents granted in Section 3.4(a) to a third party except in connection with a grant of a license that includes at least an equal number of other Patents owned by Atmel; provided such third party agrees to be bound by the same restrictions on the conduct of its businesses and the businesses of its Affiliates as set out in Section 12.7 (Non-Competition and Business Restrictions) and agrees to not further sublicense such Patents;
          (d) Without limiting the restrictions set forth herein with respect to the Limited License-Back Patents, Atmel further agrees that it shall not grant to any third party a sublicense in the Licensed Field to any Limited License Back Patents;
          (e) The license granted under Section 3.4(b) may be sublicensed or transferred to a third party by Atmel or any of its Affiliates in the ordinary course of business; provided, that

Atmel takes reasonable measures to maintain the confidentiality of any Trade Secrets included in the Transferred Other IPR retained by Atmel or its Affiliates; provided such third party agrees to be bound by the same restrictions on the conduct of its businesses and the businesses of its Affiliates as set out in Section 12.7 (Non-Competition and Business Restrictions); and
          (f) Any purported transfer, assignment or sublicense by Atmel to a third party in breach of the foregoing restrictions shall be null and void ab initio.
     3.6 Existing Licenses. All licenses granted by Atmel and the Selling Subsidiaries under this ARTICLE III (Intellectual Property Matters) are subject to any and all Contracts between the Atmel and/or the Selling Subsidiaries and any third party entered into prior to the date hereof and to any restrictions, requirements or rights held by Government Authorities and third parties with respect to the Restricted IPR.
     3.7 Reservation of Rights and Limitation on Licenses.
          (a) Each Party (“Licensor Party”) granting a license to the other Party (“Licensee Party”) hereunder hereby reserves all rights not expressly granted hereunder. Subject to Section 7.6, no implied licenses are granted by Atmel and the Selling Subsidiaries with respect to any of the Assets or pursuant to any term of this Agreement or any of the Ancillary Agreements.
          (b) It is understood and agreed that any Intellectual Property Rights or Technology that is licensed, restricted or that is otherwise the subject of, the Core License Agreement or the Standard Cell Library License Agreement or any other Ancillary Agreement is not included within the scope of the foregoing licenses granted by Atmel to Buyer Licensees and the terms of such agreements shall prevail over the terms of this Agreement.
          (c) The license granted to Buyer pursuant to Section 3.1(a) may be terminated by Atmel in the event of a material breach by Buyer of the terms of such license (including acting outside the scope of such license) if such breach has not been cured within ninety (90) days of notice thereof from Atmel to Buyer.
     3.8 Licensed Patent List. If Schedule 3.1(a) (the “Licensed Patents List”) omits any Patents (other than a Patent that is Restricted IPR or Separately Provided IPR) owned and licensable by Atmel or the Selling Subsidiaries as of the Closing that, absent a license, would be infringed by the operation of the Business by Buyer immediately following the Closing when such Business is conducted in substantially the same manner as such Business was conducted prior to the Closing. In case Atmel has omitted any such Patent in the Licensed Patents List, then, such Patent shall be forthwith added to the Licensed Patent List and be deemed a “Licensed Patent” as of the Closing, provided that Atmel receives notice of the request to add such patent within 36 months of the Closing. The foregoing shall constitute Buyer’s sole and exclusive remedy in the event that any Patent is omitted from Schedule 3.1(a) or with respect to any breach of the representation and warranty set forth in Section 7.6(b) and (k).
     3.9 Trade Secret Protection and Use.

          (a) In General. Notwithstanding the transfer of ownership of a Trade Secret by Atmel or the Selling Subsidiaries to Buyer hereunder, or the grant or retention of license to a Trade Secret by a Party (or its Subsidiaries) hereunder, each Party agree that (A) nothing set forth herein shall limit a Party’s (as either owner or licensee of such Trade Secret) rights to such Trade Secrets including all rights in the event such Trade Secret is misappropriated by a third party following the Closing, or to otherwise protect the confidentiality of such Trade Secret as if such Party were the sole owner of such Trade Secret, and (B) each Party and its Subsidiaries shall treat the Trade Secrets of the other Party and its Subsidiaries with at least the same degree of care as they do their own Trade Secrets, but in no event with less than reasonable care; provided, that each Party and its Subsidiaries may use and disclose the Trade Secrets of the other Party and its Subsidiaries in compliance with the terms and conditions of this Agreement and the Ancillary Agreements.
          (b) Unrelated Atmel Trade Secrets. Prior to the Closing, the Business and Transferred Entities were routinely supplied copies of or had access to Technology and Trade Secrets of Atmel, the Selling Subsidiaries and their respective Affiliates and their various operations unrelated to the Business. Although Atmel has attempted to recover such information from the Business and the Transferred Entities, some may still be present within the Business or the Transferred Entities. Buyer therefore agrees that it will not, and will cause its Affiliates not to, use or disclose such Confidential Information that is clearly unrelated to the Business for any purpose whatsoever, and shall destroy any remaining copies in its possession after Closing.
     3.10 Trademark Use.
          (a) Atmel hereby grants to Buyer Licensees, effective as of the Closing for a period of 135 days from the Closing Date, worldwide, royalty free, non-exclusive license to use the Licensed Trademarks, in such territories as such Licensed Trademarks are currently being used, without modification solely in connection with the marketing, support, offering, sale and promotion of the units of Finished Goods acquired by Buyer from Atmel pursuant to this Agreement, including any use in connection with Buyer Licensees’ use and sale of any products, packaging and collateral material acquired from Atmel, and solely in the manner and forms in which such Licensed Trademarks are used by Atmel immediately prior to the Closing.
          (b) Without limiting, and in addition to, the foregoing, Buyer Licensees may continue to use indefinitely the Licensed Trademarks on any tangible reticle, circuit board layout, mold, and other tangible materials acquired from Atmel or the Selling Subsidiaries that include Licensed Trademarks if such Licensed Trademark is not readily apparent to a purchaser of products manufactured using such reticle, circuit board layout, mold or other tangible material (but only to the extent that Buyer otherwise has the right to use such reticle, circuit board layout, mold or other tangible material).
          (c) Buyer Licensee shall maintain the quality of the goods with which such Licensed Trademarks are used and visible at at least the same level maintained by Atmel prior to the Closing. Without limiting the foregoing, the Buyer Licensees shall not use the Licensed Trademarks in a manner that detracts from the goodwill associated with such Licensed Trademarks. Licensee’s use of the Licensed Trademarks must comply with all instructions, practices or requirements of Atmel, including any and all trademark usage guidelines (available as of the date hereof at http://atmel.com/general/trademark_guidelines.asp) provided or made available to Licensee by Atmel. All goodwill associated with the use of such Licensed Trademarks shall inure to the sole benefit of Atmel.
          (d) Atmel shall have the right to monitor the quality of Buyer Licensees’ goods and services that are offered in connection with the Licensed Trademarks, and Buyer Licensees shall provide reasonable assistance to Atmel in such monitoring by providing, at Atmel’s request and expense, samples of such goods and services and extending other reasonable cooperation to Atmel.
          (e) Buyer will not use as a Trademark any Trademarks of Atmel except as expressly permitted in this Section 3.10.
     3.11 Abandonment of Licensed and Transferred Patents. Prior to the fifth (5th) anniversary of the Closing Date:
          (a) If Buyer intends to abandon the prosecution or maintenance of any Transferred Patent, it shall use reasonable commercial efforts to provide Atmel with timely advanced notice of such intention, and upon Atmel’s request shall assign such Patent to Atmel at no cost or charge. Such re-assigned Patent shall then be deemed a Licensed Patent. Such notice shall be provided at least thirty (30) days before the occurrence of any event or deadline that would result in such Transferred Patent lapsing or going abandoned.
          (b) If Atmel intends to abandon the prosecution or maintenance of any Licensed Patent, it shall use reasonable commercial efforts to provide Buyer with timely advanced notice of such intention, and upon Buyer’s request shall assign such Patent to Buyer at no cost or charge. Such assigned Patent shall then be deemed a Transferred Patent and a Licensed Back Patent licensed to Atmel pursuant to Section 3.4. Such notice shall be provided at least thirty (30) days before the occurrence of any event or deadline that would result in such Transferred Patent lapsing or going abandoned.
     3.12 Limited License-Back Patents. Within 90 days of the Effective Date, Buyer may designate in writing to Atmel up to a total of 15 Patents and Patent applications listed on Schedule 2.3(b)(ii)(A)(1) (Transferred Patents) or on the Restricted IPR schedule (Schedule 2.5(a)(ii)), as “Limited License-Back Patents”. The Parties shall discuss in good faith the designation of such Patent, provided that ultimately the designation of such Patents as Limited License-Back Patents shall be in Buyer’s sole discretion. Once the list of Limited License-Back Patents has been established, such Patents (or Patent Applications, as the case may be) shall be listed on Schedule 3.12 which shall become part of this Agreement. If a Patent on the Restricted IPR Schedule is selected by Buyer but cannot be transferred to Buyer, then, notwithstanding the retention of such Patent by Atmel, it shall be deemed a Limited License-Back Patent and the restrictions set forth in Section 3.5(d) with respect to Atmel licensing such Patents to third parties, shall apply.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES REGARDING ATMEL UK
     Except as set forth in the Atmel Disclosure Schedule (it being agreed that any matter disclosed in the Atmel Disclosure Schedule with respect to any section of this Agreement shall be deemed to have been disclosed with respect to any other section to the extent the applicability thereto is reasonably apparent), Atmel hereby represents and warrants as follows:
     4.1 Organization.
          (a) Atmel UK is a private company duly incorporated and validly existing under the Laws of England and Wales.
          (b) The copies of the memorandum and articles of association or other constitutional and corporate documents of Atmel UK provided to Buyer are true and accurate in all material respects. All statutory books, financial records and registers of Atmel UK have been properly kept and all returns, particulars, resolutions and other documents which Atmel UK is required by Law in England and Wales to file with or deliver to any authority in such jurisdictions (including, in particular, the Registrar of Companies in England and Wales) have been correctly made up and filed or, as the case may be, delivered.
          (c) Notwithstanding any other provisions of this Agreement, this Section 4.1 contains Atmel’s sole representations and warranties regarding the organization of Atmel UK.
     4.2 Power and Authority.
          (a) Atmel UK has the requisite power and authority to own its property and assets and to carry on its business. Atmel UK possesses all governmental licenses and permits necessary to carry on the Business as conducted in the UK as currently conducted, except such licenses and permits the absence of which would not, individually or in the aggregate, have, or be reasonably expected to have, a Business Material Adverse Effect.
          (b) Notwithstanding any other provisions of this Agreement, this Section 4.2 contains Atmel’s sole representations and warranties regarding power and authority of Atmel UK.
     4.3 Capitalization.
          (a) The authorized share capital of Atmel UK is £1,000 consisting of 1,000 ordinary shares of £1.00 nominal value per share (“UK Ordinary Shares”). As of the date hereof, there was one (1) UK Ordinary Share in issue, the beneficial and legal owner of which is Atmel, and such UK Ordinary Share is the only issued and outstanding share of capital stock of Atmel UK. Other than the UK Ordinary Shares, there are no other shares or other equity securities of Atmel UK in issue and no other options, warrants, calls, conversion rights, claims from third parties, commitments or agreements of any character to which Atmel UK is a party or by which Atmel UK may be bound that do or may obligate Atmel UK to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares in Atmel UK’s share capital or securities convertible into or exchangeable for Atmel UK’s share capital or that do or may obligate Atmel UK to grant, extend, accelerate the vesting or waive any repurchase rights of, or change the price of the share capital or otherwise amend or enter into any such rights, commitments, subscriptions, options or agreements. The sole UK Ordinary Share in issue was validly issued in compliance with all applicable English and Welsh Laws and duly authorized, and is fully paid.
          (b) Except as set forth in Section 4.3(b) of the Atmel Disclosure Schedule, Atmel UK does not own any share, interest or participation in any company, trust or entity of any kind, is not a party to any joint venture, cooperation or unincorporated association, and does not have any branch or permanent establishment outside of the UK.
          (c) Notwithstanding any other provisions of this Agreement, this Section 4.3 contains Atmel’s sole representations and warranties regarding capitalization of Atmel UK.
     4.4 No Violation.
          (a) The consummation by Atmel UK of the Contemplated Transactions will not (a) conflict with or violate any provision of the memorandum and articles of association or other similar organizational documents of Atmel UK, (b) assuming that all consents, approvals and authorizations contemplated by Section 4.5 have been obtained and all filings described therein have been made, conflict with or violate any Law applicable to Atmel UK in any country where the Business has material business operations as of the date hereof, except to the extent such conflict or violation would not have, or be reasonably expected to have, a Business Material Adverse Effect, or (c) result in the creation of, or require the creation of, any Lien upon the UK Ordinary Shares.
          (b) Atmel UK is not subject to any Contract that would impair its ability to consummate the Contemplated Transactions. Except as set forth in Section 4.4(b) of the Atmel Disclosure Schedule, the consummation by Atmel UK of the Contemplated Transactions will not constitute a breach or a default under any of the Material Contracts (as defined below), except for such breach or default as would not have, or be reasonably expected to have, a Business Material Adverse Effect.
     4.5 Authorizations and Consents.
          (a) No consents, licenses, approvals or authorizations of, or registrations, declarations or filings with, any Governmental Authority in the UK (“UK Governmental Consents”) are required to be obtained or made by Atmel UK, in connection with the execution, delivery, performance, validity and enforceability of this Agreement or any Ancillary Agreements to which Atmel UK is, or is to be, a party or the consummation by Atmel UK of the Contemplated Transactions, other than UK Governmental Consents set forth in Section 4.5(a) of the Atmel Disclosure Schedule or required in connection with Restricted IPR, and except for those UK Governmental Consents the failure (in part or in whole) of which to obtain would not have, or be reasonably expected to have, a Business Material Adverse Effect. All representations, warranties, statements or other communications, whether express or implied, made by Atmel UK to any Governmental Authority in the UK in requesting the UK Governmental Consents shall be true and correct.
          (b) Notwithstanding any other provisions of this Agreement, this Section 4.5 contains Atmel’s sole representations and warranties regarding UK Governmental Consents.
     4.6 UK Financial Statements.
          (a) As of the Closing, Atmel shall attach as Section 4.6(a) of the Atmel Disclosure Schedule the Audited Balance Sheet. At the time of the Closing, the Audited Balance Sheet fairly presents, in all material respects, the financial condition of Atmel UK as of the date of such Audited Balance Sheet, subject to the absence of footnote disclosure and to other required adjustments as if the Business as conducted in the UK had operated as an unaffiliated entity during the periods presented therein.
          (b) The Audited Balance Sheet has been prepared in accordance with accounting standards, policies, principles and practices generally accepted in the UK and on a basis consistent with the audited accounts of Atmel UK for the three prior accounting periods ending prior to the date of this Agreement.
          (c) The Audited Balance Sheet contains either provision adequate to cover, or full particulars in notes of, all Taxation (whether quantified, contingent, disputed or otherwise) of Atmel UK as required under the Laws of England and Wales or under UK GAAP, as at December 31, 2009.
          (d) Notwithstanding any other provisions of this Agreement, this Section 4.6 contains Atmel’s sole representations and warranties regarding financial statements of Atmel UK.
     4.7 Absence of Certain Changes in the UK. Except as set forth in Section 4.7 of the Atmel Disclosure Schedule or as reflected on the Audited Balance Sheet, since December 31, 2009 through the date hereof, (i) Atmel UK has conducted its business in the Ordinary Course, and (ii) there has not been any change in the business of Atmel UK that has resulted in a Business Material Adverse Effect.
     4.8 UK Real Property.
          (a) Section 4.8(a) of the Atmel Disclosure Schedule includes a true and complete list of all real property leases, subleases or other occupancies to which Atmel UK is a party as lessee or lessor, used in the Business as conducted in the UK (the “UK Real Property Leases,” and the properties leased thereunder, the “UK Leased Real Property”). The leasehold interests relating to the UK Real Property Leases are free and clear of all Liens, other than Permitted Liens. As of the date hereof, all amounts due and payable by Atmel UK in connection with the UK Leased Real Property have been paid and no amount shall be payable after the

Closing other than in the Ordinary Course. The UK Leased Real Property is being used for its permitted use and all planning permissions necessary for its operation have been obtained, except to the extent the failure to obtain such planning permissions would not have, or be reasonably expected to have, a Business Material Adverse Effect. Atmel UK has not received any written notice from the other party to any UK Real Property Lease of the termination or proposed termination thereof.
          (b) To the Knowledge of Atmel, there is no pending or threatened condemnation, expropriation, eminent domain or similar proceeding affecting all or any part of the UK Leased Real Property, and Atmel UK has not received any written notice thereof.
          (c) Notwithstanding any other provisions of this Agreement, this Section 4.8 contains Atmel’s sole representations and warranties regarding real property in the UK.
     4.9 UK Contracts.
          (a) UK Material Contracts. Section 4.9(a) of the Atmel Disclosure Schedule is a true and correct list, as of the date hereof, of all of the following Contracts to which Atmel UK, is a party or by which Atmel UK is bound that is material to the Business as conducted in the UK (the “UK Material Contracts”):
               (i) all UK Real Property Leases;
               (ii) all company-wide collective bargaining agreements applicable to the Atmel UK Employees to which Atmel UK is a party;
               (iii) capital and operating leases or similar financial arrangements with respect to office equipment used by Atmel UK under which Atmel UK is the lessee and is obligated to make payments of more than Three Hundred Thousand US dollars (US$300,000) per annum;
               (iv) Contracts for the acquisition of any material assets with respect to the Business as conducted in the UK entered into by Atmel UK at any time during the last twelve (12) months with any third party, other than Contracts for acquisitions of assets in the Ordinary Course;
               (v) Contracts limiting or purporting to limit the freedom of Atmel UK to (A) engage in the Business as conducted by Atmel UK in the countries where Atmel UK has material business operations as of the date hereof, or (B) acquire any Person or compete with any Person in the countries where Atmel UK has material business operations as of the date hereof;
               (vi) Contracts for the appointment of any distributor, sales representative, joint venturer or co-developer of Transferred IPR owned by Atmel UK;
               (vii) IP Agreements to which Atmel UK is a party (other than (a) non-exclusive licenses to commercially available Software or Technology for which Atmel UK or its Subsidiaries has paid less than Three Hundred Thousand US dollars (US$300,000) or (b) non-exclusive licenses of Intellectual Property Rights incidental to the purchase or license of Technology or services in the ordinary course of business);
               (viii) Consortium Agreements to which Atmel UK is a party;
               (ix) Contracts which are not (A) on arm’s length terms and (B) with respect to a bona fide commercial transaction;
               (x) any Contract between Atmel UK and another Affiliate of Atmel;
               (xi) any Contract between any UK Governmental Authority and Atmel UK; or
               (xii) any Contract not otherwise listed above with respect to the Business as conducted in the UK by Atmel UK to which Atmel UK is a party involving reasonably anticipated payments in excess of Three Hundred Thousand US dollars (US$300,000) per annum.
          (b) Status of UK Material Contracts. A true and correct copy of each UK Material Contract has been made available to Buyer. Each UK Material Contract, (i) is valid and binding on Atmel UK (assuming compliance with each of the terms in such UK Material Contract by the other parties thereto), (ii) as of the date hereof, there is no breach or default on the part of Atmel UK under such UK Material Contract, including, for the purposes of clarity, the Regional Selective Assistance grants from the Scottish Government and Scottish Enterprise Lanarkshire as referred to in Section 4.9(a)(xi) in the Atmel Disclosure Schedule, (iii) Atmel UK has not received written notice of any breach or default by any other party to such UK Material Contract and (iv) except as set forth in Section 4.9(b) of the Atmel Disclosure Schedule, no written notice of termination has been received or served by Atmel UK, except in the case of clauses (ii) and (iii), for such breach or default which would not, individually or in the aggregate, have or be reasonably expected to have, a Business Material Adverse Effect. Other than the grants from the Scottish Government and Scottish Enterprise Lanarkshire described in Sections 4.9(a)(xi) and 12.3(a) of the Atmel Disclosure Schedule, to the Knowledge of Atmel, as of the date hereof, there are no projects related to technology development for the Business funded or subsidized by a Governmental Authority pursuant to which Atmel UK receives rights and benefits for technology research and development, including reimbursement of costs or grants of money.
     4.10 Compliance with UK Laws.
          (a) To the Knowledge of Atmel, as of the date hereof, Atmel UK is not in violation of any Law that is applicable to the conduct or operation of the Business as conducted by Atmel UK in the countries where Atmel UK has material business operations as of the date hereof, or the ownership or use of any of the assets of Atmel UK in the Business as conducted by Atmel UK in the countries where Atmel UK has material business operations as of the date hereof, which violation has had, or would reasonably be expected to have, a Business Material Adverse Effect.

     4.11 UK Assets.
          (a) Section 4.11(a) of the Atmel Disclosure Schedule sets forth a true and correct list of Fixed Assets as of the date hereof, including the Transferred Equipment, owned by Atmel UK.
          (b) Except as set forth in Section 4.11(b) of the Atmel Disclosure Schedule, Atmel UK is the legal owner of and has good title to all material Fixed Assets owned by Atmel UK listed in Section 4.11(a) of the Atmel Disclosure Schedule. Except as set forth in Section 4.11(b) of the Atmel Disclosure Schedule, none of such material Fixed Assets is the subject of any lease, lease hire agreement, hire purchase agreement or agreement for payment on deferred terms or is the subject of any licence or factoring arrangement.
          (c) Each material item of Fixed Assets is (i) in good operating condition (subject to normal wear and tear and consistent with the age of such tangible assets) and (ii) suitable for the purposes for which it is currently being used in the Business as conducted by Atmel UK as of the date hereof. Except for the foregoing, all such Equipment (A) is being transferred on a “where is” and, as to condition, “as is” basis, without warranty of any kind, except for such failures to be in such condition, and (B) with respect to hardware and software assets, are, to the Knowledge of Atmel, free from any bugs, errors and enhancements, that, individually or in the aggregate, have had or could reasonably be expected to have a Business Material Adverse Effect.
     4.12 UK Litigation.
          (a) Except as set forth in Section 4.12(a) of the Atmel Disclosure Schedule, as of the date hereof, there is no actual or pending Litigation in the UK involving Atmel UK or, to the Knowledge of Atmel, threatened against or involving Atmel UK.
          (b) Except as set forth in Section 4.12(b) of the Atmel Disclosure Schedule, as of the date hereof, none of Atmel UK or its officers or its directors have received written notice of any UK judicial, administrative, investigative, arbitration, dispute or complaint of any nature whatsoever (including any dispute with the UK tax authorities), including arbitration or settlement that had had, or would reasonably be expected to have, a Business Material Adverse Effect.
          (c) As of the date hereof, Atmel UK is not being prosecuted for a felony offence nor to the Knowledge of Atmel, are there any circumstances which would result in prosecution for a felony offence or which would reasonably be expected to result in a felony offence or other action by a UK Governmental Authority.
     4.13 UK Employees.
(a) Section 4.13(a) of the Atmel Disclosure Schedule sets forth a true and correct anonymized list of all Atmel UK Employees, as redacted pursuant to applicable UK Laws relating to data privacy, showing for each Atmel UK Employee, the employee number, position held, employment commencement date, monthly gross salary or wages and aggregate annual compensation for the last fiscal year.
          (b) Section 4.13(b) of the Atmel Disclosure Schedule sets forth a true and correct anonymized list of all persons providing services to Atmel UK material to the Business under an agreement which is not a contract of employment (in particular consultants), as redacted pursuant to applicable UK Laws relating to data privacy, showing for each such service provider, the company which engages them, the remuneration provided to each individual, the length of notice to terminate such agreement or the expiry date of such agreement.
          (c) Section 4.13(c) of the Atmel Disclosure Schedule lists all collective bargaining agreements to which Atmel UK is a party applicable to the Atmel UK Employees and all handbooks and current sample standard form contracts which apply to any of the Atmel UK Employees.
          (d) Section 4.13(d) of the Atmel Disclosure Schedule lists all of the Benefit Plans of which the Atmel UK Employees are beneficiaries or participants. With respect to each of the Benefit Plans identified on Section 4.13(d) of the Atmel Disclosure Schedule, Atmel UK has made available to Buyer true and correct copies or a written description or summary thereof. Each Benefit Plan listed on Section 4.13(d) of the Atmel Disclosure Schedule has been maintained in compliance in all material respects with all applicable Laws of England and Wales.
          (e) All contributions, insurance premiums, tax and expenses due to and in respect of such Benefit Plans have been duly paid by Atmel UK, and except as set forth in Section 4.13(e) of the Atmel Disclosure Schedule, there are no liabilities outstanding in respect of the Benefit Plans as of the date hereof.
          (f) Section 4.13(f) of the Atmel Disclosure Schedule lists all stock-based employee compensation plans or incentive scheme (including, without limitation, any commission, profit sharing or bonus scheme) which are maintained, or contributed to, for the benefit of or relating to Atmel UK Employees as of the date hereof.
          (g) Except as set forth in Section 4.13(g) of the Atmel Disclosure Schedule, as of the date hereof, Atmel UK is not in violation of any Laws applicable to Atmel UK Employees, collective agreements (if any) or employment agreements of such Atmel UK Employees, in particular in relation to employees’ representation (including works councils), compensation, working time, overtime, paid vacation, medical care and social security, employee participation or profit sharing, except such violations which would not, individually or in the aggregate, have, or be reasonably expected to have, a Business Material Adverse Effect.
          (h) To the Knowledge of Atmel, there are no material sums owing to or from any Atmel UK Employees other than reimbursement of expenses, wages for the current salary period and holiday pay for the current holiday year. The Contemplated Transactions will not entitle any Atmel UK Employees to terminate their employment or receive any payment or other benefit.
          (i) Except as set forth in Section 4.13(i) of the Atmel Disclosure Schedule, there has been no collective employment dispute with Atmel UK Employees or their employee representatives, including any works councils at Atmel UK, over the last two (2) years and no collective dismissal procedure pursuant to any Law during such period.
          (j) Except as set forth in Section 4.13(j) of the Atmel Disclosure Schedule, no notice to terminate employment contract of any Atmel UK Employee is pending, outstanding or, to the Knowledge of Atmel, threatened and, to the Knowledge of Atmel, no dispute is outstanding between Atmel UK and any of the Atmel UK Employees or former employees relating to their employment terms or termination of their employment, except such disputes which would not, individually or in the aggregate, have, or be reasonably expected to have, a Business Material Adverse Effect.
          (k) Except as set forth in Section 4.13(k) of the Atmel Disclosure Schedule, as of the date hereof, none of Atmel UK or its officers or directors has received any written notice from any person or any UK Government Authority regarding any actual or alleged violation of any Laws relating to labor and employment matters in the UK, including any collective dismissal procedure under any Law applicable to Atmel UK Employees.
          (l) Except as set forth in Section 4.13(l) of the Atmel Disclosure Schedule, to the Knowledge of Atmel, to the extent permissible by law, no Atmel UK Employee or former employee of Atmel UK is entitled to validly claim any ownership, joint ownership, indemnification or else in and to any IPR and no Atmel UK Employee, consultant or service provider, or former employee, consultant or service provider of Atmel UK is entitled under his/her employment, consulting or services contract, as applicable, to validly claim any rights (ownership, joint ownership, indemnification or else) in and to any IPR resulting from an invention or a creation performed within his/her professional activities for Atmel UK. Except as set forth in Section 4.13(l) of the Atmel Disclosure Schedule, to the Knowledge of Atmel, no outstanding amount is currently owed by Atmel UK in relation to such work under any contractual provision.
          (m) To the Knowledge of Atmel, except as set forth in Section 4.13(m) of the Atmel Disclosure Schedule, Atmel UK has not entered into any agreement or undertaking or commitment of any kind with any of the Atmel UK Employees which provide, in the event of termination or retirement, (i) for a notice period which exceeds 6 months (from the employer), or (ii) for a payment of any severance benefits in connection with their termination of employment or service.
          (n) Except as reflected in the Audited Balance Sheet, as of the date hereof, Atmel UK has not incurred any actual or, to the Knowledge of Atmel, contingent liability in connection with any termination of employment of its former employees (including redundancy payments) as part of Project Nevis.

          (o) Atmel is responsible for the settlement of any options, restricted stock units or other right to purchase shares of common stock of Atmel which were granted to any Atmel UK Employee by Atmel and which are exercised, in accordance with the terms of the plan, program or arrangement under which such options, restricted stock units or rights were granted, after the Closing Date. Atmel UK shall have no liability to settle such options, restricted stock units or rights or any plan, program or arrangement related thereto.
          (p) To the Knowledge of Atmel, Atmel UK has not received any notice or complaint alleging non-compliance with the Data Protection Act 1998 with respect to any Atmel UK Employee or any notification of an application for rectification or erasure of personal data with respect to any Atmel UK Employee.
          (q) Notwithstanding any other provisions of this Agreement, this Section 4.13 contains Atmel’s sole representations and warranties regarding Atmel UK Employee matters.
     4.14 UK Taxes and UK Tax Matters.
          (a) Except as described in Section 4.14(a) of the Atmel Disclosure Schedule or as would not reasonably be expected to have a Business Material Adverse Effect, all UK Tax Returns required to be filed by Atmel UK with respect to the Business as conducted in the UK have been duly and timely filed (taking into account applicable extensions) and all such UK Tax Returns are true, correct and complete in all material respects. Atmel UK has paid (or caused to be paid) all Taxes with respect to the Business as conducted in the UK that are due and payable (other than Taxes that are being contested in good faith and are reserved for in the UK portion of the Financial Statements).
          (b) To the Knowledge of Atmel, no challenge or audit of any UK Tax Return by any Governmental Authority in the UK is currently in progress or otherwise threatened in writing. Atmel UK has not waived any statute of limitations with respect to UK Taxes or agreed to an extension of time with respect to a UK Tax assessment or deficiency affecting Atmel UK which waiver or extension of time is currently outstanding.
          (c) To the Knowledge of Atmel, Atmel UK is a taxable person for value added tax purposes and is registered for the purposes of VAT.
          (d) Atmel UK is not a large company within the meaning of regulation 3 of the Corporation Tax (Installment Payment) Regulations 1998.
          (e) Atmel UK is not a close company within the meaning of Section 439 of the Corporation Tax Act 2010.
          (f) Atmel UK has, throughout the past seven years, been resident in the UK for corporation tax purposes and has not, at any time in the past seven years, been treated as resident in any other jurisdiction for the purposes of any double taxation arrangements.

          (g) Notwithstanding any other provisions of this Agreement, this Section 4.14 contains Atmel’s sole representations and warranties regarding UK Taxes.
     4.15 Insurance.
          (a) As of the date hereof, Atmel UK maintains, with respect to the Business conducted in the UK, general liability, professional liability, product liability, fire, casualty, workers’ compensation, and other types of insurance applicable to Atmel UK which is in full force and effect and, to the Knowledge of Atmel, comprised of the types and in the amounts customarily carried by businesses of similar size in the same industry operating in the UK. As of the Closing Date, Atmel UK will maintain, with respect to the Business conducted in the UK, general liability, professional liability, product liability, fire, casualty, workers’ compensation, and other types of insurance which will be in full force and effect and, to the Knowledge of Atmel, comprised of the types and in the amounts customarily carried by businesses of similar size in the same industry operating in the UK.
          (b) Notwithstanding any other provisions of this Agreement, this Section 4.15 contains Atmel’s sole representations and warranties regarding Insurance of Atmel UK.
     4.16 UK Environmental Matters.
          (a) Except as set forth in Section 4.16(a) of the Atmel Disclosure Schedule, to the Knowledge of Atmel, Atmel UK has not received any written notice from a Governmental Authority in the UK regarding any actual or alleged violation of Environmental Law or any actual, potential or alleged liabilities relating to or arising under any Environmental Law, except where such violation or liability would not result in a Business Material Adverse Effect or has been cured.
          (b) Notwithstanding any other provisions of this Agreement, this Section 4.16 contains Atmel’s sole representations and warranties regarding environmental matters in the UK.
     4.17 Transactions with Affiliates.
          (a) To the Knowledge of Atmel, except as set forth in Section 4.17(a) of the Atmel Disclosure Schedule, no managing director or president of Atmel UK in office as of the date hereof (i) owns any material tangible or intangible property which is used by Atmel UK in the Business in the conduct of its operations in the UK, (ii) has any cause of action against Atmel UK, or (iii) owes any money to Atmel UK or is owed money by Atmel UK (other than compensation, reimbursement and benefits owed to employees in the Ordinary Course).
          (b) As of the Closing, neither (i) Atmel or any of its Affiliates, nor (ii) any officer, director, employee of Atmel or of any of its Affiliates (other than Atmel UK) will be entitled to a claim for Employee Advances from Atmel UK or has assigned to any Person the benefit of such a claim against Atmel UK.

          (c) Notwithstanding any other provisions of this Agreement, this Section 4.17 contains Atmel’s sole representations and warranties regarding Atmel UK’s transactions with Affiliates.
     4.18 No Other UK Representations and Warranties. Notwithstanding anything to the contrary contained in this Agreement, except for the representations and warranties expressly made by Atmel in this ARTICLE IV or in Section 7.6, none of Atmel, Atmel UK or any of their respective Affiliates, directors, officers, employees, representatives, agents, counsel or advisors has made, or shall be deemed to have made, any representations or warranties, express or implied, to Buyer or any other Person and Atmel and Atmel UK hereby disclaim any and all other representations or warranties, whether made by one or more of Atmel, Atmel UK or any of their respective Affiliates, representatives, agents or advisors, with respect to the Business as conducted in the UK, the Assets owned by Atmel UK, the UK Ordinary Shares or any of the Contemplated Transactions, notwithstanding the delivery or disclosure to Buyer, its Affiliates or their respective directors, officers, employees, consultants, counsel, financial advisors (including any brokers or finders), accountants, other advisors, agents, or representatives of any documentation or other information with respect to one or more of the foregoing. Without limiting the generality of the foregoing, no representation or warranty has been made or is being made herein to Buyer or any other Person (i) as to merchantability, suitability or fitness for a particular purpose, or quality, with respect to any tangible assets or as to the condition or workmanship thereof or the absence of any defects therein, whether latent or patent, (ii) with respect to any projections, forecasts, business plans, financial models, pro forma financials, estimates or budgets delivered to or made available to Buyer or any other Person, (iii) regarding any labor and employment matters in the UK concerning the Contemplated Transactions, including whether or not the Atmel UK Employees would elect or organize employee representatives, works council, unions or other employee representative bodies, or (iv) with respect to any other information or documents made available at any time to Buyer or any other Person.
ARTICLE V
REPRESENTATIONS AND WARRANTIES REGARDING ATMEL FRANCE
     Except as set forth in the Atmel Disclosure Schedule (it being agreed that any matter disclosed in the Atmel Disclosure Schedule with respect to any section of this Agreement shall be deemed to have been disclosed with respect to any other section to the extent the applicability thereto is reasonably apparent), Atmel hereby represents and warrants as follows:
     5.1 Organization.
          (a) Atmel France is a private company duly incorporated and validly existing under the Laws of France.
          (b) Notwithstanding any other provisions of this Agreement, this Section 5.1 contains Atmel’s sole representations and warranties regarding the organization of Atmel France.

     5.2 Power and Authority.
          (a) Atmel France has the requisite power and authority to own its property and assets and to carry on its business except such power and authority the absence of which would not, individually or in the aggregate, have, or be reasonably expected to have, a Business Material Adverse Effect. Atmel France possesses all governmental licenses and permits necessary to carry on the Business as conducted in France as currently conducted, except such licenses and permits the absence of which would not, individually or in the aggregate, have, or be reasonably expected to have, a Business Material Adverse Effect.
          (b) Notwithstanding any other provisions of this Agreement, this Section 5.2 contains Atmel’s sole representations and warranties regarding power and authority of Atmel France.
     5.3 Authorization and Enforceability.
          (a) The execution, delivery and performance by Atmel France of this Agreement solely for the purposes of Section 2.2 and the consummation by Atmel France of the Contemplated Transactions, including execution, delivery and performance by Atmel France of the Contribution Agreement, have been or will be prior to the Closing duly authorized by all necessary corporate action on the part of Atmel France and no other corporate proceedings on the part of Atmel France are or will be necessary to authorize the execution, delivery and performance of this Agreement and the Contribution Agreement or the consummation of the Contemplated Transactions. This Agreement constitutes, solely for purposes of Section 2.2, and the Contribution Agreement will, upon execution and delivery by Atmel France, constitute a legal, valid and binding obligation of Atmel France enforceable against Atmel France in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, liquidation, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at Law).
          (b) Notwithstanding any other provisions of this Agreement, this Section 5.3 contains Atmel’s sole representations and warranties regarding authorization and enforceability with regard to Atmel France, of the Agreement, the Contemplated Transactions and the Contribution Agreement.
     5.4 Authorizations and Consents.
          (a) No consents, licenses, approvals or authorizations of, or registrations or filings with, any Governmental Authority in France (“French Governmental Consents”) are required to be obtained or made by Atmel France, in connection with the execution, delivery, performance, validity and enforceability of this Agreement solely for the purposes of Section 2.2 or the Contribution Agreement or the consummation by Atmel France of the Contemplated Transactions, other than the French Governmental Consents set forth in Section 5.4(a) of the Atmel Disclosure Schedule or required in connection with Restricted IPR, and except for those for which the failure

(in part or in whole) to obtain such French Governmental Consents would not have, or be reasonably expected to have, a Business Material Adverse Effect. All representations, warranties, statements or other communications, whether express or implied, made by Atmel France to any Governmental Authority in France in requesting the French Governmental Consents shall be true and correct.
          (b) Notwithstanding any other provisions of this Agreement, this Section 5.4 contains Atmel’s sole representations and warranties regarding French Governmental Consents.
     5.5 Absence of Certain Changes in France.
          (a) Except as set forth in Section 5.5(a) of the Atmel Disclosure Schedule or as reflected on the Unaudited Balance Sheet, since December 31, 2009 through the date hereof, (i) Atmel France has conducted its business in the Ordinary Course, and (ii) there has not been any change in the business of Atmel France that has resulted in a Business Material Adverse Effect.
          (b) Notwithstanding any other provisions of this Agreement, this Section 5.5 contains Atmel’s sole representations and warranties regarding the absence of certain changes in France.
     5.6 France Real Property.
          (a) Atmel France is the owner of the Property that is used in the Business as conducted in France listed in Section 5.6(a) of the Atmel Disclosure Schedule (the “French Property”). The freehold interest relating to the French Property is free and clear of all Liens, other than Permitted Liens.
          (b) Atmel France and Vault-IC shall enter into the Lease Agreement prior to Closing. At the Closing, the Lease Agreement shall comply with all applicable provisions of French Law and constitute a valid commercial lease (bail commercial) (as that term is defined in French law) in all material respects.
          (c) Notwithstanding any other provisions of this Agreement, this Section 5.6 contains Atmel’s sole representations and warranties regarding real property in France.
     5.7 France Transferred Contracts.
          (a) Status of France Transferred Contracts.
               (i) A true and complete copy of each France Transferred Contract as listed on Schedule 2.3(b)(i)(A) has been made available to Buyer. As to each France Transferred Contract there does not exist thereunder as of the date hereof any breach or default on the part of Atmel France and Atmel France has not received written notice of any breach or default by any other party to such France Transferred Contract, except for such breach or default which would not, individually or in the aggregate, have, or be reasonably expected to have, a Business Material Adverse Effect.

               (ii) Except as set forth in Section 5.7(a)(ii) of the Atmel Disclosure Schedule, to the Knowledge of Atmel, all France Transferred Contracts are valid, binding and in full force and effect and enforceable by Atmel France in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, liquidation, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at Law), except for such failure to be valid, binding or in full force and effect or enforceable by Atmel France in accordance with their respective terms, as would not, individually or in the aggregate, have, or be reasonably expected to have, a Business Material Adverse Effect. Other than the Funded Projects listed in Schedule 2.2(b) and described in Section 12.3(a) of the Atmel Disclosure Schedule, to the Knowledge of Atmel, as of the date hereof, there are no projects related to technology development for the Business funded or subsidized by a Governmental Authority pursuant to which Atmel France receives rights and benefits for technology research and development, including reimbursement of costs or grants of money.
               (iii) Except as set forth in Section 5.7(a)(iii) of the Atmel Disclosure Schedule, the consummation of the Contemplated Transactions will not require the consent of any third party that is a party to any of the France Transferred Contracts, or give rise to a right or claim of termination or cancellation by any third party that is a party to any of the France Transferred Contracts.
          (b) Notwithstanding any other provisions of this Agreement, this Section 5.7 contains Atmel’s sole representations and warranties regarding Contracts of Atmel France.
     5.8 Compliance with French Law (Other than Employee Matters).
          (a) To the Knowledge of Atmel, as of the date hereof, Atmel France is not in violation of any Law of France (i) that does not relate to any labor or employment matters in general or that is not applicable to the France Employees and (ii) that is applicable to the conduct or operation of the Business as conducted in France by Atmel France or the ownership or use of any of the assets of Atmel France which violation has had, or would reasonably be expected to have, a Business Material Adverse Effect.
          (b) Notwithstanding any other provisions of this Agreement, this Section 5.8 contains Atmel France’s sole representations and warranties regarding France Transferred Contracts with respect to those matters (i) that do not relate to labor or employment matters in general or that is not applicable to the France Employees and (ii) that is applicable to the conduct or operation of the Business as conducted in France by Atmel France or the ownership or use of any of the assets of Atmel France.
     5.9 French Assets.

          (a) Section 5.9(a) of the Atmel Disclosure Schedule sets forth a true and correct list of the France Transferred Equipment all of which is owned by Atmel France free and clear of all Liens other than Permitted Liens.
          (b) Each material item of France Transferred Equipment that is owned by Atmel France, is (i) in good operating condition (subject to normal wear and tear and consistent with the age of such tangible assets), (ii) suitable for the purposes for which it is currently being used. Except for the foregoing, all such Equipment is being transferred on a “where is” and, as to condition, “as is” basis, without warranty of any kind, except for such failures to be in such condition, including with respect to hardware and software assets, any bugs, errors and enhancements, that, individually or in the aggregate, have not and would not reasonably be expected to have a Business Material Adverse Effect.
          (c) Notwithstanding any other provisions of this Agreement, this Section 5.9 contains Atmel’s sole representations and warranties regarding the Assets with respect to those matters that are applicable to the conduct or operation of the Business as conducted in France or the ownership or use of any of the assets of Atmel France.
     5.10 France Employees.
          (a) Section 5.10(a) of the Atmel Disclosure Schedule sets forth a true and correct anonymized list of all France Employees (such list as redacted pursuant to applicable Laws relating to data privacy) showing for each France Employee, the employee number, position held, employment commencement date, monthly gross salary or wages and aggregate annual compensation for the last fiscal year.
          (b) Section 5.10(b) of the Atmel Disclosure Schedule lists all collective bargaining agreements (including the GPEC Agreements) to which Atmel France or Atmel Paris is a party applicable to the France Employees.
          (c) Section 5.10(c) of the Atmel Disclosure Schedule lists all of the Benefit Plans of which the France Employees are beneficiaries or participants. With respect to each of the Benefit Plans identified on Section 5.10(c) of the Atmel Disclosure Schedule, Atmel has made available to Buyer true and correct copies or a written description or summary thereof. Each Benefit Plan listed on Section 5.10(c) of the Atmel Disclosure Schedule has been maintained in compliance in all material respects with all applicable French Laws.
          (d) Section 5.10(d) of the Atmel Disclosure Schedule lists all stock-based employee compensation arrangements which are maintained, or contributed to, for the benefit of or relating to current and former France Employees.
          (e) As of the date hereof, there has not been any amendment of or modification to the GPEC Agreements other than Avenant No. 1 au Protocole d’Accord GPEC and Avenant No. 2 au Protocole d’Accord GPEC.

          (f) To the Knowledge of Atmel, as of the date hereof, neither Atmel France nor Atmel Paris is in violation of French Law applicable to France Employees or collective agreements (including the GPEC Agreements) and employment agreements applicable to such France Employees, in particular in relation to employees’ representation (including works councils), compensation, working time, overtime, paid vacation, medical care and social security, employee participation or profit sharing which violation has had, or would reasonably be expected to have, a Business Material Adverse Effect.
          (g) Atmel and Atmel France are responsible for the settlement of any options, restricted stock units or other right to purchase shares of common stock of Atmel which were granted to any Atmel France Employee by Atmel or Atmel France and which are exercised, in accordance with the terms of the plan, program or arrangement under which such options, restricted stock units or rights were granted, after the Closing Date. Buyer shall have no liability whatsoever with respect to such options, restricted stock units or rights or any plan, program or arrangement related thereto.
          (h) Atmel France shall be liable for any and all liabilities and obligations under applicable French labor or employment Laws arising from actions taken by Atmel France or its directors, officers or employees prior to the Closing that result in violation of such French Laws, and such liabilities and obligations arising from such pre-Closing actions taken by Atmel France or its directors, officers or employees shall not be included in the Dropdown and contribution of employee liabilities referred to in Section 2.2(d) above.
          (i) Except as set forth in Section 5.10(i) of the Atmel Disclosure Schedule, neither Atmel France nor Atmel Paris has entered into any contract with any of the France Employees which provides for a notice period or indemnity which exceeds the notice period or indemnity provided for by applicable French Law, the applicable collective bargaining agreements (including the GPEC Agreements) and the employment agreements for such employees in the event of a termination or retirement.
          (j) To the Knowledge of Atmel, except as set forth on Section 5.10(j) of the Atmel Disclosure Schedule, there are no pending or threatened claims by any France Employees or former France Employees.
          (k) Except as set forth in Section 5.10(k) of the Atmel Disclosure Schedule, to the Knowledge of Atmel and to the extent permissible by Law, no France Employee or former employee of Atmel France or Atmel Paris is entitled to validly claim any ownership, joint ownership, indemnification or else in and to any Intellectual Property Right and no France Employee, or consultant or service provider of Atmel France or Atmel Paris, or former employee, consultant or service provider of Atmel France or Atmel Paris is entitled under his/her employment, consulting or services contract, as applicable, to validly claim any rights (ownership, joint ownership, indemnification or else) in and to any Intellectual Property Right resulting from an invention or a creation performed within his/her professional activities for Atmel France or Atmel Paris. Except as set forth in Section 5.10(k) of the Atmel Disclosure Schedule, to the Knowledge of

Atmel, no outstanding amount is currently owed by Atmel France or Atmel Paris in relation to such work under any contractual provision.
          (l) Notwithstanding any other provisions of this Agreement, this Section 5.10 contains Atmel’s sole representations and warranties regarding France Employee matters.
     5.11 French Environmental Matters.
          (a) Except as set forth in Section 5.11(a) of the Atmel Disclosure Schedule, to the Knowledge of Atmel, Atmel France has not received any written notice from a Governmental Authority in France regarding any actual or alleged violation of Environmental Law or any actual, potential or alleged liabilities relating to or arising under any Environmental Law, except where such violation or liability would not result in a Business Material Adverse Effect or has been cured.
          (b) Notwithstanding any other provisions of this Agreement, this Section 5.11 contains Atmel’s sole representations and warranties regarding environmental matters in France.
     5.12 Transactions with Affiliates.
          (a) To the Knowledge of Atmel, except as set forth in Section 5.12(a) of the Atmel Disclosure Schedule, no managing director or president of Atmel France in office as of the date hereof (a) owns any material tangible or intangible property which is used in the Business as conducted in France in the conduct of its operations, (b) has any cause of action against Atmel France or (c) owes any money to Atmel France or is owed money by Atmel France (other than compensation, reimbursement and benefits owed to employees in the Ordinary Course).
          (b) Notwithstanding any other provisions of this Agreement, this Section 5.12 contains Atmel’s sole representations and warranties regarding money owed by or to the managing directors or president of Atmel France.
     5.13 French Taxes and French Tax Matters — Atmel France.
          (a) Except as set forth in Section 5.13(a) of the Atmel Disclosure Schedule and except as would not reasonably be expected to have a Business Material Adverse Effect, all material Tax Returns with respect to the Business and Transferred Entities required to be filed by Atmel France have been duly and timely filed (taking into account applicable extensions) and all such Tax Returns are true, correct and complete in all material respects. Atmel France has paid (or caused to be paid) all Taxes that are due and payable by Atmel France with respect to the Business and Transferred Entities (other than Taxes that are being contested in good faith and are reserved for in the Financial Statements).
          (b) Except as set forth in Section 5.13(b) of the Atmel Disclosure Schedule, to the Knowledge of Atmel, no challenge or audit of any Tax Return by any Governmental Authority is currently in progress or otherwise threatened in writing. Atmel France has not waived any statute of limitations with respect to Taxes.

          (c) To the Knowledge of Atmel, Atmel France is a taxable person for value added tax purposes and is registered for the purposes of VAT.
          (d) Notwithstanding any other provisions of this Agreement, this Section 5.13 contains Atmel’s sole representations and warranties regarding Taxes.
     5.14 No Other Atmel France Representations and Warranties. Notwithstanding anything to the contrary contained in this Agreement, except for the representations and warranties expressly made by Atmel in this ARTICLE V, none of Atmel, Atmel France or any of their respective Affiliates, directors, officers, employees, representatives, agents, counsel or advisors has made, or shall be deemed to have made, any representations or warranties, express or implied, to Buyer or any other Person and Atmel and Atmel France hereby disclaim any and all other representations or warranties, whether made by one or more of Atmel, Atmel France or any of their respective Affiliates, representatives, agents or advisors, with respect to the Business as conducted in France, the Assets owned by Atmel France, the Vault-IC Shares, the execution and delivery of this Agreement or any Ancillary Agreement or any of the Contemplated Transactions, notwithstanding the delivery or disclosure to Buyer, its Affiliates or their respective directors, officers, employees, consultants, counsel, financial advisors (including any brokers or finders), accountants, other advisors, agents, or representatives of any documentation or other information with respect to one or more of the foregoing. Without limiting the generality of the foregoing, no representation or warranty has been made or is being made herein to Buyer or any other Person (i) as to merchantability, suitability or fitness for a particular purpose, or quality, with respect to any tangible assets or as to the condition or workmanship thereof or the absence of any defects therein, whether latent or patent, (ii) with respect to any projections, forecasts, business plans, financial models, pro forma financials, estimates or budgets delivered to or made available to Buyer or any other Person, (iii) regarding any labor and employment matters in France concerning the Contemplated Transactions, including whether or not the works council of Atmel France would render an opinion with respect thereto, or (iv) with respect to any other information or documents made available at any time to Buyer or any other Person.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES REGARDING VAULT-IC
     Except as set forth in the Atmel Disclosure Schedule (it being agreed that any matter disclosed in the Atmel Disclosure Schedule with respect to any section of this Agreement shall be deemed to have been disclosed with respect to any other Section to the extent the applicability thereto is reasonably apparent), Atmel hereby represents and warrants as follows:
     6.1 Organization.
          (a) As of the Incorporation Date and the Closing Date, Vault-IC will be duly organized and validly existing under the Laws of France.

          (b) Notwithstanding any other provisions of this Agreement, this Section 6.1 contains Atmel’s sole representations and warranties regarding the organization of Vault-IC.
     6.2 Power and Authority.
          (a) Except as set forth in Section 6.2(a) of the Atmel Disclosure Schedule, as of the Incorporation Date and the Closing Date, Vault-IC will have the requisite power and authority to own its property and assets and to carry on its business.
          (b) Notwithstanding any other provisions of this Agreement, this Section 6.2 contains Atmel’s sole representations and warranties regarding power and authority of Vault-IC.
     6.3 Capitalization.
          (a) As of the Incorporation Date, the authorized share capital of Vault-IC will be one thousand Euros (€1,000) consisting of one thousand (1,000) Vault-IC Shares, the beneficial and legal owner of which will be Atmel France. Other than the Vault-IC Shares, there will be no other shares or other equity securities of Vault-IC in issue. As of the Incorporation Date and the Closing Date, Vault-IC will have no Subsidiaries. As of the Incorporation Date and the Closing Date, all Vault-IC Shares will be validly issued in compliance with all applicable French Laws, duly authorized, fully paid and non-assessable.
          (b) Except for this Agreement, As of the Incorporation Date and the Closing Date, there will be no options, warrants, calls, conversion rights, commitments or agreements of any character to which Vault-IC will be a party or by which Vault-IC will be bound that will or may obligate Vault-IC to issue, deliver or sell, or cause to be issued, delivered or sold, additional Vault-IC Shares or securities convertible into or exchangeable for Vault-IC Shares or that will or may obligate Vault-IC to grant, extend, accelerate the vesting or waive any repurchase rights of, or change the price of the Vault-IC Shares or otherwise amend or enter into any such rights, commitments, subscriptions, options or agreements. The Vault-IC Shares to be sold and transferred hereunder are not subject to any preemptive rights or rights of first refusal, co-sale, first offer, option or other restriction on transfer. In compliance with applicable French Law, the Vault-IC Shares are transferable and free of any Liens.
          (c) Notwithstanding any other provisions of this Agreement, this Section 6.3 contains Atmel’s sole representations and warranties regarding capitalization of Vault-IC.
     6.4 Contribution Agreement. Immediately prior to the Closing Date, the Contribution Agreement will be a valid, binding and enforceable agreement in compliance with all applicable provisions of the French Commercial Code in all material respects. As of the effective date of the Dropdown, the contribution in kind (apport simple) of assets pursuant to the Contribution Agreement into Vault-IC will have been executed in all material respects in compliance with all applicable provisions of French Law.

     6.5 Vault-IC Assets. Except for those assets the benefits of which Buyer obtains through the Ancillary Agreements, those assets which shall be transferred to Vault-IC as a result of the Dropdown and the Fixed Assets that will be owned by Vault-IC as of the Closing are all of the tangible assets that were owned by Atmel France prior to the Dropdown, that are material to the operation of the Business in France as of the Closing in materially the same manner as Atmel France conducted the Business in France immediately prior to the Closing and are sufficient to operate the Business in France as of the Closing in materially the same manner as Atmel France conducted the Business in France immediately prior to the Closing.
     6.6 Vault-IC Employees.
          (a) Section 6.6(a) of the Atmel Disclosure Schedule sets forth a true and correct anonymized list of all Atmel France Employees who will be Vault-IC Employees immediately following the effectiveness of the Dropdown; provided that such individuals’ employment with Atmel France has not ceased or been terminated prior to the effectiveness of the Dropdown (the “Vault-IC Employees”) (such list as redacted pursuant to applicable Laws relating to data privacy) showing for each Vault-IC Employee, the employee number, monthly gross salary or wages and aggregate annual compensation for the last fiscal year.
          (b) Following the Closing, Atmel and Atmel France will be responsible for the settlement of any options, restricted stock units or other right to purchase shares of common stock of Atmel which were granted to any Vault-IC Employee by Atmel or Atmel France and which are exercised, in accordance with the terms of the plan, program or arrangement under which such options, restricted stock units or rights were granted, after the Closing Date. Buyer shall have no liability whatsoever with respect to such options, restricted stock units or rights or any plan, program or arrangement related thereto.
          (c) Prior to the Closing, Vault-IC will have reserves for wages, bonuses, paid vacation and retirement indemnity with respect to the Vault-IC Employees as required by French Law and the Accounting Principles applicable to reserving for certain liabilities related to such Vault-IC Employees.
          (d) Except as set forth in Section 6.6(d) of the Atmel Disclosure Schedule, from and after the effective date of the Dropdown and prior to the Closing, Atmel France will not cause Vault-IC to enter into any contract with any of the Vault-IC Employees which provides for a notice period or indemnity which exceeds the notice period or indemnity provided for by applicable French Law, the applicable collective bargaining agreements (including the GPEC Agreement) and the employment agreements for such employees in the event of termination or retirement.
          (e) As of the effective date of the Dropdown, the transfer of Atmel France Employees as contemplated in Section 2.2(d) and pursuant to the Contribution Agreement will have been executed in all material respects in compliance with Article L. 1224-1 of the French Labor Code.

          (f) Notwithstanding any other provisions of this Agreement, this Section 6.6 contains Atmel’s sole representations and warranties regarding Vault-IC Employee matters.
     6.7 French Taxes and French Tax Matters — Vault-IC.
          (a) Except as would not reasonably be expected to have a Business Material Adverse Effect, all material Tax Returns with respect to the Business and Transferred Entities required to be filed by Vault-IC have been duly and timely filed (taking into account applicable extensions) and all such Tax Returns are true, correct and complete in all material respects. Vault-IC has paid (or caused to be paid) all Taxes that are due and payable by Vault-IC with respect to the Business and Transferred Entities (other than Taxes that are being contested in good faith and are reserved for in the Financial Statements).
          (b) To the Knowledge of Atmel, no challenge or audit of any Tax Return by any Governmental Authority is currently in progress or otherwise threatened in writing. Vault-IC has not waived any statute of limitations with respect to Taxes.
          (c) To the Knowledge of Atmel, Vault-IC is a taxable person for value added tax purposes and is registered for the purposes of VAT.
          (d) Notwithstanding any other provisions of this Agreement, this Section 6.7 contains Vault-IC’s sole representations and warranties regarding French Taxes.
     6.8 No Other Vault-IC Representations and Warranties. Notwithstanding anything to the contrary contained in this Agreement, except for the representations and warranties expressly made by Atmel in this ARTICLE VI and Section 7.6, none of Atmel or any of its Affiliates, directors, officers, employees, representatives, agents, counsel or advisors has made, or shall be deemed to have made, any representations or warranties, express or implied, to Buyer or any other Person and Atmel hereby disclaims any and all other representations or warranties, whether made by one or more of Atmel or any of its Affiliates, representatives, agents or advisors, with respect to the Business as conducted in France, Vault-IC, the Assets that will be owned by Vault-IC following the Incorporation Date, the Vault-IC Shares or any of the Contemplated Transactions, notwithstanding the delivery or disclosure to Buyer, its Affiliates or their respective directors, officers, employees, consultants, counsel, financial advisors (including any brokers or finders), accountants, other advisors, agents, or representatives of any documentation or other information with respect to one or more of the foregoing. Without limiting the generality of the foregoing, no representation or warranty has been made or is being made herein to Buyer or any other Person (i) as to merchantability, suitability or fitness for a particular purpose, or quality, with respect to any tangible assets or as to the condition or workmanship thereof or the absence of any defects therein, whether latent or patent, (ii) with respect to any projections, forecasts, business plans, financial models, pro forma financials, estimates or budgets delivered to or made available to Buyer or any other Person, (iii) regarding any labor and employment matters in France concerning the Contemplated Transactions, or (iv) with respect to any other information or documents made available at any time to Buyer or any other Person.

ARTICLE VII
REPRESENTATIONS AND WARRANTIES REGARDING ATMEL
     Except as set forth in the Atmel Disclosure Schedule (it being agreed that any matter disclosed in the Atmel Disclosure Schedule with respect to any section of this Agreement shall be deemed to have been disclosed with respect to any other Section to the extent the applicability thereto is reasonably apparent), Atmel hereby represents and warrants as follows:
     7.1 Organization.
          (a) Atmel is a corporation duly incorporated and validly existing under the Laws of the State of Delaware.
          (b) Notwithstanding any other provisions of this Agreement, this Section 7.1 contains Atmel’s sole representations and warranties regarding its organization.
     7.2 Power and Authority.
          (a) Atmel has the requisite power and authority to execute, deliver and perform this Agreement and the Ancillary Agreements to which it is or will be a party and to consummate the Contemplated Transactions. Atmel has full power and authority to perform its obligations under the Ancillary Agreements to which it is or will be party and to consummate the Contemplated Transactions.
          (b) Notwithstanding any other provisions of this Agreement, this Section 7.2 contains Atmel’s sole representations and warranties regarding its power and authority.
     7.3 Authorization and Enforceability.
          (a) The execution, delivery and performance by Atmel of this Agreement and the consummation by Atmel of the Contemplated Transactions have been or will be prior to the Closing duly authorized by all necessary corporate action on the part of Atmel and no other corporate proceedings on the part of Atmel are or will be necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which Atmel is or will be a party or the consummation of the Contemplated Transactions. This Agreement constitutes, and each Ancillary Agreement executed and delivered or to be executed and delivered by Atmel pursuant to this Agreement will, upon such execution and delivery, constitute a legal, valid and binding obligation of Atmel enforceable against Atmel in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, liquidation, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at Law).
          (b) Notwithstanding any other provisions of this Agreement, this Section 7.3 contains Atmel’s sole representations and warranties regarding authorization and enforceability with regard to Atmel, of the Agreement and the Contemplated Transactions.

     7.4 Atmel Transferred Contracts.
          (a) Status of Atmel Transferred Contracts.
               (i) A true and complete copy of each Atmel Transferred Contract has been made available to Buyer. As to each Atmel Transferred Contract, (i) there does not exist thereunder as of the date hereof any breach or default on the part of Atmel and (ii) Atmel has not received written notice of any breach or default by any other party to such Atmel Transferred Contract, except, in the case of clauses (i) and (ii), for such breach or default which would not, individually or in the aggregate, have, or be reasonably expected to have, a Business Material Adverse Effect.
               (ii) Except as set forth in Section 7.4(a)(ii) of the Atmel Disclosure Schedule, to the Knowledge of Atmel, all Atmel Transferred Contracts are valid, binding and in full force and effect and enforceable by Atmel in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, liquidation, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at Law), except for such failure to be valid, binding or in full force and effect or enforceable by Atmel in accordance with their respective terms, as would not, individually or in the aggregate, have, or be reasonably expected to have, a Business Material Adverse Effect.
               (iii) Except as set forth in Section 7.4(a)(iii) of the Atmel Disclosure Schedule, the consummation of the Contemplated Transactions will not require the consent of any third party that is a party to any of the Atmel Transferred Contracts, or give rise to a right or claim of termination or cancellation by any third party that is a party to any of the Atmel Transferred Contracts.
          (b) Notwithstanding any other provisions of this Agreement, this Section 7.4 contains Atmel’s sole representations and warranties regarding Contracts of Atmel.
     7.5 Absence of Certain Changes in the United States.
          (a) Except as set forth in Section 7.5(a) of the Atmel Disclosure Schedule or as reflected on the Unaudited Balance Sheet, since December 31, 2009 through the date hereof, (i) Atmel has conducted the Business as conducted in the United States in the Ordinary Course, and (ii) there has not been any change in the businesses or operations of the Business as conducted in the United States that has resulted in a Business Material Adverse Effect.
          (b) Notwithstanding any other provisions of this Agreement, this Section 7.5 contains Atmel’s sole representations and warranties regarding the absence of certain changes in the United States.
     7.6 Intellectual Property.

          (a) Section 7.6(a) of the Atmel Disclosure Schedule sets forth a list of the (i) Transferred Patents, (ii) Transferred Trademarks that have been registered with the United States Patent and Trademark Office or other equivalent authority in any other country, and (iii) Copyrights included in the Business IPR that have been registered with the United States Copyright Office or other equivalent authority in any other country. Except as set forth in Section 7.6(a) of the Atmel Disclosure Schedule, there are no actions that are required to be taken by Atmel within one hundred eighty (180) days of the date hereof with respect to the Transferred IPR that, if not taken will have a material adverse effect on any of the foregoing registered Transferred IPR or the prosecution of applications or registrations relating thereto. Except as set forth in Section 7.6(a) of the Atmel Disclosure Schedule, the Transferred IPR is not the subject of any claims, orders, judgments or decrees, and Atmel has not received any notice of claims orders, judgments or decrees, or actions by any Third Party seeking to, invalidate the Transferred IPR.
          (b) The Licensed Patents are, to the Knowledge of Atmel, all of the Patents (other than the Transferred Patents) owned or licensable by Atmel that absent the licenses granted hereunder would be infringed by the operation of the Business by Buyer as of the Closing.
          (c) Section 7.6(c) of the Atmel Disclosure Schedule sets forth a list of all material Restricted IPR that would, but for the restrictions thereon, be (i) Transferred IPR or (ii) Licensed IPR.
          (d) Except as set forth on Section 7.6(d) of the Atmel Disclosure Schedule, to the Knowledge of Atmel (i) the Existing Products and the operation of the Business have not infringed or misappropriated and do not infringe or misappropriate, the Intellectual Property Rights of any third party, and (ii) the Buyer’s operation of the Business (including making, having made and selling Existing Products) following the Closing will not infringe or misappropriate any third party’s Intellectual Property Rights existing as of or prior to the Closing when such Business is operated as it is operated as of the Closing by Atmel. Neither Atmel nor any of the Selling Subsidiaries or Atmel UK has received any written notice of any pending or threatened claim, action or suit alleging that the products or operations of the Business or the Business Assets infringe or misappropriate the Intellectual Property Rights of any third party, nor, to the Knowledge of Atmel, is there any reasonable basis for any such claim, action or suit.
          (e) Except as set forth on Section 7.6(e) of the Atmel Disclosure Schedule, Atmel owns all right, title and interest in and to all of the Transferred IPR and has the right and authority to transfer such Transferred IPR free and clear of any and all Liens but subject to any Permitted Liens, and restrictions with respect to the Restricted IPR.
          (f) Except as set forth on Section 7.6(f) of the Atmel Disclosure Schedule, Atmel has the right to grant the licenses to the Licensed IPR granted to the Buyer hereunder in accordance with the terms hereof but subject to restrictions with respect to the Restricted IPR.
          (g) Except as set forth on Section 7.6(g) of the Atmel Disclosure Schedule, to the Knowledge of Atmel, (i) no third party is infringing or misappropriating any material Business

IPR in any material respect, and (ii) none of the Business IPR is currently the subject of any pending or active Litigation.
          (h) Atmel has taken reasonable commercial steps to protect its rights in existing Trade Secrets currently material to the Business as conducted in the United States, including having a policy or practice requiring Employees and consultants materially involved in the development of material Technology or material Trade Secrets used in the Business as conducted in the United States or in any jurisdiction in which the Business is conducted in a material respect as of the date hereof to execute nondisclosure of proprietary information and confidentiality agreements or to protect proprietary or confidential information from disclosure.
          (i) Section 7.6(i) of the Atmel Disclosure Schedule sets forth sets forth the list of United States government funding received by Atmel used in the development of any material Transferred IPR. No Governmental Authority, university, college, other educational institution or research center in the United States or in any jurisdiction in which the Business is conducted in a material respect as of the date hereof has any claim or right in or to any material Transferred IPR. Except as set forth in Section 7.6(i) of the Atmel Disclosure Schedule, the execution, delivery, performance of the Agreement and of the Ancillary Agreements will not give the right for any Governmental Authority, university, college, other educational institution or research center in the United States or in any jurisdiction in which the Business is conducted in a material respect as of the date hereof to request from Buyer the reimbursement of any material funding provided by such Governmental Authority or institution.
          (j) Except as set forth in Section 7.6(j) of the Atmel Disclosure Schedule, Atmel has not contributed or licensed, or agreed to contribute or license, any Transferred IPR to or through any standards body, standard setting organization, industry consortium, licensing pool, Governmental Authority in any territory in which the Business is conducted in a material respect as of the date hereof.
          (k) The Business IPR, the Licensed IPR, the Restricted IPR, any Intellectual Property Rights licensed to Buyer by Atmel or its Affiliates pursuant to an Ancillary Agreement, and any services provided by Atmel to Buyer pursuant to any Ancillary Agreement, include all of the Intellectual Property Rights (other than Trademarks) of Atmel or its Affiliates, that absent ownership thereof by, or the licenses granted to, Buyer hereunder or under the Ancillary Agreements, would be infringed by the operation of the Business as conducted in the United States or in any jurisdiction in which the Business is conducted in a material respect as of the date hereof immediately following the Closing when such Business is operated by Buyer in substantially the same manner as such Business was operated by Atmel immediately prior to the Closing. To the Knowledge of Atmel, the Business IPR, the Licensed IPR, the Restricted IPR, any Intellectual Property Rights licensed to Buyer pursuant to an Ancillary Agreement, any services provided by Atmel to Buyer pursuant to any Ancillary Agreement, any Intellectual Property Right licensed to Atmel pursuant to a Transferred Contract, any Intellectual Property Rights that are licensed to Atmel by a third party pursuant to an Annex A Contract, any rights available to Buyer pursuant to off-the-shelf commercially available licenses, will be sufficient to enable Buyer to conduct the Business immediately following the

Closing in substantially the same manner as such Business was operated by Atmel immediately prior to the Closing.
          (l) To the Knowledge of Atmel, no Employee or third party contractor engaged in the development of any Transferred IPR is, in the case of such Employee, in material breach of his or her employment agreement, or in the case of a contractor its Contract, with Atmel where such breach would have, or be reasonably expected to have, a Business Material Adverse Effect. All material Transferred IPR created by any Employee of, or to the Knowledge of Atmel, Contractor to, Atmel, was properly transferred to, or vested in, Atmel in the ordinary course.
          (m) Section 7.6(m) of the Atmel Disclosure Schedule is a list of all Contracts pursuant to which Atmel has expressly licensed material Transferred Patents to a third party other than licenses in which Atmel has granted a license to all, or a substantial portion, of its Patent portfolio. Annex A includes a list of all Contracts (the “Annex A Contracts”) pursuant to which a third party has licensed to Atmel Intellectual Property Rights that are material or necessary to the operation of the Business as of the date hereof.
          (n) Other than the licenses granted hereunder or under the Ancillary Agreements and other licenses that may be necessary or appropriate for the purpose of providing transition support to Buyer (such licenses for transition to be granted at no charge to Buyer), Atmel or its Affiliates will not require Buyer to license any additional Intellectual Property Rights from Atmel or its Affiliates in order to enable Buyer to operate the Business immediately following the Closing substantially in the same manner as such Business was operated by Atmel immediately prior to the Closing.
          (o) Notwithstanding any other provisions of this Agreement, this Section 7.6 contains Atmel’s sole representations and warranties regarding Intellectual Property Rights.
     7.7 Financial Statements.
          (a) Section 7.7(a) of the Atmel Disclosure Schedule sets forth the following consolidated financial statements of the Business (the “Financial Statements”): (i) the unaudited consolidated balance sheet of the Business as of December 31, 2009 (the “Unaudited Balance Sheet”) and (ii) the unaudited consolidated statements of direct revenues and costs associated with the Business for the years ended December 31, 2008 and December 31, 2009. Except as set forth in Section 7.7(a) of the Atmel Disclosure Schedule, each of the Financial Statements has been prepared from Atmel’s consolidated financial records, which are based on the Accounting Principles and adjusted and estimated by Atmel to reflect the expected financial statements of the Business as owned and operated by Buyer after the Closing. The Unaudited Balance Sheet fairly presents, in all material respects, the consolidated financial condition of the Business as of its respective date and the unaudited consolidated statements of direct revenues and costs fairly present, in all material respects, the operating results of the Business to be sold to Buyer pursuant to this Agreement, for the periods covered thereby, subject to the absence of footnote disclosure and to other required adjustments as if the Business had operated as an unaffiliated entity during the periods presented therein.
          (b) Notwithstanding any other provisions of this Agreement, this Section 7.7 contains Atmel’s sole representations and warranties regarding financial statements of the Business.
     7.8 Insurance.
          (a) As of the date hereof, Atmel maintains, with respect to the Business conducted in the United States, general liability, professional liability, product liability, fire, casualty, workers’ compensation, and other types of insurance applicable to Atmel which is in full force and effect and, to the Knowledge of Atmel, comprised of the types and in the amounts customarily carried by businesses of similar size in the same industry operating in the United States. As of the Closing Date, Atmel will maintain, with respect to the Business conducted in the United States, general liability, professional liability, product liability, fire, casualty, workers’ compensation, and other types of insurance which will be in full force and effect and, to the Knowledge of Atmel, comprised of the types and in the amounts customarily carried by businesses of similar size in the same industry operating in the United States.
          (b) Notwithstanding any other provisions of this Agreement, this Section 7.8 contains Atmel’s sole representations and warranties regarding Insurance of Atmel.
     7.9 Transactions with Affiliates.
          (a) To the Knowledge of Atmel, except as set forth in Section 7.9(a) of the Atmel Disclosure Schedule, no managing director or president of Atmel in office as of the date hereof (i) owns any material tangible or intangible property which is used in the Business in the conduct of its operations in the United States, (ii) has any cause of action against Atmel or (iii) owes any money to Atmel or is owed money by Atmel (other than compensation, reimbursement and benefits owed to employees in the Ordinary Course).
          (b) Notwithstanding any other provisions of this Agreement, this Section 7.9 contains Atmel’s sole representations and warranties regarding Atmel’s transactions with Affiliates.
     7.10 No Brokers. Except for Morgan Stanley & Co. Incorporated (as to which Atmel shall have full responsibility and to whom Buyer shall not have any liability in connection with the Contemplated Transactions), Atmel has not employed or incurred any liability to any broker, finder or agent for any brokerage fees, finder’s fees, commissions or other amounts with respect to this Agreement, the Ancillary Agreements or the Contemplated Transactions.
     7.11 US Tax Election.
          (a) Atmel and Vault-IC shall cooperate in the timely preparation and filing of the necessary forms with the US Internal Revenue Service in connection with the election referred to in the fourth Recital to this Agreement.

          (b) Notwithstanding any other provisions of this Agreement, this Section 7.11 contains Vault-IC’s sole representations and warranties regarding US Taxes.
     7.12 Disclosure Schedules. The statements contained in the Atmel Disclosure Schedule are true and correct in all material respects as of the date hereof (except for statements contained in the Atmel Disclosure Schedule which address matters only as of a specific date, which statements are true and correct in all material respects as of such specific date). Except as otherwise provided in the Atmel Disclosure Schedule, the statements contained in the Atmel Disclosure Schedule, as modified supplemented or amended pursuant to Section 16.3(j), will be true and correct in all material respects as of the Closing as though made as of the Closing (except for statements contained in the Atmel Disclosure Schedule which address matters only as of a specific date, which statements shall continue as of the Closing Date to be true and correct in all material respects as of such specific date).
     7.13 No Other United States Representations and Warranties. Notwithstanding anything to the contrary contained in this Agreement, except for the representations and warranties expressly made by Atmel in this ARTICLE VII, none of Atmel or any of its Affiliates, directors, officers, employees, representatives, agents, counsel or advisors has made, or shall be deemed to have made, any representations or warranties, express or implied, to Buyer or any other Person and Atmel hereby disclaims any and all other representations or warranties, whether made by one or more of Atmel or any of its Affiliates, representatives, agents or advisors, with respect to Atmel or the Business as conducted in the United States, the Assets owned by Atmel, the UK Ordinary Shares, the execution and delivery of this Agreement or any Ancillary Agreement or any of the Contemplated Transactions, notwithstanding the delivery or disclosure to Buyer, its Affiliates or their respective directors, officers, employees, consultants, counsel, financial advisors (including any brokers or finders), accountants, other advisors, agents, or representatives of any documentation or other information with respect to one or more of the foregoing. Without limiting the generality of the foregoing, no representation or warranty has been made or is being made herein to Buyer or any other Person (i) as to merchantability, suitability or fitness for a particular purpose, or quality, with respect to any tangible assets or as to the condition or workmanship thereof or the absence of any defects therein, whether latent or patent, (ii) with respect to any projections, forecasts, business plans, financial models, pro forma financials, estimates or budgets delivered to or made available to Buyer or any other Person, (iii) regarding any labor and employment matters in the United States concerning the Contemplated Transactions, or (iv) with respect to any other information or documents made available at any time to Buyer or any other Person.
ARTICLE VIII
REPRESENTATIONS AND WARRANTIES REGARDING THE SWISS ENTITIES
     8.1 Atmel Switzerland. Except as set forth in the Atmel Disclosure Schedule (it being agreed that any matter disclosed in the Atmel Disclosure Schedule with respect to any section of this Agreement shall be deemed to have been disclosed with respect to any other Section to the extent the applicability thereto is reasonably apparent), Atmel hereby represents and warrants as follows:

          (a) Organization.
               (i) Atmel Switzerland is a corporation duly incorporated and validly existing under the Laws of Switzerland.
               (ii) Notwithstanding any other provisions of this Agreement, this Section 8.1(a) contains Atmel’s sole representations and warranties regarding Atmel Switzerland’s organization.
          (b) Power and Authority.
               (i) Atmel Switzerland has the requisite power and authority to own its property and assets and to carry on its business except such power and authority the absence of which would not, individually or in the aggregate, have, or be reasonably expected to have, a Business Material Adverse Effect. Atmel Switzerland possesses all governmental licenses and permits necessary to carry on its business as conducted in Switzerland as currently conducted, except such licenses and permits the absence of which would not, individually or in the aggregate, have, or be reasonably expected to have, a Business Material Adverse Effect.
               (ii) Notwithstanding any other provisions of this Agreement, this Section 8.1(b) contains Atmel’s sole representations and warranties regarding Atmel Switzerland’s power and authority.
          (c) Atmel Switzerland Assets.
               (i) Section 8.1(c)(i) of the Atmel Disclosure Schedule sets forth a true and correct list of the Inventory as of the date hereof.
               (ii) The Inventory is of a quality and quantity useable and saleable in the normal and Ordinary Course and suitable for the purpose for which is used as such purpose and use relate to the Existing Products, subject to appropriate and adequate allowances reflected on the Atmel Switzerland portion of the Financial Statements for obsolete, excess, slow-moving and other irregular items.
               (iii) Atmel Switzerland owns the legal right, title and interest in and to all of the Inventory related to the Existing Products to be transferred under Section 2.3(b)(iii)(A) free and clear of any and all Liens other than Permitted Liens and Atmel Switzerland has, or will at the Closing have, all requisite power and authority under Swiss Law to sell and transfer to Buyer all of its legal right, title and interest in and to such Inventory.
               (iv) Notwithstanding any other provisions of this Agreement, this Section 8.1(c) contains Atmel’s sole representations and warranties regarding the Assets with respect to those matters that are applicable to the ownership or use of any of the assets of Atmel Switzerland.

          (d) Swiss Taxes and Swiss Tax Matters.
               (i) Except as would not reasonably be expected to have a Business Material Adverse Effect, all material Tax Returns with respect to the Business required to be filed by Atmel Switzerland have been duly and timely filed (taking into account applicable extensions) and all such Tax Returns are true, correct and complete in all material respects. Atmel Switzerland has paid (or caused to be paid) all Taxes that are due and payable by Atmel Switzerland with respect to the Business (other than Taxes that are being contested in good faith and are reserved for in the Financial Statements).
               (ii) Notwithstanding any other provisions of this Agreement, this Section 8.1(d) contains Atmel’s sole representations and warranties regarding Swiss Taxes.
          (e) No Other Atmel Switzerland Representations and Warranties. Notwithstanding anything to the contrary contained in this Agreement, except for the representations and warranties expressly made by Atmel in this Section 8.1, none of Atmel, Atmel Switzerland or any of their respective Affiliates, directors, officers, employees, representatives, agents, counsel or advisors has made, or shall be deemed to have made, any representations or warranties, express or implied, to Buyer or any other Person and Atmel hereby disclaims any and all other representations or warranties, whether made by one or more of Atmel, Atmel Switzerland or any of their respective Affiliates, representatives, agents or advisors, with respect to the Business as conducted in Switzerland, the Assets owned by Atmel Switzerland or any of the Contemplated Transactions, notwithstanding the delivery or disclosure to Buyer, its Affiliates or their respective directors, officers, employees, consultants, counsel, financial advisors (including any brokers or finders), accountants, other advisors, agents, or representatives of any documentation or other information with respect to one or more of the foregoing. Without limiting the generality of the foregoing, no representation or warranty has been made or is being made herein to Buyer or any other Person (i) as to merchantability, suitability or fitness for a particular purpose, or quality, with respect to any tangible assets or as to the condition or workmanship thereof or the absence of any defects therein, whether latent or patent, (ii) with respect to any projections, forecasts, business plans, financial models, pro forma financials, estimates or budgets delivered to or made available to Buyer or any other Person, (iii) regarding any labor and employment matters in Switzerland concerning the Contemplated Transactions, or (iv) with respect to any other information or documents made available at any time to Buyer or any other Person.
     8.2 Atmel Sarl. Except as set forth in the Atmel Disclosure Schedule (it being agreed that any matter disclosed in the Atmel Disclosure Schedule with respect to any section of this Agreement shall be deemed to have been disclosed with respect to any other Section to the extent the applicability thereto is reasonably apparent), Atmel hereby represents and warrants as follows:
          (a) Organization.
               (i) Atmel Sarl is a corporation duly incorporated and validly existing under the Laws of Switzerland.

               (ii) Notwithstanding any other provisions of this Agreement, this Section 8.2(a) contains Atmel’s sole representations and warranties regarding Atmel Sarl’s organization.
          (b) Power and Authority.
               (i) Atmel Sarl has the requisite power and authority to own its property and assets and to carry on its business except such power and authority the absence of which would not, individually or in the aggregate, have, or be reasonably expected to have, a Business Material Adverse Effect. Atmel Sarl possesses all governmental licenses and permits necessary to carry on its business as conducted in Switzerland as currently conducted, except such licenses and permits the absence of which would not, individually or in the aggregate, have, or be reasonably expected to have, a Business Material Adverse Effect.
               (ii) Notwithstanding any other provisions of this Agreement, this Section 8.2(b) contains Atmel’s sole representations and warranties regarding Atmel Sarl’s power and authority.
          (c) Atmel Sarl Contracts.
               (i) Status of Atmel Sarl Transferred Contracts.
                    (A) A true and complete copy of each Atmel Sarl Transferred Contract has been made available to Buyer. As to each Atmel Sarl Transferred Contract, (i) there does not exist thereunder as of the date hereof any breach or default on the part of Atmel Sarl and (ii) Atmel Sarl has not received written notice of any breach or default by any other party to such Atmel Sarl Transferred Contract, except, in the case of clauses (i) and (ii), for such breach or default which would not, individually or in the aggregate, have, or be reasonably expected to have, a Business Material Adverse Effect.
                    (B) Except as set forth in Section 8.2(c)(i)(B) of the Atmel Disclosure Schedule, to the Knowledge of Atmel, all Atmel Sarl Transferred Contracts are valid, binding and in full force and effect and enforceable by Atmel Sarl in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, liquidation, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at Law), except for such failure to be valid, binding or in full force and effect or enforceable by Atmel Sarl in accordance with their respective terms, as would not, individually or in the aggregate, have, or be reasonably expected to have, a Business Material Adverse Effect.
                    (C) Except as set forth in Section 8.2(c)(i)(C) of the Atmel Disclosure Schedule, the consummation of the Contemplated Transactions will not require the consent of any third party that is a party to any of the Atmel Sarl Transferred Contracts, or give rise to a right or claim of termination or cancellation by any third party that is a party to any of the Atmel Sarl Transferred Contracts.

               (ii) Notwithstanding any other provisions of this Agreement, this Section 8.2(c) contains Atmel’s sole representations and warranties regarding Contracts of Atmel Sarl.
          (d) Certain Customers. Section 8.2(d) of the Atmel Disclosure Schedule sets forth a true and correct list of the top ten customers of the Business as conducted in Switzerland by revenue for the twelve (12) month period ended December 31, 2009, and the amount of revenue accounted for by each such customer during that period.
          (e) Product Liability and Defects in Quality.
               (i) Except as set forth in Section 8.2(e)(i) of the Atmel Disclosure Schedule, to the Knowledge of Atmel, each Existing Product made, produced, manufactured, sold or distributed by Atmel Sarl prior to the Closing has been in material conformity with all applicable contractual commitments (including product warranties and other commitments related to the quality of such Existing Products) under Contracts with Business Customers except for any nonconformity which has not, individually or in the aggregate, or be reasonably expected to have, a Business Material Adverse Effect.
               (ii) Section 8.2(e)(ii) of the Atmel Disclosure Schedule lists all material pending warranty, guaranty, indemnity, product liability claims (whether satisfied or to be satisfied by a payment in cash, replacement or repair of defective, broken or malfunctioning Existing Products) made against Atmel Sarl, Atmel France or Atmel Paris as of the date hereof.
               (iii) To the Knowledge of Atmel, as of the date hereof, none of Atmel Sarl, Atmel France or Atmel Paris has any material liability or received any claim or demand from a Business Customer giving rise to material liability arising out of any personal injury suffered by an individual person or damage to property as a result of the use, replacement or repair of an Existing Product made, produced, manufactured, sold or distributed by Atmel Sarl prior to the Closing except for any such liability, claim or demand which would not, individually or in the aggregate, have, or be reasonably expected to have, a Business Material Adverse Effect. Atmel, Atmel Sarl, Atmel France and Atmel Paris have made available to Buyer (through the Atmel Disclosure Schedule) all relevant information relating to any material defect or quality problems reported by Business Customers with respect to the Existing Products made, produced, manufactured, sold or distributed by Atmel Sarl to such Business Customers prior to the Closing.
          (f) No Other Atmel Sarl Representations and Warranties. Notwithstanding anything to the contrary contained in this Agreement, except for the representations and warranties expressly made by Atmel in this Section 8.2, Atmel, Atmel Sarl or any of their respective Affiliates, directors, officers, employees, representatives, agents, counsel or advisors has made, or shall be deemed to have made, any representations or warranties, express or implied, to Buyer or any other Person and Atmel and Atmel Sarl hereby disclaim any and all other representations or warranties, whether made by one or more of Atmel, Atmel Sarl or any of their respective Affiliates, representatives, agents or advisors, with respect to the Business as conducted in Switzerland, the

Assets owned by Atmel Sarl or any of the Contemplated Transactions, notwithstanding the delivery or disclosure to Buyer, its Affiliates or their respective directors, officers, employees, consultants, counsel, financial advisors (including any brokers or finders), accountants, other advisors, agents, or representatives of any documentation or other information with respect to one or more of the foregoing. Without limiting the generality of the foregoing, no representation or warranty has been made or is being made herein to Buyer or any other Person (i) as to merchantability, suitability or fitness for a particular purpose, or quality, with respect to any tangible assets or as to the condition or workmanship thereof or the absence of any defects therein, whether latent or patent, (ii) with respect to any projections, forecasts, business plans, financial models, pro forma financials, estimates or budgets delivered to or made available to Buyer or any other Person, (iii) regarding any labor and employment matters in Switzerland concerning the Contemplated Transactions, or (iv) with respect to any other information or documents made available at any time to Buyer or any other Person.
ARTICLE IX
REPRESENTATIONS AND WARRANTIES REGARDING ACP
     Except as set forth in the Atmel Disclosure Schedule (it being agreed that any matter disclosed in the Atmel Disclosure Schedule with respect to any section of this Agreement shall be deemed to have been disclosed with respect to any other Section to the extent the applicability thereto is reasonably apparent), Atmel hereby represents and warrants as follows:
     9.1 Organization.
          (a) ACP is a corporation duly incorporated and validly existing under the Laws of the Philippines.
          (b) Notwithstanding any other provisions of this Agreement, this Section 9.1 contains Atmel’s sole representations and warranties regarding ACP’s organization.
     9.2 Power and Authority.
          (a) ACP has the requisite power and authority to own its property and assets and to carry on its business except such power and authority the absence of which would not, individually or in the aggregate, have, or be reasonably expected to have, a Business Material Adverse Effect. Except as set forth in Section 9.2(a) of the Disclosure Schedule, ACP possesses all governmental licenses and permits necessary to carry on its business as conducted in the Philippines as currently conducted, except such licenses and permits the absence of which would not, individually or in the aggregate, have, or be reasonably expected to have, a Business Material Adverse Effect.
          (b) Notwithstanding any other provisions of this Agreement, this Section 9.2 contains Atmel’s sole representations and warranties regarding ACP’s power and authority.
     9.3 ACP Equipment.

          (a) Schedule 2.3(b)(iv) sets forth a true and correct list of ACP Equipment as of the date hereof.
          (b) Each material item of ACP Equipment that is owned by ACP is (i) in good operating condition (subject to normal wear and tear and consistent with the age of such tangible assets), (ii) suitable for the purposes for which it is currently being used. Except for the foregoing, all such Equipment is being transferred on a “where is” and, as to condition, “as is” basis, without warranty of any kind, except for such failures to be in such condition, including with respect to hardware and software assets, any bugs, errors and enhancements, that, individually or in the aggregate, have not had and would not reasonably be expected to have a Business Material Adverse Effect.
          (c) ACP owns all right, title and interest in and to all of the ACP Equipment free and clear of any and all Liens other than Permitted Liens and ACP has, or will at the Closing have, all requisite power and authority to sell and transfer to Buyer all of its right, title and interest in and to all of the ACP Equipment.
          (d) Notwithstanding any other provisions of this Agreement, this Section 9.1 contains Atmel’s sole representations and warranties regarding the Assets with respect to those matters that are applicable to the ownership or use of the ACP Equipment.
     9.4 No Other Philippines Representations and Warranties. Notwithstanding anything to the contrary contained in this Agreement, except for the representations and warranties expressly made by Atmel in this ARTICLE IX, Atmel, ACP or any of their respective Affiliates, directors, officers, employees, representatives, agents, counsel or advisors has made, or shall be deemed to have made, any representations or warranties, express or implied, to Buyer or any other Person and Atmel and ACP hereby disclaim any and all other representations or warranties, whether made by one or more of Atmel, ACP or any of their Respective Affiliates, representatives, agents or advisors, with respect to the Business as conducted in the Philippines, the ACP Equipment or any of the Contemplated Transactions, notwithstanding the delivery or disclosure to Buyer, its Affiliates or their respective directors, officers, employees, consultants, counsel, financial advisors (including any brokers or finders), accountants, other advisors, agents, or representatives of any documentation or other information with respect to one or more of the foregoing. Without limiting the generality of the foregoing, no representation or warranty has been made or is being made herein to Buyer or any other Person (i) as to merchantability, suitability or fitness for a particular purpose, or quality, with respect to any tangible assets or as to the condition or workmanship thereof or the absence of any defects therein, whether latent or patent, (ii) with respect to any projections, forecasts, business plans, financial models, pro forma financials, estimates or budgets delivered to or made available to Buyer or any other Person, (iii) regarding any labor and employment matters in the Philippines concerning the Contemplated Transactions, or (iv) with respect to any other information or documents made available at any time to Buyer or any other Person.

ARTICLE X
REPRESENTATIONS AND WARRANTIES REGARDING ATMEL TAIWAN
     Except as set forth in the Atmel Disclosure Schedule (it being agreed that any matter disclosed in the Atmel Disclosure Schedule with respect to any section of this Agreement shall be deemed to have been disclosed with respect to any other Section to the extent the applicability thereto is reasonably apparent), Atmel hereby represents and warrants as follows:
     10.1 Taiwan Employees.
          (a) Section 10.1(a) of the Atmel Disclosure Schedule sets forth a true and correct anonymized list of all Atmel Taiwan Employees (such list as redacted pursuant to applicable Taiwanese Laws relating to data privacy) showing for each Atmel Taiwan Employee, the employee number, position held, employment commencement date, monthly gross salary or wages and aggregate annual compensation for the last fiscal year.
          (b) To the Knowledge of Atmel, as of the date hereof, Atmel Taiwan is not in violation of Taiwanese Law applicable to Atmel Taiwan Employees where such violation has had, or would reasonably be expected to have, a Business Material Adverse Effect.
          (c) Notwithstanding any other provisions of this Agreement, this Section 10.1 contains Atmel’s sole representations and warranties regarding Atmel Taiwan Employee matters.
     10.2 No Other Taiwan Representations and Warranties. Notwithstanding anything to the contrary contained in this Agreement, except for the representations and warranties expressly made by Atmel in this ARTICLE X, Atmel, Atmel Taiwan or any of their respective Affiliates, directors, officers, employees, representatives, agents, counsel or advisors has made, or shall be deemed to have made, any representations or warranties, express or implied, to Buyer or any other Person and Atmel and Atmel Taiwan hereby disclaim any and all other representations or warranties, whether made by one or more of Atmel, Atmel Taiwan or any of their respective Affiliates, representatives, agents or advisors, with respect to the Business as conducted in Taiwan or any of the Contemplated Transactions, notwithstanding the delivery or disclosure to Buyer, its Affiliates or their respective directors, officers, employees, consultants, counsel, financial advisors (including any brokers or finders), accountants, other advisors, agents, or representatives of any documentation or other information with respect to one or more of the foregoing. Without limiting the generality of the foregoing, no representation or warranty has been made or is being made herein to Buyer or any other Person (i) as to merchantability, suitability or fitness for a particular purpose, or quality, with respect to any tangible assets or as to the condition or workmanship thereof or the absence of any defects therein, whether latent or patent, (ii) with respect to any projections, forecasts, business plans, financial models, pro forma financials, estimates or budgets delivered to or made available to Buyer or any other Person, (iii) regarding any labor and employment matters in Taiwan concerning the Contemplated Transactions, or (iv) with respect to any other information or documents made available at any time to Buyer or any other Person.

ARTICLE XI
REPRESENTATIONS AND WARRANTIES OF BUYER
     Except as set forth in the Buyer Disclosure Schedule (it being agreed that any matter disclosed in the Buyer Disclosure Schedule with respect to any section of this Agreement shall be deemed to have been disclosed with respect to any other Section to the extent the applicability thereto is reasonably apparent), Buyer hereby represents and warrants to Atmel as follows:
     11.1 Organization and Power. Buyer is a société anonyme à directoire et conseil de surveillance duly formed, validly existing and in good standing under the Laws of France and has full power and authority to execute, deliver and perform this Agreement and the Ancillary Agreements to which it is or will be party and to consummate the Contemplated Transactions.
     11.2 Authorization and Enforceability. The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the Contemplated Transactions have been or will be prior to the Closing duly authorized by all necessary corporate action on the part of Buyer and no other corporate proceedings on the part of Buyer are or will be necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which Buyer is or will be a party or the consummation of the Contemplated Transactions. This Agreement constitutes, and each Ancillary Agreement executed and delivered or to be executed and delivered by Buyer pursuant to this Agreement will, upon such execution and delivery, constitute a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, liquidation, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at Law).
     11.3 No Violation. The execution, delivery and performance of this Agreement by Buyer does not, the execution, delivery and performance of each Ancillary Agreement executed and delivered or to be executed and delivered by Buyer pursuant to this Agreement will not, and the consummation by Buyer of the Contemplated Transactions will not (a) conflict with or violate any provision of the certificate of incorporation, bylaws or other similar organizational documents of Buyer, or (b) assuming that all consents, approvals and authorizations contemplated by Section 11.4 have been obtained and all filings described therein have been made, conflict with or violate any Law applicable to Buyer except to the extent such conflict or violation would not have, or be reasonably expected to have, a Buyer Material Adverse Effect. Neither Buyer nor its Affiliates are subject to any Contract that would impair Buyer’s ability to consummate the Contemplated Transactions.
     11.4 Governmental Authorizations and Consents. No Governmental Consents are required to be obtained or made by Buyer in connection with the execution, delivery, performance, validity and enforceability of this Agreement or any Ancillary Agreements to which Buyer is, or is to be, a party or the consummation by Buyer of the Contemplated Transactions, other than Governmental Consents set forth in Section 11.4 of the Buyer Disclosure Schedule or required in connection with Restricted IPR, and except for those for which the failure (in part or in whole) to obtain such Governmental Consents would not have, or be reasonably expected to have, a Buyer Material Adverse Effect. All representations, warranties, statements or other communications, whether express or implied, made by Buyer to any Governmental Authority in connection with any Governmental Consents shall be true and correct.
     11.5 Capitalization of Buyer. Section 11.5 of the Buyer Disclosure Schedule includes a true and correct copy of the Buyer’s capitalization table as of the date hereof (“Buyer Capitalization Table”), showing the authorized share capital of Buyer (the “Buyer Capital Stock”) and the beneficial and legal owners of the Buyer Capital Stock (“Buyer Investors”). Other than as set forth on the Buyer Capitalization Table, there are no other shares or other equity securities of Buyer in issue and there will be no options, warrants, calls, conversion rights, commitments or agreements of any character to which Buyer is a party or by which Buyer is bound that do or may obligate Buyer to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares in Buyer’s share capital (the “Buyer Shares”) or securities convertible into or exchangeable for Buyer Shares or that do or may obligate Buyer to grant, extend, accelerate the vesting or waive any repurchase rights of, or change the price of the Buyer Shares or otherwise amend or enter into any such rights, commitments, subscriptions, options or agreements. All shares as set forth in the Buyer Capitalization Table were validly issued in compliance with all applicable French Laws and duly authorized and are fully paid and non-assessable.
     11.6 Litigation. Except as set forth in Section 11.6 of the Buyer Disclosure Schedule, as of the date hereof, there is no Litigation pending or, to the Knowledge of Buyer, threatened against or involving Buyer which questions the validity of this Agreement or any of the Ancillary Agreements to which it is a party or seeks to prohibit, enjoin or otherwise challenge Buyer’s ability to consummate the Contemplated Transactions.
     11.7 Financial Capacity. Buyer has access to, and will have available on the Closing Date, capital in an amount that is sufficient to pay the Purchase Price and fund the working capital of the Business in accordance with this Agreement. At the time of any required payment of any Earnout Payment, Buyer will have access to, and will have available financial resources in an amount sufficient to pay such Earnout Payment in accordance with this Agreement. Buyer (i) has the resources and capabilities (financial or otherwise) to perform and satisfy its obligations hereunder and under each of the Ancillary Agreements and to operate the Business (including the business of the Transferred Entities) at least until the date that is the twenty-four (24) month anniversary of the Closing and (ii) has the resources and capabilities (financial or otherwise) to meet all of the obligations of Vault-IC and sustain Vault-IC as a solvent entity for at least until the date that is the twenty-four (24) month anniversary of the Closing.
     11.8 Solvency.
          (a) Buyer is now solvent and will not be rendered insolvent by any of the Contemplated Transactions. As used in this section, “insolvent” means that the Buyer is in cessation of payments, that is, that the Buyer is unable to pay its debts which have come due (passif exigible), irrespective of whether payment has in fact been demanded, with its available assets (actif disponible). The Buyer’s available assets consist in: cash, cash equivalents, rights to draw down under contractualized credit lines and rights to drawdown under contractualized discount facilities.
          (b) Immediately following the consummation of the Contemplated Transactions: (i) Buyer will be able to pay its liabilities as they become due in the usual course of its business; (ii) Buyer will not have insufficient capital with which to conduct its present or proposed business (including the operation of the Business) or in violation of capital preservation or shareholders’ equity requirements under applicable Law where Buyer is registered or organized; and (iii) taking into account all other liabilities and obligations of Buyer and its Subsidiaries (taking into account the maximum probable amount of such other liabilities and obligations and the earliest reasonable time at which such liabilities and obligations may become payable) Buyer will be able to pay and satisfy all such other liabilities when due.
     11.9 No Brokers. Neither Buyer nor any of its Affiliates has employed or incurred any liability to any broker, finder or agent for any brokerage fees, finder’s fees, commissions or other amounts with respect to this Agreement, the Ancillary Agreements or the Contemplated Transactions.
     11.10 Investment Intent. At the date hereof and at the Closing, Buyer’s intent is and will be, as the case may be, to acquire the UK Ordinary Shares and the Vault-IC Shares for its own account for investment, without a view to resale or distribution thereof in violation of US federal or state or non-US securities Laws and with no present intention of distributing or reselling any part thereof. Buyer will not so distribute or resell any of the UK Ordinary Shares or the Vault-IC Shares in violation of any such Laws.
     11.11 Investigation. Buyer is knowledgeable about the industry in which the Business operates and the Laws and regulations applicable to the Business, and is experienced in the acquisition and management of businesses and companies, including the Business and the Transferred Entities. Buyer has sufficient knowledge and experience in business, financial and investment matters that it is capable of evaluating the merits and risks of the Contemplated Transactions and making an informed decision with respect to such transactions. Buyer has been afforded reasonable access to the books and records, information, facilities and personnel of the Business for purposes of conducting a due diligence investigation of the Business, Atmel France, Atmel UK, the Assets and Assumed Liabilities. Buyer has conducted a reasonable due diligence investigation of the Business, Atmel France, Atmel UK, the Assets and the Assumed Liabilities and has received answers to all material inquiries it has made with respect to the Business and Atmel UK that are satisfactory to Buyer. As of the date hereof, Buyer does not have any knowledge of any inaccuracy or failure to be true of any of the representations or warranties of Atmel in ARTICLES IV through X or in any of the Ancillary Agreements. The foregoing shall not affect the rights of Buyer or the obligations of Seller under Section 16.2 (Special Indemnity).
     11.12 Investment Agreement. Buyer on the Closing Date will have available to it sufficient funds to permit Buyer to satisfy all of its obligations under this Agreement, including the payments required by Article II and consummation of the Contemplated Transactions, and the

Ancillary Agreements and the payment of all related fees and expenses. A true and complete fully executed copy of the Investment Agreement, including all exhibits, schedules, annexes and attachments thereto, is attached hereto as Exhibit O, pursuant to which the Buyer Investors have agreed and committed to make or cause to be made an aggregate equity investment in Buyer to provide the full amount of funds required for Buyer to consummate the Contemplated Transactions (including the Earnout Payments) and to pay related fees and expenses (the “Equity Investment”). There are no amendments, restatements or modifications to the Investment Agreement as of the date of this Agreement and the respective obligations of the parties to the Investment Agreement contained therein have not been withdrawn, modified or rescinded in any respect prior to the date of this Agreement. As of the date of this Agreement, the Investment Agreement is in full force and effect and constitutes the legal, valid and binding obligation of each of Buyer and, to the Knowledge of Buyer, the Buyer Investors, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, liquidation, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at Law). There are no conditions precedent to the funding of the full amount of the Equity Investment, other than the satisfaction or waiver of the conditions set forth in Section 1.1.3 of the Investment Agreement. Subject to the terms and conditions of the Investment Agreement, the net proceeds contemplated from the Equity Investment will be sufficient for the satisfaction of all of Buyer’s obligations under this Agreement, including the payment of any amounts required to be paid pursuant to Article II, and under each of the Ancillary Agreements. As of (a) the date of this Agreement, no event has occurred which would constitute a breach or default (or an event which with notice or lapse of time or both would constitute a default), in each case, on the part of Buyer under the Investment Agreement or, to the Knowledge of Buyer, any other party to the Investment Agreement and (b) the date of this Agreement and the Closing Date, subject to the satisfaction of the conditions contained in Sections 13.1 and 13.3 hereof, to the Knowledge of Buyer, there exists, or will exist, no reason or circumstances that the conditions to the Equity Investment will not be satisfied or that the proceeds of the Equity Investment will not be available to Buyer on or before the Closing Date.
     11.13 No Inducement or Reliance; Independent Assessment. With respect to Buyer’s investigation of the Business, the Assets and the Transferred Entities and the execution of this Agreement and the Ancillary Agreements, Buyer has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made available or provided by Atmel, the Selling Subsidiaries, Atmel UK, any Affiliate of the foregoing, or any director, officer, employee, consultant, shareholder, advisor, broker or other agent or representative of Atmel, the Selling Subsidiaries, Atmel UK or any of their respective Affiliates or by any other Person representing or purporting to represent Atmel, the Selling Subsidiaries, Atmel UK or any of their respective Affiliates that are not expressly set forth in this Agreement or in the Ancillary Agreements, whether or not any such representations, warranties or statements were made in writing or orally, and none of Atmel, the Selling Subsidiaries, Atmel UK, any of their respective Affiliates, or any director, officer, employee, consultant, shareholder, advisor, broker or other agent or representative of Atmel, the Selling Subsidiaries, Atmel UK or any of their respective Affiliates, or any other Person shall have or be subject to any liability or indemnification or other obligation to Buyer, its Affiliates, the Buyer Indemnitees or any other Person resulting from the distribution to or access by Buyer, or Buyer’s use of, any information, documents or materials, including those made available in any “data rooms,” management presentations or meetings, works council information documents or presentations, offering memoranda, term sheets, proposals, letters of intent, pro forma and other financial statements or projections, responses to questions submitted by a Buyer or its advisors or representatives, on-site visits, or in any other form in expectation of or to consummate the transactions contemplated hereby or in any of the Ancillary Agreements. Buyer acknowledges that (i) it has made its own independent assessment of the present condition and the future prospects of the Business and is sufficiently experienced to make an informed judgment with respect thereto and (ii) that it and all of its respective directors, officers, employees, agents, attorneys, accountants, other advisors, consultants and representatives have been provided adequate access to the personnel, assets, properties, premises, information and records of the Business to enable Buyer to make its own assessment of the Business.
ARTICLE XII
COVENANTS
     12.1 Conduct of the Business.
          (a) Except (i) to the extent compelled or required by applicable Law, (ii) as otherwise permitted or contemplated by this Agreement, (iii) as set forth in Section 12.1(a) of the Atmel Disclosure Schedule or (iv) with the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed), during the period from the date hereof to the Closing Date, Atmel shall, and shall cause the Selling Subsidiaries and Atmel UK to, and Atmel shall, after the Incorporation Date, cause Vault-IC to, conduct the Business in the ordinary course of business, and to the extent consistent therewith (x) use commercially reasonable efforts to maintain its assets and properties and to preserve its current relationships with customers, employees, suppliers and others doing business with it, (y) maintain its books and records in the ordinary course of business, and (z) use commercially reasonable efforts to preserve the goodwill and ongoing operations of their business.
          (b) Without limiting the generality of the foregoing, except (i) to the extent compelled or required by applicable Law, (ii) as otherwise permitted or contemplated by this Agreement, (iii) as set forth in Section 12.1(b) of the Atmel Disclosure Schedule or (iv) as consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), during the period from the date hereof to the Closing Date, Atmel shall not, and shall cause the Selling Subsidiaries, Atmel UK, Atmel France and, after the Incorporation Date, Vault-IC not to:
               (i) divest, sell or otherwise dispose of, or encumber any Asset or any asset of the Transferred Entities, other than the sales of products or services in the ordinary course of business;
               (ii) enter into or adopt any Benefit Plan or employment or severance agreement (including GPEC Agreements) with respect to Employees, or amend or terminate any Benefit Plan, except to the extent required by applicable Law or Contract;

               (iii) make any change in the rate of compensation, commission, bonus, or other direct or indirect remuneration payable, or agree to pay, conditionally or otherwise, any bonus, incentive, retention, change in control payment or other compensation, retirement, welfare, fringe or severance benefit or vacation pay, to or in respect of any Employee, except in the ordinary course of business or to the extent required by any applicable Law;
               (iv) file or cause to be filed any material amended Tax Return with respect to the Business or the Transferred Entities or agree to extend the statute of limitations in respect of any material amount of Taxes;
               (v) increase the amount reserved for, or reserve any new amounts for, payment of any contingent Tax liability with respect to the Business except in the ordinary course of business;
               (vi) change material accounting policies or procedures of the Business except to the extent required to conform with UK GAAP or applicable Law;
               (vii) change the Business’ fiscal year or the accounting reference date of the Transferred Entity Employees;
               (viii) amend the memorandum or articles of association of Atmel UK or, after the Incorporation Date, the Vault-IC Articles of Association;
               (ix) create or permit the creation of any Lien (except any Permitted Lien) over, encumber, transfer or sell any UK Ordinary Shares to a third party or, after the Incorporation Date, create or permit the creation of any Lien (except any Permitted Lien) over, encumber, transfer or sell any of the Vault-IC Shares to a third party;
               (x) create or permit the creation of any material Lien (except any Permitted Lien) over, transfer or sell to any Affiliate of Atmel or a third party the Transferred IPR, the Transferred Equipment or the ACP Equipment outside of the Ordinary Course;
               (xi) incur, assume or guarantee any indebtedness for borrowed money from a third party other than trade indebtedness incurred in the Ordinary Course, current liabilities incurred in the Ordinary Course, liabilities under Contracts entered into in the Ordinary Course, and borrowings under lines of credit existing as of the date hereof; or
               (xii) authorize, agree, resolve or consent to any of the foregoing.
          (c) Nothing contained in this Agreement shall give to Buyer, directly or indirectly, rights to control or direct the operations of the Business or Transferred Entities prior to the Closing Date. Notwithstanding anything to the contrary in this Agreement, no consent of Buyer shall be required with respect to any matter set forth in this Section 12.1 or elsewhere in this Agreement to the extent that the requirement of such consent would violate or conflict with applicable Law.

     12.2 Access to Information Prior to the Closing. During the period from the date hereof through the Closing Date, Atmel shall give Buyer and its authorized representatives reasonable access during regular business hours to all books and records of the Business and the premises of Atmel France, Atmel UK, ACP, Atmel Paris and Atmel Taiwan as Buyer may reasonably request; provided, that (a) Buyer and its representatives shall take such action as is deemed necessary in the reasonable judgment of Atmel to schedule such access and visits through a designated officer or representative of Atmel or its Affiliates and in such a way as to avoid disrupting the normal operations of Atmel, the Selling Subsidiaries, Atmel UK, Atmel France, the Business and, after the Incorporation Date, Vault-IC, (b) Atmel, the Selling Subsidiaries, Atmel UK, Atmel France and, after the Incorporation Date, Vault-IC shall not be required to take any action which would constitute a waiver of the attorney-client or other privilege or would compromise Atmel’s, Atmel UK’s, the Selling Subsidiaries’ or, after the Incorporation Date, Vault-IC’s confidential information not related to the Business, (c) Atmel, the Selling Subsidiaries and Atmel UK need not supply Buyer with any information which, in the reasonable judgment of Atmel, Atmel, the Selling Subsidiaries, Atmel UK or, after the Incorporation Date, Vault-IC are under a contractual or legal obligation not to supply, and (d) in no event shall Buyer be permitted, without prior written consent of Atmel, to contact the Employees, their representatives on works councils or unions, the press, any Governmental Authority, consortium partner, customer, distributor, sales representative or other third party or conduct any sampling of soil, sediment, groundwater, surface water or building material.
     12.3 Regulatory Filings; Efforts.
          (a) As soon as reasonably practicable following the date hereof and pursuant to the applicable requirements of Law, the Parties shall use their commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done all things necessary, proper or advisable under applicable Law to obtain all necessary waivers, consents, approvals, permits, authorizations or Orders (including the expirations of any waiting periods) from the Governmental Authorities required to consummate the Contemplated Transactions. Buyer and Atmel each shall (i) promptly supply the other Party with any information and documents which may be required in order to effectuate any filings with the Governmental Authorities listed in Section 12.3(a) of the Atmel or Buyer Disclosure Schedule, as the case may be, concerning the Contemplated Transactions and (ii) respond as promptly as practicable to any inquiries received from such Governmental Authorities for additional information or documentation. Each of Buyer and Atmel shall (x) promptly notify the other Party of any material communication between that Party and any Governmental Authority concerning the Contemplated Transactions; (y) consult with the other Party, to the extent practicable, in advance of participating in any substantive meeting or discussion with the Governmental Authorities and its representatives, attorney and advisors with respect to any filings, investigation or inquiry concerning the Contemplated Transactions and, to the extent permitted by such Governmental Authority, give the other Party the opportunity to attend and participate thereat; and (z) to the extent practicable and subject to applicable Law, furnish the other Party with copies of all filings, reports, written correspondence and communications between them and their Affiliates and their respective representatives on the one hand, and any Governmental Authority or members of their respective staffs on the other hand, with respect to the Contemplated

Transactions. Subject to Section 12.3(b) and upon the terms and conditions set forth herein, each of the Parties shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things, necessary, proper or advisable to make effective as promptly as practicable, but in no event later than the End Date, the Contemplated Transactions, including obtaining approvals, if any, from the Governmental Authorities set forth in Section 12.3(a) of the Atmel Disclosure Schedule; provided, that none of the Atmel, the Selling Subsidiaries nor their respective Affiliates shall have any obligation to make payments, incur penalties or other obligations, or any concessions to any third party in connections with obtaining any consents or approvals.
          (b) In furtherance and not in limitation of the foregoing, Buyer shall take any and all steps necessary to avoid or eliminate impediments or objections, if any, that may be asserted with respect to the transactions contemplated by this Agreement or the Ancillary Agreements under any customs or international trade regulatory requirement of Law so as to enable the Parties hereto to close the Contemplated Transactions as promptly as practicable. In addition, Atmel and Buyer shall use their respective commercially reasonable best efforts to prevent anything that would restrain, prevent, or delay the Closing on or before the consummation of the Contemplated Transactions.
     12.4 Certain Tax Matters.
Certain French Tax Matters
          (a) French Tax Return Preparation. Buyer shall prepare, or cause to be prepared, and file, or cause to be filed, on a timely basis all Tax Returns of the Business or, after the Incorporation Date, Vault-IC that are due after the Closing Date and that reflect any liability for Taxes or, after the Incorporation Date, Vault-IC, that relate to any taxable period beginning before the Closing Date. All such Tax Returns (other than those with respect to Straddle Periods) shall be prepared in a manner consistent with past practice of Selling Subsidiaries in relation to the Business, or, after the Incorporation Date, Vault-IC; except to the extent that Buyer determines, with the advice of tax counsel that there is not at least substantial authority for a particular position for French Tax purposes. Buyer shall provide Atmel with a draft copy of each such Tax Return at least thirty (30) Business Days prior to the filing of such return for its review and comment and, with respect to each such Tax Return, shall make such changes that are reasonably requested by Atmel, its tax counsel or tax advisor, except to the extent that Buyer determines, with the advice of tax counsel that there is not at least substantial authority for a requested change or that such changes are inconsistent with prior practice of Selling Subsidiaries in relation to the Business, or, after the Incorporation Date, Vault-IC (as the case may be). Buyer shall timely pay all Taxes shown due with respect to Tax Returns filed pursuant to this Section 12.4(a).
          (b) Cooperation on French Tax Matters. Buyer and Atmel shall cooperate fully, as and to the extent reasonably requested by any Party, in connection with the filing of Tax Returns pursuant to this Section 12.4 and any Tax Contest. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such Tax Contest and making Employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer and Atmel agree (x) to retain or cause the retention of all books and records with respect to Tax matters pertinent to the Business or Vault-IC relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Atmel, as the case may be, any extensions thereof) of the respective taxable periods, and to abide by (or in the case of Buyer, to cause Vault-IC to abide by) all record retention agreements entered into with any Taxing Authority, and (y) to give (and in the case of Buyer, to cause Vault-IC to give to Atmel) the other reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other so requests, Buyer and Atmel, as the case may be, shall allow the other to take possession of such books and records.
          (c) Certain French Taxes. Atmel shall pay any Transfer Taxes due on the Vault-IC Shares until the aggregate amount of all such Transfer Taxes exceeds One Hundred Thousand Euros (€100,000), in which event Atmel and Buyer shall each pay one-half of such excess Transfer Taxes. The Party required by Law to do so will file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes.
          (d) French VAT on Transfer of Assets. If any French VAT credit (if any) is available by Vault-IC after the effective date of the Contemplated Transaction related to Assets of Atmel France transferred to Vault-IC, Buyer shall reimburse Atmel for such VAT credit.
          (e) French Refunds, Carrybacks and Amended Returns. Except for refunds of Taxes of the Business attributable to carrybacks from periods (or portions of periods) ending after the Closing Date, all refunds of Atmel’s Taxes and any refunds of Taxes paid by Vault-IC not reflected in the Financial Statements shall be for the account of Atmel and the Selling Subsidiaries under the following conditions. Any such amount shall be offset against any amount owing by Atmel to Buyer pursuant to this Section 12.4 and set against existing claims under Tax indemnities due from Atmel, with the balance first being used to refund prior such claims paid out by Atmel and then carried forward against future such claims. The provisions of this Section 12.4(e) shall cease to have any effect after the date on which the representations and warranties given in Section 5.13 (French Taxes and French Tax Matters — Atmel France) cease to be of any force or effect pursuant to Section 16.1 hereof. Any such refunds not either (a) received from or (b) agreed as final with the relevant tax authority, in each case, before that date shall be kept by the Transferred Entities.
Certain UK Tax Matters
          (f) UK Tax Return Preparation.
     Buyer shall prepare, or cause to be prepared, and file, or cause to be filed, on a timely basis all Tax Returns of Atmel UK that are due after the Closing Date and that reflect any liability for Atmel’s Taxes or that relate to any taxable period beginning on or before the Closing Date. All such Tax Returns (other than those with respect to Straddle Periods) shall be prepared in a manner consistent with past practice of Atmel UK except to the extent that Buyer determines, with the advice of tax counsel that a particular position does not constitute a proper filing position for UK

Tax purposes. Buyer shall provide Atmel with a draft copy of each such Tax Return at least thirty (30) Business Days prior to the filing of such return for its review and comment and, with respect to each such Tax Return, shall make such changes that are reasonably requested by Atmel, its tax counsel or tax advisor, except to the extent that Buyer determines, with the advice of tax counsel that there is no reasonable basis, for a requested change or that such changes are inconsistent with prior practice of Atmel UK. Buyer shall timely pay all Taxes shown due with respect to Tax Returns filed pursuant to this Section 12.4(f).
          (g) Cooperation on UK Tax Matters.
               (i) Buyer agrees upon request to cause Atmel UK to surrender, to Atmel or an Affiliate of Atmel such amount by way of group relief (as defined in Section 402 of the Income and Corporation Taxes Act 1988) (“group relief”) as Atmel may require (to the extent permitted by law), for no consideration (except to the extent that the relief has been included in the Final Working Capital Statement, in which case an amount shall be payable by the relevant claimant company to Atmel UK equal to the amount of the relief surrendered multiplied by 28% or the standard rate of UK corporation tax, if different, for the accounting period in which the group relief will be utilized);
               (ii) Buyer also agrees to cause Atmel UK to accept the surrender, at the request of Atmel, of any group relief from Atmel or an Affiliate of Atmel to the extent permitted by law, in consideration (subject to clause (iii) below) for the payment by Atmel UK to the relevant surrendering company equal to the amount of the relief surrendered multiplied by 28% or the standard rate of UK corporation tax, if different, for the accounting period in which the group relief will be utilized;
               (iii) Atmel or any of its Subsidiaries or Affiliates shall be entitled to surrender any amount of group relief to Atmel UK, and Buyer shall cause Atmel UK to accept such surrender, for no consideration in full or part satisfaction of any successful claim by the Buyer against Atmel under any indemnity or warranty given under this Agreement.
               (iv) If any amount of group relief surrendered under this Section 12.4(g) is not allowed by way of relief by the claimant company against corporation tax, a refund of any consideration paid in respect of that disallowed group relief shall be made by the surrendering company.
          (h) Certain UK Taxes. Any Transfer Taxes relating to the transfer of the UK Ordinary Shares shall be paid by Buyer. The Party required by Law to do so will file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes.
          (i) UK Refunds, Carrybacks and Amended Returns. Except for refunds of Taxes of the Business attributable to carrybacks from periods (or portions of periods) ending after the Closing Date all refunds of Atmel’s Taxes and any refunds of Taxes paid by Atmel UK not reflected in the Financial Statements shall be for the account of Atmel and the Selling Subsidiaries under the following conditions. Any such amount shall be offset against any amount owing by Atmel to Buyer pursuant to this Section 12.4 and set against existing claims under Tax indemnities due from Atmel, with the balance first being used to refund prior such claims paid out by Atmel and then carried forward against future such claims. The provisions of this Section 12.4(i) shall cease to have any effect after the date on which the representations and warranties given in Section 4.14 (UK Taxes and UK Tax Matters) cease to be of any force or effect pursuant to Section 16.1 hereof. Any such refunds not either (a) received from or (b) agreed as final with the relevant tax authority, in each case, before that date shall be kept by the Transferred Entities.
Certain Swiss Tax Matters
          (j) Certain Swiss Taxes. If any VAT Taxes relating to the Swiss transfer of the Business is due, such VAT shall be paid by Buyer. The Party required by Law to do so will file all necessary Tax Returns and other documentation with respect to all such VAT.
          (k) Swiss Refunds, Carrybacks and Amended Returns. Except for refunds of Taxes of the Business attributable to carrybacks from periods (or portions of periods) ending after the Closing Date, all refunds of Atmel’s Taxes and any refunds of Taxes paid by Atmel Switzerland not reflected in the Financial Statements shall be for the account of Atmel and the Selling Subsidiaries under the following conditions. Any such amount shall be offset against any amount owing by Atmel to Buyer pursuant to this Section 12.4 and set against existing claims under Tax indemnities due from Atmel, with the balance first being used to refund prior such claims paid out by Atmel and then carried forward against future such claims. The provisions of this Section 12.4(k) shall cease to have any effect after the date on which the representations and warranties given in Section 8.1(d) (Swiss Taxes and Swiss Tax matters) cease to be of any force or effect pursuant to Section 16.1 hereof. Any such refunds not either (a) received from or (b) agreed as final with the relevant tax authority, in each case, before that date shall be kept by the Transferred Entities.
     12.5 Certain Employee Matters.
          (a) Following the Closing, Buyer shall not, and shall cause its Affiliates not to, terminate (including any constructive termination or any change to employment agreements or other terms and conditions of employment, but excluding terminations for misconduct or under any social plan for which the relevant works council has issued an opinion as required by French Law) any of the France Employees for six (6) months following the Closing Date.
          (b) Buyer agrees and acknowledge that all rights, powers, duties and liabilities of the Employees immediately prior the Closing in relation to such Employees and their terms and conditions of employment in force immediately prior the Closing will be assumed by Buyer or Vault-IC in accordance with applicable Law and the terms of this Agreement, and Buyer hereby agrees to accept, and after the Closing shall cause Vault-IC to accept, all such rights, powers, duties and liabilities.

          (c) Upon the Closing and until March 30, 2011 (inclusive), Buyer shall honor and comply with, and as necessary shall cause its Affiliates to honor and comply with, in accordance with their terms, and shall not terminate or attempt to terminate, amend or attempt to amend, the GPEC Agreement (Accord sur la Gestion Previsionnelle des Emplois et des Competences) and all amendments thereto (including Avenant No. 1 au Protocole d’Accord GPEC and Avenant No. 2 au Protocole d’Accord GPEC) (collectively, the “GPEC Agreements”). Similarly, except as permitted by applicable Law and in accordance with Sections 12.5(a) and (c), Buyer shall honor and comply with, and shall cause its Affiliates to honor and comply with, in accordance with their terms, and shall not terminate or attempt to terminate, amend or attempt to amend, all individual employment, severance, retention, compensation and other related agreements, including, without limitation, all agreements, commitments and obligations under the Benefit Plans and collective bargaining agreements (including the GPEC Agreements).
          (d) Buyer shall take, and shall cause its Affiliates to take, all steps necessary to be in a position (including having adequate financial resources) for Buyer and/or its Affiliates (including Vault-IC), effective as of the Closing Date, to employ the Employees and assume all liabilities and obligations with respect to such Employees in compliance with all applicable Laws, Contracts and Benefit Plans.
          (e) The Parties acknowledge and agree that all provisions contained in this Section 12.5 with respect to the Employees will not create any right in any other Person, except as set forth herein. Without limiting Buyer’s other obligations hereunder, prior to the date hereof, the Parties and their respective Affiliates have complied in all material respects with all obligations under applicable Laws, to inform and/or consult with the relevant works councils, if any, and will continue to provide such information and extent such cooperation to the other Parties as is required by that Party to comply with its works council information and consultation obligations
          (f) Atmel shall be solely responsible for the settlement of all options, restricted stock units or other right to purchase shares of common stock of Atmel which were granted to any Employee by Atmel, Atmel UK, Atmel France or Atmel Taiwan and which are exercised, in accordance with the terms of the plan, program or arrangement under which such options, restricted stock units or rights were granted, after the Closing Date. From and after the Closing, Buyer shall assist Atmel, Atmel France, Atmel UK or Atmel Taiwan, as applicable, in processing the exercises by former Employees of any such options, restricted stock units or rights.
          (g) Buyer shall cooperate with Atmel France and Atmel UK to prepare all documents and materials, including, among other things, an information package to the works council of Atmel France and Atmel UK summarizing this Agreement and the Contemplated Transactions and other presentation materials used in the information and consultation process in order for the works council of Atmel France to issue an Opinion. In addition, Buyer shall prepare and submit to Atmel France and the works council of Atmel France a summary presentation of a 3-year business plan and related summary financial projections of Buyer for the Business, present the summary business plan and summary financial projections to the works council of Atmel France, participate in any “town hall” meetings held at Atmel UK, and promptly and accurately respond to all questions and requests from the works council of Atmel France and the employees of Atmel UK.
          (h) Prior to the Closing, Atmel shall cause any and all Atmel Taiwan Employees and Atmel Paris Employees, as identified on Schedule 12.5(h) in an anonymized list, to transfer to or accept employment with Buyer, Atmel UK or Vault-IC as appropriate in accordance with applicable Laws, including, without limitation, entering into tripartite agreements with each such Business Employee, and Buyer shall execute such tripartite agreement with such Business Employee and Atmel for the purpose of effecting such transfers of the Business Employees.
          (i) Following the Closing, Buyer shall promptly notify Atmel in the event that any Employee who has options, restricted stock units or other right to purchase shares of common stock of Atmel exercises such options, restricted stock units or rights after the Closing, and Atmel shall be liable for, and shall reimburse, Buyer for any and all payments, taxes or other withholdings that Buyer may be required to pay with respect to such post-Closing exercises by any Employee.
     12.6 Preservation of Books and Records.
          (a) For a period of six (6) years from the Closing Date or such longer time as may be required by Law:
               (i) Buyer shall not and shall cause its Affiliates not to dispose of or destroy any of the books and records of the Business or either of the Transferred Entities relating to periods prior to the Closing (the “Books and Records”) without first offering to turn over possession thereof to Atmel by written notice to Atmel at least sixty (60) days prior to the proposed date of such disposition or destruction.
               (ii) Buyer shall and shall cause its Affiliates to allow Atmel and their representatives, agents, attorneys, auditors and advisors access to all Books and Records on reasonable notice and at reasonable times at Buyer’s principal place of business or at any location where any Books and Records are stored, and Atmel shall have the right, at their own expense, to make copies of any Books and Records; provided, that any such access or copying shall be had or done in such a manner so as not to unduly interfere with the normal conduct of Buyer’s business.
               (iii) Buyer shall and shall cause its Affiliates to make available to Atmel, at Atmel’s expense, upon reasonable notice to Buyer and at reasonable times and upon written request (i) Buyer’s personnel to assist Atmel in locating and obtaining any Books and Records, and (ii) any of Buyer’s personnel whose assistance or participation is reasonably required by Atmel or any of their Affiliates in anticipation of, or preparation for, existing or future Litigation or other matters in which Atmel or any of their Affiliates or their respective businesses are involved as long as in any such Litigation, Buyer is not in an adverse position against Atmel or its Affiliates involved in such Litigation.
          (b) For a period of three (3) years from the Closing Date and in accordance with Atmel’s Document Retention Policy, Atmel shall not and shall cause its Affiliates not to dispose of or destroy electronic copies of the Books and Records and allow Buyer and its representatives, agents, attorneys, auditors and advisors access to all such Books and Records on reasonable notice and at reasonable times at Atmel’s principal place of business or at any location where any Books and Records are stored, and Buyer shall have the right, at its own expense, to make copies of any Books and Records, but all in compliance with applicable Laws (including those that relate to data privacy and discovery rules) that govern the preservation and transfer of such Books and Records.
     12.7 Non-Competition and Business Restrictions.
          (a) In further consideration of the amounts to be paid hereunder for the Assets, the Vault-IC Shares, the Atmel UK Ordinary Shares and the goodwill of the Business sold in connection therewith, Atmel agrees that for a period of five (5) years following the Closing Date (the “Non-Compete Term”) neither Atmel nor any of its Affiliates shall conduct a Competing Business, except as permitted in this Section 12.7. In no event shall this Section 12.7 preclude Atmel and any of its Affiliates from continuing to engage in any business or continuing to develop, make or sell any product or technology, other than in the Competing Business, or preclude Atmel or any of its Affiliates from selling, licensing, providing, marketing or offering any product or technology to any Person; provided, however that during the Non-Compete Term Atmel or any of its Affiliates does not: (i) engage in the Competing Business in connection with any of the foregoing; (ii) grant a third party a license to any of the Transferred Patents or License-Back Patents to practice such patents in the field of (A) Smart Cards or Secure Microcontrollers specifically designed for incorporation into Smart Cards, except for pay TV application specific integrated circuits (“ASICs”) for NDS, or (B) the Secure AVR Core, devices incorporating the Secure AVR Core or Secure Microcontrollers that are fully binary code compatible with the Secure AVR Core, or (C) Stand-alone devices that serve solely as readers of Smart Cards using the ISO 7816 standard; or (iii) expressly grant a license to a third party to use the Standard AVR Core in a Smart Card.
          (b) Notwithstanding anything to the contrary in Section 12.7(a), nothing contained in Section 12.7(a) shall restrict or prohibit Atmel and/or its Affiliates from (i) having an investment representing 30% or less of the voting power in an election of directors or similar managers of any Person that is engaged in a Competing Business, or (ii) engaging in a transaction, whereby, directly or indirectly, Atmel and/or its Affiliates consummate (by merger, consolidation, stock purchase, asset acquisition or otherwise) an acquisition of or merger with any Person or business the primary business of which is not a Competing Business, and in such event, Atmel and its Affiliates shall not in any way be restricted from operating the acquired Competing Business and shall not otherwise be subject to the restrictions set forth in Section 12.7(a), except as provided in Section 12.7(c). Further, (i) in the event Atmel or a Selling Subsidiary undergoes a change of control by means of a stock sale, asset sale, merger or otherwise, except as provided in Section 12.7(c), Section 12.7(a) shall terminate and be of no force or effect; and (ii) Section 12.7(a) shall not apply to any Person that is or was an Affiliate of Atmel, or to any Person that acquires a business of Atmel or its Affiliates other than any business involving the Secure AVR Core, in which Person Atmel or its Affiliate owns less than 30% of the voting power in an election of directors or similar managers of such Person.

          (c) Notwithstanding Section 12.7(b), in the event of either the acquisition by Atmel of a third party or the acquisition by a third party of Atmel, as described above, Atmel or such acquirer of Atmel, as the case may be, shall not, prior to the end of the Non-Compete Term sell or license the Secure AVR Core, devices incorporating the Secure AVR Core, or Secure Microcontrollers that are fully binary code compatible with the Secure AVR Core.
          (d) Notwithstanding anything to the contrary set forth herein or any of the Ancillary Agreements, Buyer on behalf of itself and its current and future Affiliates and successors agrees, except as expressly permitted with respect to the sale of a Smart Card Reader, for a period of seven (7) years following the Closing Date, (“Restriction Period”) to neither (i) use any of the Assets or any of the material Technology licensed to Buyer hereunder or under any Ancillary Agreement, for the purposes of designing, manufacturing, selling, or supporting, or otherwise engaging in any business for, general purpose microcontroller devices, nor (ii) market or promote any Licensed Product as suitable for use as, or capable of being used as, a general purpose microcontroller. For the absence of doubt, it is understood that this Section 12.7(d) is intended to impose only restrictions of the conduct of Buyer and its successor during the Restriction Period and is not intend to grant, or imply, any license, permission, or grant of rights (including Intellectual Property Rights) by Atmel to Buyer or its successors to engage in any business, act or conduct (whether or not prohibited during such Restriction Period) during or after the Restriction Period.
     12.8 Non-Solicitation. Between the date hereof and the date which is the two (2) year anniversary of the (x) Closing Date or (y) the termination of this Agreement, neither Buyer nor Atmel shall or allow their respective Affiliates to, directly or indirectly, solicit any employees of the other Party or its Affiliates, or, between the date hereof and the Closing Date, the Transferred Entities:
          (a) employed in the executive, senior managerial, engineering, technical, R&D, marketing or sales capacity or whose departure from the employment of Atmel, Selling Subsidiaries, the Transferred Entities, or any of their Affiliates would or would be likely to cause material loss to or other negative impact on its or their business; and
          (b) in connection with the Contemplated Transactions, with whom Buyer or any of its Affiliates have had contact or about whom Atmel, the Selling Subsidiaries, Atmel UK or any of their Affiliates have made information available to Buyer or any of its Affiliates, with a view to inducing such person to leave the employ of Atmel, the Selling Subsidiaries, Atmel UK or any of their Affiliates, as applicable, or violate the terms of his or her Contract, or other employment arrangements, with Atmel, the Selling Subsidiaries, Atmel UK or any of their Affiliates, as applicable; provided, that nothing in this Section 12.8 shall prohibit any Party or any of its Affiliates from employing any such employee as a result of a general solicitation to the public or general advertising, or, by written consent of the Parties, the solicitation of any individual whose employment with any Party, the Selling Subsidiaries or their respective Affiliates has been terminated for at least twelve (12) months or by written consent of the Parties. Each of the restrictions set forth in this Section 12.8 is separate and the provisions of Section 18.5 shall apply in the event of any partial unenforceability.

     12.9 Contacts with Third Parties. From the date hereof until the Closing, without the prior written consent of Atmel, such consent not to be unreasonably withheld, Buyer shall not contact any suppliers, vendors, partners (including consortium partners or joint development partners), licensors or other service providers to, or customers or works councils of, Atmel, Atmel France, the Selling Subsidiaries, the Transferred Entities, or their respective Affiliates in connection with or pertaining to the Business or any subject matter of this Agreement or the Ancillary Agreements. In contemplation of the Closing, Buyer shall cooperate (and shall procure that its Affiliates also cooperate) and Atmel shall cooperate (and shall procure that its Affiliates also cooperate) in contacting, including for the purpose of obtaining any necessary consents, approval or waivers from, any suppliers, vendors, partners (including consortium partners or joint development partners), licensors or other service providers to, or customers or works councils of, Atmel, Atmel France, the Selling Subsidiaries, the Transferred Entities, or their respective Affiliates in connection with or pertaining to any subject matter of this Agreement (including requesting such consents and approvals necessary to transfer the Transferred Contracts, Restricted IPR, Open Purchase Orders and other assets) or the Ancillary Agreements, as and to the extent requested by Buyer or Atmel. Pursuant to such prior written consent of Atmel and in furtherance of the foregoing cooperation between Atmel and Buyer, Atmel shall assist Buyer in corresponding with parties, including making customer visits, and extending cooperation to Buyer in negotiating with suppliers, vendors, licensors and service providers for the transfer of Transferred Contracts or entering into a new Contract.
     12.10 Mail; Payments.
          (a) Atmel shall authorize and empower Buyer on and after the Closing Date to receive and open all mail and other communications received by Buyer or Affiliates relating to the Business and to deal with the contents of such communications in good faith, in a proper manner and in compliance with all applicable Laws. Atmel shall promptly deliver to Buyer any mail or other communication received by Atmel or the Selling Subsidiaries after the Closing Date pertaining to the Business. Buyer shall promptly deliver to Atmel any mail or other communication received by Buyer after the Closing Date pertaining to the business of Atmel, Atmel France, the Selling Subsidiaries and their respective Affiliates other than the Business.
          (b) Atmel agrees that Buyer has the right and authority to endorse, without recourse, any check or other evidence of indebtedness received by Buyer in respect of any note or account receivable transferred to Buyer pursuant to this Agreement and Atmel shall furnish Buyer such evidence of this authority as Buyer may request.
     12.11 Public Announcements. Before Atmel France begins to inform and consult with its works council regarding this Agreement and the Contemplated Transactions, Atmel and Buyer shall prepare a mutually agreeable press release announcing this Agreement and the Contemplated Transactions and issue the press release at the time of the first meeting of the works council where the Contemplated Transactions are presented. Prior to the Closing, Buyer and Atmel shall keep each other informed regarding form and timing of public disclosures of this Agreement and the Contemplated

Transactions neither Buyer nor Atmel will issue or make any subsequent press release or public statement with respect to this Agreement, the Ancillary Agreements or the Contemplated Transactions and without the prior consent of the other Party, except as may be required by Law; provided, further, that the Party proposing to issue any press release or similar public announcement or communication in compliance with any such disclosure obligations under any Law shall use commercially reasonable efforts to consult in good faith with the other Parties before doing so.
     12.12 Commercially Reasonable Efforts. Except as otherwise set forth in Section 12.3, subject to the terms and conditions set forth herein and to applicable Law, each of the Parties shall cooperate and use their respective commercially reasonable efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, and assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Contemplated Transactions, including the satisfaction of the respective conditions set forth in ARTICLE XIII.
     12.13 Board Meetings.
          (a) Atmel UK. On or prior to the Closing Date, Atmel shall procure:
               (i) the approval of the board of directors of Atmel UK, in accordance with applicable Laws and the certificate of incorporation, bylaws or other similar organizational documents of Atmel UK, of the performance by Atmel UK of the Contemplated Transactions that are required to be performed by Atmel UK; and
               (ii) the nomination by the board of directors of Atmel UK, in accordance with applicable Laws and the certificate of incorporation, bylaws or other similar organizational documents of Atmel UK, of the Persons which shall be appointed as directors of the Atmel UK, which appointments shall take effect at the end of such board meeting.
          (b) ACP. On or prior to the Closing Date, Atmel shall procure the approval of the board of directors of ACP, in accordance with applicable Laws and the certificate of incorporation, bylaws or other similar organizational documents of ACP, of the performance by ACP of the Contemplated Transactions that are required to be performed by ACP.
          (c) Atmel Switzerland. On or prior to the Closing Date, Atmel shall procure the approval of the board of managers of Atmel Switzerland, in accordance with applicable Laws and the certificate of incorporation, bylaws or other similar organizational documents of Atmel Switzerland, of the performance by Atmel Switzerland of the Contemplated Transactions that are required to be performed by Atmel Switzerland.
          (d) Atmel Sarl. On or prior to the Closing Date, Atmel shall procure the approval of the board of managers of Atmel Sarl, in accordance with applicable Laws and the certificate of incorporation, bylaws or other similar organizational documents of Atmel Sarl, of the performance by Atmel Sarl of the Contemplated Transactions that are required to be performed by Atmel Sarl.

          (e) Atmel. Prior to the date hereof, the board of directors of Atmel has duly authorized, in accordance with applicable Laws and the certificate of incorporation, bylaws or other similar organizational documents of Atmel, the execution and delivery of this Agreement and the Ancillary Agreements to which Atmel is a party and the performance by Atmel of the Contemplated Transactions that are required to be performed by Atmel.
     12.14 Delivery of Financial Statements. As soon as reasonably practicable after the end of each quarterly accounting period between the date hereof and the Closing, Atmel shall provide to Buyer an unaudited consolidated pro forma statement of direct revenues and costs associated with the Business as of the last day of such quarterly accounting period. Such financial information will be prepared on a good faith basis to generally reflect the performance of the Business during the applicable quarterly accounting period and will be true and correct, subject to absence of footnote disclosure and to normal, recurring end-of-period adjustments and except where the failure to be true and correct would not have, or be reasonably expected to have, a Business Material Adverse Effect.
     12.15 Further Post-Closing Agreements. For twenty-four (24) months after the Closing, Buyer shall ensure, and shall take all steps reasonably necessary to ensure, that the Business has sufficient working capital at all times during such period such that the Business will be able to comply in all respects with all obligations of the Business, including, but not limited, to all obligations related to Employees, financial or otherwise.
     12.16 Intercompany Payments. Effective at the Closing, all intercompany loans and receivables and payables to which Atmel UK is a party or to which Atmel UK is subject will be settled or transferred and extinguished in their entirety such that there shall be no intercompany loans, receivables and payables outstanding at Atmel UK as of the Closing.
     12.17 Incorporation of Vault-IC. Prior to the Closing, Atmel France shall file the Vault-IC Articles of Association (statuts), substantially in the form attached hereto as Exhibit L (the “Vault-IC Articles of Association”), with the registry of commerce and companies of Paris, France and such filed Vault-IC Articles of Association shall have been declared effective by the registry of commerce and companies of Paris, France (the date on which the Vault-IC Articles of Association is declared effective shall be the “Incorporation Date”). Promptly following the Incorporation Date, Atmel France shall provide Buyer with a copy of the filed Vault-IC Articles of Association and the appointment of the Commissaire aux apports as well as his report without reserve (sans réserve).
     12.18 Registered Office of Vault-IC. For twenty-four (24) months after the Closing, Buyer shall not, and shall cause Vault-IC not to, move or change the registered office of Vault-IC from Paris, France to another location outside of Paris, France.
     12.19 Merger. Buyer hereby agrees that it shall not, in any manner whatsoever, merge Vault-IC or cause it to be merged with another entity (including in a dissolution without liquidation under Article 1844-5 of the French Civil Code) within two (2) calendar years from the Closing Date.
     12.20 Other Transaction Matters.

          (a) As of the date hereof, LFoundry GmbH shall have signed the Preliminary, Non-Binding Term Sheet between LFoundry and Buyer attached hereto as Exhibit D (the “Signed LFoundry Term Sheet”).
          (b) As of the date hereof, Atmel and Buyer have entered into the Foundry Agreement substantially in the form attached hereto as Exhibit E and the Probe and Test Services Agreement substantially in the form attached hereto as Exhibit F.
          (c) As of the date hereof, Buyer and Atmel shall have completed negotiation in good faith the terms and conditions of the a lease agreement in the form attached hereto as Exhibit J pursuant to which Atmel France shall lease the Property to Vault-IC (the “Lease Agreement”) on terms that are commercially reasonable and are in compliance with applicable Laws, including French Laws governing commercial lease transactions.
          (d) As of the date hereof, Buyer and Atmel shall have agreed to the form of the Vault-IC Articles of Association as attached hereto as Exhibit L.
          (e) Prior to the Closing, Atmel and Buyer agree to negotiate in good faith the terms and conditions of the Escrow Agreement substantially in the form attached hereto as Exhibit A.
          (f) Prior to the Closing, Atmel and Buyer agree to negotiate in good faith the terms and conditions of the Transition Services Agreement substantially in the form attached hereto as Exhibit G and shall cooperate to produce a mutually acceptable transition plan, which shall be attached to and incorporated by reference in the Transition Services Agreement.
          (g) Prior to the Closing and upon receipt of any and all necessary consents, approvals or authorizations from all applicable Governmental Authority, unless otherwise mutually agreed by Buyer and Atmel, Atmel agrees to enter into, and shall cause the Vault-IC to enter into, the IT Apps License Agreement substantially in the form attached hereto as Exhibit H pursuant to which Atmel or its Affiliates shall grant a license to Vault-IC with respect to certain IT applications originally developed by Atmel or its Affiliates on terms that are commercially reasonable.
          (h) Prior to the Closing, Atmel and Buyer agree to negotiate in good faith the terms and conditions of the Standard Cell Library License Agreement substantially in the form attached hereto as Exhibit I.
     12.21 Exclusivity. During the Exclusivity Period (as defined below), Atmel shall not, and shall procure that none of the Selling Subsidiaries shall, directly or indirectly, (a) solicit, initiate, facilitate or seek any inquiry, proposal or offer from any third party in respect of any transaction involving the possible sale, disposition or acquisition of the Vault-IC Shares, the UK Ordinary Shares, the Assets or the Assumed Liabilities (each, a “Potential Transaction”); (b) participate in any discussions or negotiations or enter into any agreement with, any third party in respect of a Potential Transaction; or (c) accept any proposal or offer from any third party in respect of a Potential Transaction. As of the date hereof, Atmel shall cease and cause to be terminated any existing discussions with any third party regarding a Potential Transaction. During the Exclusivity Period, Atmel shall promptly notify Buyer of any receipt by Atmel or any of its Affiliates, or any officer, director, employee, financial advisor, representative or agent of Atmel or any of their Affiliates of a proposal or offer concerning a Potential Transaction. For purposes hereof, “Exclusivity Period” means the period from the date hereof until the earlier of (i) the Closing Date and (ii) the date of the termination of this Agreement pursuant to ARTICLE XVII.
     12.22 Atmel Philippines Authorizations. Prior to the Closing, Atmel shall use commercially reasonable efforts to obtain and deliver to Buyer, copies of the authorization documents set forth on Schedule 12.22.
     12.23 Buyer Philippines Authorizations. Prior to the Closing, Buyer shall use commercially reasonable efforts to obtain and deliver to Atmel (a) copies of documentation establishing, to the reasonable satisfaction of Atmel, that Buyer is registered by the PEZA as an Ecozone Enterprise, and (b) copies of the authorization documents set forth on Schedule 12.23.
     12.24 Equity Investment.
     Buyer shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and obtain the Equity Investment on the terms and conditions described in the Investment Agreement, including using best efforts to (i) maintain in effect the Investment Agreement, (ii) satisfy on a timely basis all conditions applicable to the Equity Investment in the Investment Agreement that are within the control of Buyer and comply with its obligations thereunder, and (iii) consummate the Equity Investment at or prior to the Closing. In the event that all conditions to the Investment Agreement have been satisfied or, upon funding, will be satisfied, Buyer shall use its best efforts to cause, on or prior to the Closing Date, the Buyer Investors to fund the Equity Investment. Buyer shall not agree to amend, replace, supplement or otherwise modify, or waive any of its rights under, the Investment Agreement.
     12.25 Breach of Representation, Warranty or Covenant. Upon the occurrence of any event that would constitute a breach of a representation, warranty or covenant made by either Party in this Agreement, the breaching Party shall promptly notify the other Party of the occurrence of such event.
     12.26 Confidential Information.
     (a) The terms and conditions of this Agreement, the Ancillary Agreements, and any presentations or summaries of the terms of such agreements prepared in connection with the transactions contemplated hereby (the “Transaction Confidential Information”) shall be considered confidential information subject to the confidentiality obligations of Buyer and Atmel, as set forth in the Confidentiality Agreement and the terms of this Section 12.26. Without limiting the foregoing, except with the other party’s prior written consent, or expressly permitted in Section 12.26(b), neither Buyer nor Atmel shall publicly disclose Transaction Confidential Information.

     (b) Notwithstanding the foregoing, a Party may disclose Transaction Confidential Information:
               (i) to such Party’s employees, directors, counsel or advisors with a need to know such information;
               (ii) each Party’s works council to the extent necessary for the purposes of engaging in such consultations and obtaining such approvals as are required by Law;
               (iii) as required under Law to a Governmental Authority or any applicable stock exchange, as determined with the advice of a Party’s legal counsel; or
               (iv) that has already been publicly disclosed without breach of this Agreement or the Confidentiality Agreement.
          (c) In addition, Buyer recognizes that by reason of its diligence and investigation related to negotiations and transactions related to this Agreement and the Ancillary Agreements, Atmel has disclosed to Buyer and its Affiliates, investors and advisors (“Recipients”), and Recipients acquired and will acquire Confidential Information (as defined below), the use or disclosure of which could cause Atmel substantial loss and damages that could not be readily calculated and for which no remedy at law would be adequate. Accordingly, Buyer covenants and agrees that Recipients shall not at any time, except in performance of their obligations to Atmel, directly or indirectly, use, disclose or publish, or permit other persons (including Affiliates) to disclose or publish, any Confidential Information, or use any such information in a manner detrimental to the interests of Atmel or any of its Affiliates, unless (i) such information becomes generally known to the public through no fault of Recipients, (ii) disclosure is permitted pursuant to Section 12.26(b), or (iii) in connection with the enforcement of this Agreement or any of the Ancillary Agreements.
          (d) The term “Confidential Information” means information that that is either marked or identified as confidential information at the time of disclosure or which, if not so marked, is disclosed under circumstances that would lead a reasonable person to conclude that the disclosing party intended such information to be confidential. “Confidential Information” also includes Transaction Confidential Information and information defined as “Proprietary Information” under the Confidentiality Agreement.
          (e) Following the Closing, this Section 12.26 shall not apply to any Confidential Information that is Licensed Other IPR or Transferred Other IPR.
ARTICLE XIII
CONDITIONS TO CLOSING
     13.1 Conditions to All Parties’ Obligations. The obligations of the Parties to consummate the Contemplated Transactions are subject to the fulfillment prior to or at the Closing of each of the following conditions (any or all of which may be waived by the Parties):

          (a) No Injunction. No Governmental Authority or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, Order or other notice (whether temporary, preliminary or permanent) (collectively, the “Restraints”), in any case which is in effect and which prevents or prohibits consummation of the Contemplated Transactions; provided, that each of the Parties shall use its commercially reasonable efforts to cause any such Restraint to be vacated or lifted.
          (b) Regulatory Laws.
               (i) Any applicable waiting periods set forth in Section 13.1(b)(i) of the Atmel Disclosure Schedule that are required to be terminated or expired prior to the Closing shall have terminated or expired;
               (ii) All approvals set forth in Section 13.1(b)(ii) of the Atmel Disclosure Schedule have been obtained; and
               (iii) All notices and filings set forth in Section 13.1(b)(iii) of the Atmel Disclosure Schedule have been duly delivered.
          (c) The Dropdown. The Dropdown shall have been completed to the reasonable satisfaction of each Party it being understood that neither Party shall be entitled to prevail itself of its failure to act reasonably. On or prior to the Closing Date, the Président of Vault-IC shall duly authorize, in accordance with applicable Laws and the certificate of incorporation, bylaws or other similar organizational documents of Vault-IC, the execution and delivery of this Agreement and the Ancillary Agreements to which Vault-IC is a party and the performance by Vault-IC of the Contemplated Transactions that are required to be performed by Vault-IC.
     13.2 Conditions to Atmel’s Obligations. The obligations of Atmel to consummate the Contemplated Transactions are subject to the fulfillment at or prior to the Closing of each of the following conditions (any or all of which may be waived in whole or in part by Atmel):
          (a) Representations and Warranties. The representations and warranties of Buyer contained in ARTICLE XI hereof shall be true and correct as of the Closing Date as though made as of the Closing Date (except for representations and warranties which address matters only as of a specific date, which representations and warranties shall continue as of the Closing Date to be true and correct as of such specific date), except to the extent that the failure to be so true and correct would not have a Buyer Material Adverse Effect.
          (b) Performance. Buyer shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be so performed or complied with by Buyer at or prior to the Closing.
          (c) Deliveries. Atmel shall have received the deliveries contemplated by ARTICLE XV.

     13.3 Conditions to Buyer’s Obligations. The obligations of Buyer to consummate the Contemplated Transactions are subject to the fulfillment at or prior to the Closing of each of the following conditions (any or all of which may be waived in whole or in part by Buyer):
          (a) Representations and Warranties. The representations and warranties of Atmel contained in ARTICLES IV through X hereof which are qualified by Business Material Adverse Effect or other materiality qualification shall be true and correct as of the Closing Date as though made as of the Closing Date (except for representations and warranties which address matters only as of a specific date, which representations and warranties shall continue as of the Closing Date to be true and correct as of such specific date). The representations and warranties of Atmel contained in ARTICLES IV through X hereof which are not qualified by Business Material Adverse Effect or other materiality qualification shall be true and correct as of the Closing Date as though made as of the Closing Date (except for representations and warranties which address matters only as of a specific date, which representations and warranties shall continue as of the Closing Date to be true and correct as of such specific date), except to the extent that the failure to be so true and correct would not have a Business Material Adverse Effect.
          (b) Performance. Atmel shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be so performed or complied with by Atmel at or prior to the Closing.
          (c) Deliveries. Buyer shall have received the deliveries contemplated by ARTICLE XIV.
ARTICLE XIV
DELIVERIES BY ATMEL AT CLOSING
On the Closing Date, Atmel shall deliver or cause to be delivered:
     14.1 Atmel UK.
          (a) Atmel UK Stock Transfer Form. To Buyer, a duly stamped transfer of the UK Ordinary Shares duly executed by Atmel in favor of Buyer together with definitive share certificates for the UK Ordinary Shares showing Atmel as the registered holder or an indemnity for lost certificates and such other waivers, consents and other documents as may be necessary to enable Buyer to be registered as the holder of the UK Ordinary Shares.
          (b) Certain Atmel UK Documents. To Buyer, (a) the check books, certificates of incorporation, common seals and all statutory and minute books (which shall be written up to, but not including, the Closing Date) of Atmel UK together with all unused share certificate forms, (b) such title deeds, leases, licenses and other documents as may be in the possession of Atmel, the Selling Subsidiaries or Atmel UK relating to each of the properties owned, leased or licensed by Atmel UK or the title of Atmel UK to each of such properties, (c) the written resignations of the Atmel UK directors and (d) a notice of resignation of the existing auditors of Atmel UK.

          (c) Audited Financial Statements. To Buyer, the audited balance sheet of Atmel UK as of December 31, 2009 prepared in accordance with UK GAAP (the “Audited Balance Sheet”).
          (d) Certain Employee Documents. All documents, policies, filings and other materials related to the Atmel UK Employees, such as employee handbooks and workplace policies, and other documents with respect to the Employees as may be reasonably requested by Buyer prior to the Closing.
     14.2 Atmel France.
          (a) Contribution Documents. To Buyer, duly signed Contribution Agreement, together with a copy of the decision of the shareholder meeting of Vault-IC approving the contribution and the related capital increase on the basis of the report of the Commisaire aux apports.
          (b) Vault-IC Share Transfer Form. To Buyer, a duly completed and signed share transfer form (ordres de mouvement) and any other instruments of assignment, in form and substance reasonably acceptable to Buyer, evidencing the valid transfer to Buyer of the Vault-IC Shares, free and clear of all Liens (except for Permitted Liens and any Liens created by Buyer).
          (c) Vault-IC Documents. To Buyer, (a) the check books, certificates of incorporation, common seals and all statutory and minute books (which shall be written up to, but not including, the Closing Date) of Vault-IC together with all unused share certificate forms, (b) such title deeds, leases, licenses and other documents as may be in the possession of Atmel, the Selling Subsidiaries or Atmel France relating to each of the properties owned, leased or licensed by Vault-IC or the title of Vault-IC to each of such properties, (c) duly completed and signed related tax forms (Cerfa 2759), and (d) a written resignation of the President (Président) of Vault-IC.
          (d) Certain Employee Documents. All documents, policies, filings and other materials related to the Atmel France Employees, such as employee handbooks and workplace policies, and other documents with respect to the Employees as may be reasonably requested by Buyer prior to the Closing.
     14.3 Certain Atmel Paris Employee Documents. Any documents evidencing the transfer of the Atmel Paris Employees to Buyer.
     14.4 Atmel.
          (a) Officer’s Certificate. To Buyer, an officer’s certificate signed by an officer of Atmel to the effect set forth in Sections 13.3(a) and 13.3(b).
          (b) Instruments of Assignment. To Buyer, duly executed instruments of assignment for the Transferred Patents and any Transferred Other IPR that is the subject of a public registration or filing, and instruments of assignment for each Real Property Lease as well as any other instrument which would be necessary to assign an Asset pertaining to the Business and which may not be otherwise provided for in this Agreement.
          (c) Receipt. To Buyer, a receipt for the Closing Date Consideration Amount.
          (d) Certain Documents. To Buyer, (i) a duly executed counterpart of the Escrow Agreement, the Wafer Purchase Agreement, the Foundry Agreement, the Core License Agreement, the Lease Agreement, the Transition Services Agreement, the Probe and Test Services Agreement and the Contribution Agreement, and (ii) the final Atmel Disclosure Schedule to the extent that such Atmel Disclosure Schedules have been modified, amended or supplemented between the date of this Agreement and the Closing Date.
          14.5 Further Instruments. Such documents of further assurance reasonably necessary and typical for transactions similar to the Contemplated Transactions in order to complete the Contemplated Transactions. Notwithstanding anything to the contrary herein, Buyer shall be solely responsible for filing or recording, as the case may, be any instruments of assignment or transfer delivered to it by Atmel hereunder, including such instruments for the transfer of the Transferred IPR and Transferred Trademarks.
          14.6 Atmel Switzerland Sale Agreement. To Buyer, to the extent required to evidence such sale, a duly executed sale agreement for all of the Inventory related to Existing Products in Switzerland other than the Excluded Assets or Assets which are owned by the Transferred Entities (except however in as much as such sale agreement would be required to register or evidence the transfer of such Asset).
          14.7 Atmel Sarl Assignment Agreement. To Buyer, to the extent required to evidence such sale, a duly executed assignment agreement for all of the Atmel Sarl Transferred Contracts other than the Excluded Assets or Transferred Contracts to which the Transferred Entities are a party (except however in as much as such assignment agreement would be required to register or evidence the transfer of such Atmel Sarl Transferred Contracts).
          14.8 ACP Bill of Sale. To Buyer, to the extent required to evidence such sale, a duly executed bill of sale for all of the ACP Equipment.
          14.9 Certain Atmel Taiwan Employee Documents.
          (a) All documents, policies, filings and other materials related to the Atmel Taiwan Employees, such as employee handbooks and workplace policies, and other documents with respect to the Employees as may be reasonably requested by Buyer prior to the Closing.
          (b) Any documents evidencing that Atmel Taiwan Employees shall become employed by Buyer as of the Closing.
          14.10 Non-Assignable Assets, Transferred Contracts and Restricted IPR. To the extent that Atmel and the Selling Subsidiaries have been able to receive the written consents and approvals necessary to transfer the Assets, Transferred Contracts and Restricted IPR pursuant to Sections 2.4(a) (Non-Assignable Assets), 2.4(b) (Non-Assignable Contracts) and 2.4(c) (Restricted IPR) before Closing, Atmel shall deliver to Buyer such consents and approvals received with respect thereto.
ARTICLE XV
DELIVERIES BY BUYER AT CLOSING
     On the Closing Date, Buyer shall deliver or cause to be delivered:
     15.1 Officer’s Certificate. To Atmel, a certificate signed by an officer of Buyer to the effect set forth in Sections 13.2(a) and 13.2(b).
     15.2 Closing Date Consideration Amount. To Atmel, the Closing Date Consideration Amount, as adjusted pursuant to Section 2.9, by wire transfer of immediately available funds, to an account designated by Atmel and dispatch confirmation of such wire transfer.
     15.3 Assumption Agreement. To Atmel, to the extent required to evidence such assumption, duly executed assumption agreements evidencing the assumption by Buyer of the Assumed Liabilities in each of the United States, France, the United Kingdom, the Philippines, Switzerland and Taiwan in accordance with the terms herein.
     15.4 Certain Documents. To Atmel, (i) a duly executed counterpart of each of the Ancillary Agreements, and (ii) if the Buyer Disclosure Schedules have been modified, amended or supplemented between the date of this Agreement and the Closing Date, the final Buyer Disclosure Schedules.
     15.5 Escrow Amount. To the Escrow Agent, the Escrow Amount, by wire transfer of immediately available funds or delivery of other immediately available funds for deposit into the escrow account.
     15.6 Further Instruments. Such documents of further assurance reasonably necessary and typical for transactions similar to the Contemplated Transactions in order to complete the Contemplated Transactions.
     15.7 IP Transfer Costs. Buyer shall be solely responsible for filing and recording any transfers of Intellectual Property Rights delivered hereunder and for all costs associated therewith.
ARTICLE XVI
INDEMNIFICATION; SURVIVAL
     16.1 Expiration of Representations and Warranties. Except as set forth in Section 16.1(a), all of the representations and warranties of the Parties set forth in this Agreement shall terminate and expire, and shall cease to be of any force or effect, at 5:00 P.M. (New York City time) on the date that is twenty (20) months after the Closing Date, and, notwithstanding any statutes of limitations under any Law, all liability and indemnification obligations with respect to such representations and warranties shall thereupon be extinguished (except to the extent a claim for indemnification has been made for any thereof in a written notice received by Indemnitor prior to such twenty (20) month period, which notice shall describe, to the extent possible, such matter in reasonable detail).
          (a) The representations and warranties given in Sections 4.14 (UK Taxes and UK Tax Matters), 5.13 (French Taxes and French Tax Matters — Atmel France), 6.7 (French Taxes and French Tax Matters — Vault-IC, 7.11 (US Tax Election) and 8.1(d) (Swiss Taxes and Swiss Tax Matters) and the representations and warranties related to liabilities arising from or related to French national social security contributions (cotisations de sécurité sociale), French employee social security contributions (cotisations de sécurité sociale part employé) and any other French social contributions (CSG, CRDS) or UK national social security and insurance contributions, shall terminate and expire, and shall cease to be of any force or effect upon the expiration of the applicable statute of limitations, and all liability and indemnification obligations with respect to such representations and warranties shall thereupon be extinguished.
     16.2 Special IP Indemnities.
          (a) Special IP Claim.
               (i) Subject to the provisions hereof including 16.3(d), and without limiting Section 16.3(b), from and after the Closing, Atmel agrees to defend Buyer from and against any Special IP Claim, and pay or reimburse Buyer, as the case may be, for such proportion (determined in accordance with Section 16.2(a)(v) below) of any amounts (“Special IP Losses”) paid or payable by Buyer as damages awarded in, or in reasonable settlement of, any Special IP Claim.

               (ii) Atmel shall not be required to indemnify Buyer with respect to any Special IP Claim unless and until the aggregate amount of all such claims against Buyer for such matters exceeds [*] US dollars (US$[*]), in which event Buyer will be entitled to recover Special IP Losses arising out of or relating to such matters only to the extent in excess thereof and as provided in Section 16.2(a)(v) below. Atmel’s maximum aggregate, joint and cumulative liability and obligation to Buyer with respect to any Special IP Claim shall not exceed [*] US dollars (US$[*]) in the aggregate (“Special IP Claim Liability Cap”). For the avoidance of doubt, following the Closing Date, the Special IP Claim Liability Cap shall be the sole and exclusive remedy of Buyer with respect to any and all claims arising out of this Section 16.2(a) of this Agreement.
               (iii) A “Special IP Claim” is (i) a claim for patent infringement asserted against Buyer by a third party [*] relating, at least in part, to the Business, (ii) where the infringement claimed is with respect to an Existing Product or the conduct of the Business in the same manner as such Business was conducted by Atmel as of the Closing (excluding those claim directed at other products or businesses of Buyer), (iii) where [*], (iv) not a claim asserted against Buyer in response to, or following, a legal action brought or threatened by Buyer (or any person acting on its behalf or under its direction) after the Effective Date (other than in response to a threat first made by Third Party Licensor) against such Third Party Licensor or its affiliates or customers based on products purchased from such Third Party Licensor, and (v) is initiated against Buyer by the filing of a lawsuit or claim in a court or tribunal of competent jurisdiction prior to the second anniversary of the Closing Date.
               (iv) The foregoing states Buyer’s sole right to indemnification for a Special IP Claim, regardless of whether such Special IP Claim would give rise to any right of indemnification under any other Section of this Agreement (including Section 16.3) or any Ancillary Agreement.
               (v) Atmel shall pay Buyer a portion of Special IP Losses, up to a total of [*] US dollars $[*], in accordance with the following:

Special IP Losses	Responsibility of Atmel as percentage
Up to $[*]	[*]%
$[*] to $[*]	[*]%
$[*] to $[*]	[*]%
More than $[*]	[*]%

[*]	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

     (b)Designated IP Claim.
               (i) Subject to the provisions hereof including 16.3(d), and without limiting Section 16.3(b), from and after the Closing, Atmel agrees to defend Buyer from and against any Designated IP Claim, and pay or reimburse Buyer, as the case may be, for such proportion (determined in accordance with Section 16.2(a)(v) below) of any amounts (“Designated IP Losses”) paid or payable by Buyer as damages awarded in, or in reasonable settlement of, any Designated IP Claim but only as such losses or amount arise out of the manufacture, use or sale by Buyer of Existing Products or Roadmap Products as acquired from Seller hereunder or the conduct of the Business in the same manner as such Business was conducted by Atmel as of the Closing, and shall not apply to any liability or losses arising Buyer’s own business or from the manufacture, use or sale of Buyer’s own products not acquired hereunder.
               (ii) Atmel shall not be required to indemnify Buyer with respect to any Designated IP Claim unless and until the aggregate amount of all such claims against Buyer for such matters exceeds [*] US dollars (US$[*]), in which event Buyer will be entitled to recover Designated IP Losses arising out of or relating to such matters only to the extent in excess thereof and as provided in Section 16.2(b)(v). Atmel’s maximum aggregate, joint and cumulative liability and obligation to Buyer with respect to any Designated IP Claim shall not exceed [*] US dollars (US$[*]) in the aggregate (“Designated IP Claim Liability Cap”). For the avoidance of doubt, following the Closing Date, the Designated IP Claim Liability Cap shall be the sole and exclusive remedy of Buyer with respect to any and all claims arising out of this Section 16.2(b) of this Agreement.
               (iii) A “Designated IP Claim” has the meaning set forth in Section 7.6(d) of the Atmel Disclosure Schedule.
               (iv) The foregoing states Buyer’s sole right to indemnification for a Designated IP Claim, regardless of whether such Designated IP Claim would give rise to any right of indemnification under any other Section of this Agreement (including Section 16.3) or any Ancillary Agreement.
               (v) Atmel shall pay Buyer a portion of Designated IP Losses, up to a total of [*] US dollars (US$[*]), in accordance with the following:

[*]	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Designated IP Losses	Responsibility of Atmel as percentage
Up to $[*]	[*]%
$[*] to $[*]	[*]%
More than $[*]	[*]%
     16.3 Indemnification.
          (a) By Buyer. Subject to the provisions of Section 16.1, from and after the Closing, Buyer agrees to jointly and severally indemnify, defend and hold harmless Atmel, its Affiliates and Subsidiaries (including the Selling Subsidiaries), and their respective officers, directors, employees, shareholders, members, partners, agents, representatives, successors and assigns (collectively, “Atmel Indemnitees”) from and against all Losses incurred by any of the Atmel Indemnitees arising out of or relating to: (i) any breach of any representation or warranty made by Buyer in this Agreement or any Ancillary Agreement, (ii) any breach of any covenant or agreement of Buyer contained in this Agreement or any Ancillary Agreement, (iii) any breach, or violation or termination of the GPEC Agreements by Buyer, or (iv) the Assets and/or the Assumed Liabilities (including, for the avoidance of doubt, any such Losses incurred by any of the Atmel Indemnitees relating to the failure by Buyer, any Affiliate of Buyer or any Transferred Entity to make any payment of Tax which is not Atmel’s Taxes).
          (b) By Atmel. Subject to the provisions of Section 16.1, from and after the Closing, Atmel agrees to indemnify, defend and hold harmless Buyer, its Affiliates and Subsidiaries, and their respective officers, directors, employees, shareholders, members, partners, agents, representatives, successors and assigns (collectively, “Buyer Indemnitees”) from and against all Losses incurred by any of Buyer Indemnitees arising out of or relating to: (i) any breach of any representation or warranty made by Atmel in this Agreement or any Ancillary Agreement (other than breaches of the representations and warranties related to the Assets set forth in Section 6.5, the sole remedy for which shall be the transfer of the relevant Asset to Buyer or a cash payment from Atmel to Buyer sufficient, in the judgment of Atmel, to compensate Buyer for its out-of-pocket expenses related to the failure of the relevant Asset to be transferred), (ii) any breach of any covenant or agreement of Atmel contained in this Agreement or any Ancillary Agreement or (iii) the Excluded Liabilities. Any successful claim under this Section 16.3(b), to the extent it relates to Atmel UK, shall be satisfied by a payment by Atmel to Buyer and not to Atmel UK.

[*]	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

          (c) Limitations on Rights of Buyer Indemnitees.
               (i) Subject to Section 16.3(c)(iii), Atmel shall not be required to indemnify Buyer Indemnitees with respect to any claim for indemnification arising out of or relating to matters described in Section 16.3(b)(i), unless and until the aggregate amount of all such claims against Buyer Indemnitees for such matters exceeds One Hundred Thousand US dollars (US$100,000), in which event Buyer Indemnitees will be entitled to recover Losses arising out of or relating to such claims only to the extent in excess thereof (the “Deductible”). Atmel’s maximum aggregate, joint and cumulative liability to Buyer Indemnitees with respect to any claim for indemnification arising out of or relating to matters described in Section 16.3(b)(i) shall not exceed Five Million US dollars (US$5,000,000) in the aggregate (“Liability Cap”). For the avoidance of doubt, following the Closing Date, the Liability Cap shall be the sole and exclusive remedy of Buyer Indemnitees with respect to any and all claims arising out of Section 16.3(b)(i) of this Agreement. Without limiting the generality of the foregoing, any indemnification claim involving a Loss of less than Ten Thousand US dollars (US$10,000) shall not be entitled to indemnification under this Section 16.3 and shall not be counted toward satisfaction of the Deductible.
               (ii) Subject to Section 16.3(c)(iii), Atmel shall not be required to indemnify Buyer Indemnitees with respect to any claim for indemnification arising out of or relating to matters described in Section 16.3(b) made by any Buyer Indemnitee after Closing if (i) the facts and circumstances giving rise to such claim are known to the Buyer Indemnitee as of the date hereof, or (ii) such claim for indemnification would not have arisen but for any act, omission or transaction on or after the date hereof by Buyer or with the consent or knowledge of Buyer.
               (iii) Notwithstanding anything to the contrary contained in this Agreement, the limitations on rights of any Indemnitee contained in this Article XVI shall not apply with respect to any claim for indemnification arising out of fraud or an intentional misrepresentation of a material fact or circumstance by any Party.
               (iv) The amount of any and all Losses for which indemnification is provided pursuant to this Article XVI will be net of and shall not include any Tax benefit to which an Indemnitee is entitled by reason of payment of such obligation or liability (taking into account any tax cost or reduction in such Tax benefits by reason of receipt of the indemnification payment) and any amounts of any insurance proceeds, other indemnification payments, payments pursuant to purchase price adjustments, contribution payments, reimbursements or other payments received or receivable by the Indemnitee with respect to such Losses. For the avoidance of doubt, if Buyer or a Buyer Indemnitee is entitled to claims or payments in respect of the same facts and circumstances under more than one provision of this Agreement, it will only be entitled to recover once and no more than once.
          (d) Procedure.
               (i) Direct Claims. If either a Buyer Indemnitee, on the one hand, or a Atmel Indemnitee, on the other hand, shall have a claim for indemnification hereunder (the

“Indemnitee”) for any claim other than a claim asserted by a third party, a Party shall, and in the case of an Indemnitee that is not a Party, shall cause such Indemnitee to, as promptly as is practicable, give written notice to the Party from whom indemnification is sought (the “Indemnitor”) of the nature and, to the extent practicable, a good faith estimate of the amount, of the claim. The failure to make timely delivery of such written notice by the Indemnitee to the Indemnitor shall not relieve the Indemnitor from any liability under this Section 16.3 with respect to such matter, except to the extent the Indemnitor is actually prejudiced by failure to give such notice or the written notice relates to a breach of a representation and warranty and the notice is not received by Indemnitor prior to the twenty (20) month anniversary referred to in Section 16.1.
               (ii) Third-Party Actions (Other than Tax Contests).
                    (A) If an Indemnitee receives notice or otherwise obtains knowledge of any matter or any threatened matter that may give rise to an indemnification claim against an Indemnitor, then the Indemnitee shall promptly, and in the case of an Indemnitee that is not a Party, shall promptly cause such Indemnitee to, and in any event within twenty (20) Business Days of the receipt of notice or other knowledge of any such claim against the Indemnitor, deliver to the Indemnitor a written notice describing, to the extent possible, such matter in reasonable detail. The failure to make timely delivery of such written notice by the Indemnitee to the Indemnitor shall not relieve the Indemnitor from any liability under this Section 16.3 with respect to such matter, except to the extent the Indemnitor is actually prejudiced by failure to give such notice or the written notice relates to a breach of a representation and warranty and the notice is not received by Indemnitor prior to the twenty (20) month anniversary referred to in Section 16.1. The Indemnitor shall have the right, at its option and at its expense, to assume the defense of any such matter with its own counsel.
                    (B) If the Indemnitor elects to assume the defense of and indemnification for any such matter, then:
                         1. notwithstanding anything to the contrary contained in this Agreement, the Indemnitor shall not be required to pay or otherwise indemnify the Indemnitee against any attorneys’ fees or other expenses incurred on behalf of the Indemnitee in connection with such matter following the Indemnitor’s election to assume the defense of such matter, unless (x) the Indemnitor fails to defend diligently the action or proceeding within five (5) Business Days after receiving written notice of such failure from the Indemnitee, (y) the Indemnitee reasonably shall have concluded (upon advice of its counsel) that there may be one or more legal defenses available to such Indemnitee or other Indemnitees that are not available to the Indemnitor, or (z) the Indemnitee reasonably shall have concluded (upon advice of its counsel) that, with respect to such claims, the Indemnitee and the Indemnitor may have different, conflicting, or adverse legal positions or interests;
                         2. Indemnitee shall, at its own expense, make available to the Indemnitor all books, records and other documents and materials (including oral or written testimony and other evidence) that are under the direct or indirect control of the Indemnitee or any of the Indemnitee’s representatives, agents, employees, counsel, accountants or other advisors and that the Indemnitor considers necessary or desirable for the defense of such matter, and cooperate in all reasonable ways with, and make its employees and advisors available or otherwise render reasonable assistance to, the Indemnitor and its employees, advisors, representatives or agents; and
                         3. the Indemnitor shall not, without the written consent of the Indemnitee, which shall not be unreasonably withheld or delayed, settle or compromise any pending or threatened Litigation in respect of which indemnification may be sought hereunder (whether or not the Indemnitee is an actual or potential party to such Litigation) or consent to the entry of any Order which does not, to the extent that the Indemnitee may have any potential or actual liability with respect to such Litigation, include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnitee of a written, complete and irrevocable release of the Indemnitee from any and all liability in respect of such Litigation.
                    (C) If the Indemnitor elects not to assume the defense of and indemnification for such matter, then the Indemnitee shall proceed diligently to defend such matter with the assistance of counsel reasonably satisfactory to the Indemnitor at its own cost; provided, that the Indemnitee shall not settle, adjust or compromise such matter, or admit any liability with respect to such matter, without the prior written consent of the Indemnitor.
                    (D) Whether or not the Indemnitor elects not to assume the defense of and indemnification for such matter, both Parties hereto shall cooperate in the defense or control thereof, including entering into any joint defense agreements, and shall furnish such documents, records, information, testimony (oral or written) or any other evidence, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith, and any disputes that may arise between or among the Indemnitor and the Indemnitee with respect to such matter shall be resolved in accordance with this ARTICLE XVI and by binding arbitration in accordance with the terms and provisions of Section 18.12. Buyer acknowledges and agrees that any indemnification of any Buyer Indemnitees pursuant to Section 16.3(b) is expressly conditioned upon Buyer’s full cooperation with Atmel in accordance with this Section 16.3.
                    (E) The procedures in this Section 16.3(d)(ii) shall not apply to matters subject to Section 16.3(d)(iii) (Tax Contests) or to direct claims of Indemnitees under Section 16.3(d)(i).
               (iii) Tax Contests.
                    (A) If, following the Closing Date, Buyer receives from any Taxing Authority written notice of any Tax Contest with respect to which Atmel or the Selling Subsidiaries may have any liability for Atmel’s Taxes or which may give rise to a breach of any of the representations and warranties listed in Section 16.1(a), Buyer shall promptly provide a copy of such notice to Atmel; provided, that Buyer’s failure to promptly provide a copy of such notice to Atmel shall not relieve Atmel from its obligations under Section 16.3(b) except to the extent that Atmel is actually prejudiced by such failure or the written notice relates to a breach of a representation and warranty and the notice is not received by Indemnitor prior to the expiration of the applicable statute of limitations.
                    (B) Atmel shall have the right, but not the obligation, at Atmel’s expense, to control, manage and be responsible for, and to contest or settle, any Tax Contest in connection with such notice, to the extent that such notice relates to Atmel’s Taxes or matters which may give rise to a breach of any of the representations and warranties listed in Section 16.1(a). Buyer may participate in such Tax Contest and Atmel shall not settle such Tax Contest without the consent of Buyer, which consent will not be unreasonably withheld or delayed. Atmel shall keep Buyer informed of the progress of all such Tax Contests and shall provide copies of all written communications with any Taxing Authority related to such Tax Contests.
          (e) Subrogation. To the extent that the Indemnitor makes or is required to make any indemnification payment to any Indemnitee, the Indemnitor shall be entitled to exercise, and shall be subrogated to, any rights and remedies (including rights of indemnity, rights of contribution and other rights of recovery) that the Indemnitee or any of the Indemnitee’s Affiliates may have against any other Person with respect to any Losses to which such indemnification payment is directly related, so long as the Indemnitee is not adversely affected thereby.
          (f) Exclusive Remedies Following the Closing Date. Following the Closing Date, the indemnification provisions of this Section 16.3 shall be the sole and exclusive remedy of the Indemnitees, whether in Contract, tort or otherwise, for all matters arising under or in connection with this Agreement and the Contemplated Transactions, including, without limitation, for any inaccuracy or breach of any representation, warranty, covenant or agreement set forth herein.
          (g) Environmental Remedies. Notwithstanding the foregoing or anything to the contrary in this Agreement, Buyer and its successors and assigns understand and agree that the indemnification obligations of Atmel under this Section 16.3 shall constitute the sole and exclusive remedy of Buyer Indemnitees with respect to any matters or claims arising under Environmental Laws, and Buyer hereby waives, and shall cause its Affiliates and its or their respective successors and assigns waive, and unconditionally release or shall cause the unconditional release of Atmel from, any rights and remedies that Buyer, its Affiliates and its or their respective successors and assigns otherwise may have against Atmel or its Affiliates under any Environmental Law, including, without limitation, any claims for contribution under applicable Law.
          (h) Changes in Law. Notwithstanding anything to the contrary contained herein, Atmel shall have no liability or obligation whatsoever with respect to any Loss to the extent that it arises or is increased as a result of the passing of, or a change in, any Law, interpretation of the law or administrative practice of any Governmental Authority after the date of this Agreement.
          (i) Mitigation. Atmel and Buyer agree to, and to cause their Subsidiaries and Affiliates to, make all commercially reasonable efforts to mitigate any Loss for which any Atmel Indemnitee or Buyer Indemnitee may be entitled to indemnification hereunder upon becoming aware of any event which would reasonably be expected to, or does, give rise to any such Loss.

          (j) Updated Disclosure Schedules. From the date hereof through the Closing Date, the Parties shall have the right to modify, amend and/or supplement their respective Disclosure Schedule by delivering any such modifications, amendments and/or supplements to the other Parties in writing. For purposes of determining whether the conditions to Closing in ARTICLE XIII are satisfied, the Atmel Disclosure Schedule or the Buyer Disclosure Schedule, as applicable, shall only be deemed to include the information contained therein on the date hereof (but shall be deemed accepted for purposes of the conditions to Closing in ARTICLE XIII if Buyer or Atmel, as applicable, do not object within five (5) Business Days of receipt of any modification, amendment and/or supplement in writing). For purposes of determining whether Atmel or Buyer, as applicable, is subject to any claim for indemnification under this Section 16.3 following the Closing Date for a breach of any representation or warranty under this Agreement, the Atmel Disclosure Schedule or the Buyer Disclosure Schedule, as applicable shall be deemed to include the information contained therein on the date hereof and such other information as may be set forth in any modification, amendment and/or supplement to the Atmel Disclosure Schedule or the Buyer Disclosure Schedule, as applicable, delivered by Atmel to Buyer or Buyer to Atmel, as applicable, pursuant to this Section 16.3(j).
          (k) Disclosures before Closing.
               (i) Prior to the Closing, Buyer shall promptly notify Atmel of any event before Closing that is reasonably likely to have a material adverse impact on Buyer’s ability to obtain financing for the Purchase Price, to provide for working capital to operate the Business after Closing or to meet all of its obligations to pay for liabilities and payments related to the Employees.
               (ii) Prior to the Closing, Atmel shall promptly notify Buyer of any event before Closing that is reasonably likely to have a material adverse impact on LFoundry GmbH’s ability to supply products to Buyer after the Closing assuming that LFoundry shall become the owner of the foundry operations located at Zone Industrielle Avenue Olivier Perroy, 13106, Rousset, France before the Closing.
          (l) Assertion of Claims through a Party. No Indemnitee (other than Buyer or any successor or assignee of Buyer in the case of Buyer, and other than Atmel or any successor or assignee of Atmel in the case of Atmel) is entitled to assert any indemnification claim or exercise any other remedy under this Agreement unless either Buyer (in the case of Buyer Indemnitee) or Atmel (in the case of Atmel Indemnitee), as applicable, consents to the assertion of the indemnification claim or the exercise of the other remedy.
ARTICLE XVII
TERMINATION
     17.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned:
          (a) at any time, by mutual written agreement of Atmel and Buyer; or

          (b) at any time, by Atmel or Buyer if any Restraint having any of the effects set forth in Section 13.1(a) of this Agreement shall be in effect and have become final and nonappealable; or
          (c) by written notice from Buyer, if a breach of or failure to perform any representation, warranty, covenant or agreement on the part of Atmel set forth herein shall have occurred, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 13.3(a) or 13.3(b), and (ii) after receipt by Atmel of written notice from Buyer of such breach or failure to perform, cannot be or has not been cured on or prior to December 31, 2010 (the “End Date”); provided, that Buyer is not then in breach with respect to any of its representations, warranties, covenants or other agreements contained in this Agreement; or
          (d) by written notice from Atmel, if a breach of or failure to perform any representation, warranty, covenant or agreement on the part of Buyer set forth herein shall have occurred, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 13.2(a) or 13.2(b), and (ii) after receipt by Buyer of written notice from Atmel of such breach or failure to perform, cannot be or has not been cured on or prior to the End Date; provided, that Atmel is not then in breach with respect to any of the representations, warranties, covenants or other agreements contained in this Agreement; or
          (e) by written notice by Atmel or Buyer to the other Party, at any time after the End Date if the Closing shall not have occurred on or prior to such date; provided, that the right to terminate this Agreement under this Section 17.1(e) shall not be available to such Party if the action or inaction of such Party or any of its Affiliates has been a cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach with respect to any representation, warranty, covenant or any other agreement contained in this Agreement.
     17.2 Procedure and Effect of Termination. In the event of the termination of this Agreement and the abandonment of the Contemplated Transactions, written notice thereof shall be given by a terminating Party to the other Parties, and this Agreement shall terminate and the Contemplated Transactions shall be abandoned without further action by any of the Parties. If this Agreement is terminated pursuant to Section 17.1:
          (a) Buyer shall immediately return to Atmel or destroy, at Atmel’s request, all documents, information and other materials obtained in connection with this Agreement and the Contemplated Transactions and all documents, information and other materials obtained in connection with Buyer’s investigation of the Business and Atmel UK from Atmel or its Affiliates, their respective employees, advisors, agents or representatives, including any copies of such documents, information or other materials made or supplied to Buyer and any materials derived by Buyer from such documents, information and other materials.
          (b) No Party hereto shall have any obligation or liability to the other Parties hereto, except that the Parties hereto shall remain bound by the provisions of this Section 17.2,

Section 12.11 and ARTICLE XVIII and by the provisions of the Confidentiality Agreement; provided, that nothing herein shall relieve a defaulting or breaching Party from any liability or damages arising out of its breach of any covenant or agreement in this Agreement.
ARTICLE XVIII
MISCELLANEOUS
     18.1 Expenses. All fees and expenses incurred in connection with the Contemplated Transactions shall be paid by the Party incurring such expenses, whether or not the Contemplated Transactions are consummated.
     18.2 Notices. All notices and other communications given or made pursuant hereto shall be in English and in writing and shall be deemed to have been duly given or made (a) as of the date delivered, if delivered personally, (b) on the date the delivering Party receives confirmation of receipt (including by electronic mail), if delivered by electronic mail, (c) three (3) Business Days after being mailed by registered or certified mail (postage prepaid, return receipt requested) or (d) one (1) Business Day after being sent by overnight courier (providing proof of delivery), to the Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 18.2):
          If to Atmel:
Atmel Corporation
2325 Orchard Parkway
San Jose, California 95131, USA
Attn: Nancy Yamaguchi
E-mail: nancy.yamaguchi@atmel.com
          With copies (which shall not constitute notice) to:
Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, NY 10004, USA
Attn: David L. Shaw
E-mail: david.shaw@friedfrank.com
          and
Fried, Frank, Harris, Shriver & Jacobson LLP
65-67, Avenue des Champs Elysées
75008, Paris, France
Attn: David Chijner
E-mail: david.chijner@friedfrank.com

          and
Wilson Sonsini Goodrich & Rosati
650 Page Mill Rd.
Palo Alto, CA 94304-1050, USA
Attn: Selwyn B. Goldberg
E-mail: sgoldberg@wsgr.com
          If to Buyer:
Inside Contactless S.A.
41 Parc Club du Golf
13856 Aix-en-Provence Cedex 3, France
Attn: Richard Vacher Detourniére
E-mail: rvacherdetourniere@insidefr.com
          With a copy (which shall not constitute notice) to:
Morgan Lewis & Bockius LLP
68, rue du Faubourg Saint-Honore
75008 Paris, France
Attn: Anne Tolila
E-mail: atolila@morganlewis.com
     18.3 Governing Law. This Agreement shall in all respects be governed by and construed in accordance with, and enforced under the Laws (excluding conflict of laws rules and principles) of the State of New York applicable to agreements made and to be performed entirely within such State, including all matters of construction, validity and performance.
     18.4 Entire Agreement. This Agreement, together with the Exhibits and Schedules hereto, the Buyer Disclosure Schedule, the Atmel Disclosure Schedule, the Ancillary Agreements and the Confidentiality Agreement, constitute the entire agreement of the Parties relating to the subject matter hereof and supersede all prior Contracts or agreements, whether oral or written.
     18.5 Severability. Should any provision of this Agreement or the application thereof to any Person or circumstance be held invalid or unenforceable to any extent: (a) such provision shall be ineffective to the extent, and only to the extent, of such unenforceability or prohibition and shall be enforced to the greatest extent permitted by Law, (b) such unenforceability or prohibition in any jurisdiction shall not invalidate or render unenforceable such provision as applied (i) to other Persons or circumstances or (ii) in any other jurisdiction, and (c) such unenforceability or prohibition shall not affect or invalidate any other provision of this Agreement.
     18.6 Amendment. Neither this Agreement nor any of the terms hereof may be terminated, amended, supplemented or modified orally, but only by an instrument in writing signed by Atmel and Buyer; provided, that the observance of any provision of this Agreement may be waived in writing by the Party that will lose the benefit of such provision as a result of such waiver.
     18.7 Effect of Waiver or Consent. No waiver or consent, express or implied, by any Party to or of any breach or default by any Party in the performance by such Party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such Party of the same or any other obligations of such Party hereunder. No single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce any right or power, shall preclude any other or further exercise thereof or the exercise of any other right or power. Failure on the part of a Party to complain of any act of any Party or to declare any Party in default, irrespective of how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder until the applicable statute of limitation period has run.
     18.8 Bulk Transfer Laws. Buyer hereby waives compliance by Atmel, the Selling Subsidiaries and their respective Affiliates with the provisions of any so-called “bulk transfer law” of any jurisdiction in connection with the sale of the Assets.
     18.9 Parties in Interest; Limitation on Rights of Others. The terms of this Agreement shall be binding upon, and inure to the benefit of, the Parties hereto and their respective legal representatives, successors and assigns. Nothing in this Agreement, whether express or implied, shall be construed to give any Person (other than the Parties hereto and their respective legal representatives, successors and assigns and as expressly provided herein) any legal or equitable right, remedy or claim under or in respect of this Agreement or any covenants, conditions or provisions contained herein, as a third party beneficiary or otherwise.
     18.10 Assignability. This Agreement shall not be assigned by any of the Parties without the prior written consent of the other Parties; provided, however, that solely for tax planning purposes, Buyer may assign this Agreement in whole, but not in part, to one of its wholly-owned Subsidiaries; provided further, however, that in connection with any assignment of this Agreement the assignor shall not be released from its obligations hereunder.
     18.11 Disclosure Schedules. No reference to or disclosure of any item or other matter in the Atmel Disclosure Schedule or the Buyer Disclosure Schedule shall be construed as an admission or indication that such item or other matter is material (nor shall it establish a standard of materiality for any purpose whatsoever) or that such item or other matter is required to be referred to or disclosed in the Atmel Disclosure Schedule or the Buyer Disclosure Schedule. The information set forth in the Atmel Disclosure Schedule and the Buyer Disclosure Schedule is disclosed solely for the purposes of this Agreement, and no information set forth therein shall be deemed to be an admission by any Party hereto to any third party of any matter whatsoever, including any violation of Law or breach of any Contract. The Atmel Disclosure Schedule and the Buyer Disclosure Schedule and the information and disclosures contained therein are intended only to qualify and limit the representations, warranties and covenants of Atmel, Atmel France and Buyer, respectively, contained in this Agreement. Nothing in the Atmel Disclosure Schedule or the Buyer Disclosure Schedule is intended to broaden the scope of any representation or warranty contained in this

Agreement or create any covenant. Matters reflected in the Atmel Disclosure Schedule and the Buyer Disclosure Schedule are not necessarily limited to matters required by the Agreement to be reflected in the Atmel Disclosure Schedule and the Buyer Disclosure Schedule, respectively. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature.
     18.12 Dispute Resolution and Venue.
          (a) In the event of any dispute, claim or controversy arising out of or in connection with this Agreement or the Ancillary Agreements, or related to any matter that is the subject of this Agreement or the Ancillary Agreements, or the breach, termination, enforcement, interpretation or validity hereof or thereof, the Party bringing such dispute shall provide a written notice to the other Party or Parties describing such dispute in reasonable detail (the “Dispute Notice”). The Parties hereto agree to use commercially reasonable efforts to resolve the matters described in the Dispute Notice for a period of no less than forty five (45) days following the date of the Dispute Notice. Following such forty five (45) day period, any such dispute, claim or controversy described in the Dispute Notice, including any request for specific performance, claim based on contract, tort, statute or constitution or the determination of the scope or applicability of this agreement to arbitrate, will be determined by arbitration in the Borough of Manhattan, New York, New York before one arbitrator mutually selected by the Parties pursuant to the Comprehensive Arbitration Rules and Procedures (the “JAMS Rules”) of the Judicial Arbitration and Mediation Services (“JAMS”) in effect at the time of such proceeding. The arbitration shall be administered by JAMS pursuant to the JAMS Rules as modified herein and shall be the sole remedy for any dispute, claim or controversy arising out of, in connection with or relating in any way to this Agreement or the Ancillary Agreements.
          (b) The arbitrator shall have the power to order hearings and meetings to be held in such place or places as he or she deems in the interests of reducing the total cost to the Parties of the arbitration. The arbitrator shall be knowledgeable and experienced in the governing law and shall have the right to appoint a technical advisor who is knowledgeable regarding the semiconductor industry. The arbitration proceedings shall be conducted in English.
          (c) The arbitrator shall have the power to grant interim measures of protection, including temporary injunctive relief during the arbitration, and order any remedy, including monetary damages, specific performance and all other forms of legal and equitable relief, except that the arbitrator will not have the power to order consequential damages, special damages, punitive damages or lost profit and other indirect damages; provided, however, that the arbitrator will have the power to order that consequential damages, special damages, punitive damages or lost profit and other indirect damages be awarded to Atmel in connection with any Loss incurred by any of the directors, officers or employees of Atmel as a result of the breach or violation by Buyer of its covenants and agreements contained in Section 12.5(a) and (c) of this Agreement. The arbitrator may hear and rule on dispositive motions as part of the arbitration proceeding (e.g., motions for summary disposition).

          (d) In accordance with the JAMS Rules, the arbitrator shall have the authority to decide what discovery to require or allow.
          (e) The award rendered by the arbitrator will be final and binding on the Parties. The Parties agree that a judgment based on the award rendered by the arbitrator shall be enforceable in accordance with the New York Convention in any court of competent jurisdiction.
          (f) The award rendered by the arbitrator may be entered into any court having jurisdiction, and application may be made to such court for judicial acceptance of the award and an order of enforcement, as the case may be. Such court proceeding will disclose only the minimum amount of information concerning the arbitration as is required to obtain such acceptance or order.
          (g) Pursuant to JAMS Rules, all communications and filings in the arbitration may be accomplished electronically, with paper copies sent on the same day by courier service, facsimile or post, to the address set forth in Section 18.2 above.
          (h) Except as required by Law, neither Party may disclose the existence, contents or results of an arbitration brought in accordance with this Agreement, or the evidence produced by its opposing Parties, or any analyses or summaries derived from such evidence.
          (i) Each Party hereby agrees that in connection with any such action process may be served in the same manner as notices may be delivered under Section 18.2 and irrevocably waives any defenses it may have to service in such manner.
          (j) Each Party hereby agrees that neither this Agreement nor any of the Ancillary Agreements preclude the Parties from seeking provisional remedies in aid of arbitration from or enforcement of the arbitrator’s decision in (i) the State Courts located in Borough of Manhattan, New York, New York; or (ii) the United States District Court for the Southern District of New York.
     18.13 No Other Duties. The only duties and obligations of the Parties under this Agreement are as specifically set forth in this Agreement, and no other duties or obligations shall be implied in fact, Law or equity, or under any principle of fiduciary obligation.
     18.14 Reliance on Counsel and Other Advisors. Each Party has consulted such legal, financial, tax, technical or other expert as it deems necessary or desirable before entering into this Agreement. Each Party represents and warrants that it has read, knows, understands and agrees with the terms and conditions of this Agreement.
     18.15 Remedies. All remedies, either under this Agreement or by Law or otherwise afforded to the Parties hereunder, shall be cumulative and not alternative, and any Person having any rights under any provision of this Agreement will be entitled to enforce such rights specifically, to recover damages by reason of any breach of this Agreement and to exercise all other rights granted by Law, equity or otherwise.

     18.16 Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement or the Investment Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the Parties agree that, in addition to any other remedies, each Party shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy. Each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy. Each Party further agrees that the only permitted objection that it may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of this Agreement.
     18.17 Counterparts. This Agreement may be executed by facsimile signatures and in any number of counterparts with the same effect as if all signatory Parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.
     18.18 Further Assurance. If at any time after the Closing any further action is necessary or desirable to fully effect the transactions contemplated by this Agreement or any other of the Ancillary Agreements, each of the Parties shall take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request.
(signature pages follow)

     IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be duly executed by its authorized representative and delivered in its name and on its behalf, as of the date of each of the signatures set forth below.

Date: May 2, 2010	INSIDE CONTACTLESS S.A.
	By:	/s/ Remy de Tonnac
Remy de Tonnac
Chief Executive Officer and Président du Directoire

(Signature page to Share and Asset Purchase and Sale Agreement)

Date: 25/6/10	ATMEL CORPORATION
	By:	/s/ Walt Lifsey
		Name:	Walt Lifsey
		Title:	Chief Operating Officer

Date: 25/6/10	ATMEL ROUSSET S.A.S. (solely for the purposes of Section 2.2)
	By:	/s/ Walt Lifsey
		Name:	Walt Lifsey
		Title:	Authorized Representative

(Signature page to Share and Asset Purchase and Sale Agreement)